  As filed with the Securities and Exchange Commission on July 27, 1999
                                                     Registration No. 333-10354
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM F-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                      PEACE ARCH ENTERTAINMENT GROUP INC.
                 (Formerly Vidatron Entertainment Group Inc.)
            (Exact name of Registrant as specified in its charter)
                               ---------------

    British Columbia, Canada                  7812E                        Not Applicable
  (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or
         organization)             Classification Code Number)         Identification Number)

                       Number 302, 1132 Hamilton Street
                            Vancouver, B.C. V6B 2S2
                                    Canada
                                (604) 681-9308
                          (604) 681-3299 (facsimile)
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                       National Registered Agents, Inc.
                       1090 Vermont Avenue, NW, Ste. 910
                            Washington, D.C. 20005
                                (202) 371-8090
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

             Margaret G. Graf, Esq.                            Dale E. Short, Esq.
           Brand Farrar & Buxbaum LLP                 Troy & Gould Professional Corporation
          515 S. Flower Street, #3500                   1801 Century Park East, 16th Floor
         Los Angeles, California 90071                        Los Angeles, CA 90067
           (213) 426-6222 (facsimile)                       (310) 789-1159 (facsimile)

                               ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 27, 1999



                            1,000,000 Class B Shares

  Peace Arch Entertainment Group Inc. is offering 1,000,000 Class B shares for sale in the U.S.

  Our Class B shares are currently listed on The Toronto Stock Exchange under the symbol "PAE.B." Effective July 14, 1999, every five of our common shares was reclassified and converted into one Class A share and one Class B share. Except for voting rights, and other rights with respect to conversion, dividends and issuer bids, the Class B shares and Class A shares are identical in all material respects. The Class A shares are entitled to ten votes per share and the Class B shares to one vote per share.

  We have applied to list the Class B shares on the American Stock Exchange under the symbol "PAE." There has been no trading market for the Class B shares in the U.S. prior to this offering. Before this offering, we will determine the initial public offering price of the Class B shares through consultation and negotiation with the representatives of the underwriters. We currently estimate that the initial public offering price of the Class B shares will range between $4.00 and $6.00 per share.

  Before investing in the Class B shares, you should carefully consider the risks described in the "Risk Factors" section beginning on page 7.

                                                      Per Share                Total
   Public offering price..........................
   Underwriting discount..........................
   Proceeds, before expenses, to Peace Arch.......

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters the right to purchase up to an additional 150,000 Class B shares at the initial public offering price, less the underwriting discount, to cover over-allotments.

The Seidler Companies Incorporated                         Josephthal & Co. Inc.

                  The date of this prospectus is       , 1999.

                 DESCRIPTION OF PROSPECTUS INSIDE FRONT COVER

     The inside front cover of the prospectus consists of a photo montage
(which covers approximately two-thirds of the page) of images from our television programming (in some cases, accompanied by the names of the program). Program materials include photos of talent and scenes from "First Wave", "So Weird", "Dead Man's Gun", "Electric Playground" and six of our other past productions.

                               PROSPECTUS SUMMARY

  This summary highlights important information about our business and this offering. Because it is a summary, it does not contain all the information you should consider before investing in the Class B shares. You should read the entire prospectus carefully. All references in this prospectus to "$" or "dollars" are to United States dollars unless otherwise indicated.

                      Peace Arch Entertainment Group Inc.

  We develop, produce and distribute high-quality, proprietary television programming for markets worldwide. We take ideas, storylines and other creative concepts developed by us or acquired from independent sources and convert those concepts into television programming. Our proprietary programming consists of a variety of episodic series, movies and documentaries, including "First Wave," a popular one-hour science fiction drama series produced in association with Pearson Television International Ltd., Francis Ford Coppola and Chris Brancato.

  Our revenues in fiscal 1996 were Cdn$5.7 million. Beginning in 1996, we began shifting our focus to production and distribution of proprietary programming. Our fiscal 1997 revenues were Cdn$23.6 million due to growth of this new business, and in fiscal 1998 revenues increased to Cdn$32.5 million over fiscal 1997 as a result of a 60% increase in revenues from proprietary programming over fiscal 1997. The production and distribution of proprietary programming represented approximately 86% of our revenues during fiscal 1998 and is anticipated to make the greatest contribution to our future growth. In fiscal 1998 we reported net earnings of Cdn$1.8 million, up from a net loss of Cdn$1.2 million for fiscal 1997. Our 1997 loss was made up of Cdn$1.4 of operating income and Cdn$2.6 million of one-time charges.

  Historically, we have distributed our programming outside North America through distributors such as Walt Disney Company, directly and through its Buena Vista Television subsidiary, Hallmark Entertainment Network, Metro-Goldwyn-Mayer and Pearson Television International Ltd. In North America, we sell our programming directly to major U.S. and Canadian broadcasters, including USA Networks, Showtime Networks, CHUM-City, CTV, CanWest Global and WIC Television.

  The proceeds of this offering will be used primarily to accelerate the expansion of our business through increased funding of the development, production and distribution of additional proprietary programming. Our aim is to create a brand image for each program or series we produce. Successful branding will allow us to generate greater revenues from television distribution and ancillary markets, such as clothing, toys, novelties, books, CDs, soundtracks and other audio products, electronic games, Internet applications and other merchandise. By retaining ownership rights to our programming, we add to our program library, which we believe has the potential to generate future revenues.

  We are based in Vancouver, British Columbia, the third largest film and television production center in North America after Los Angeles and New York. As a British Columbia-based producer, we currently benefit from a number of competitive advantages over producers outside of Canada, including favorable Canadian tax and other business incentives. Following this offering, we believe we will continue to qualify for these tax and business incentives.

  We are a vertically integrated company, with the in-house capacity to handle concept creation, script writing, production, post-production and almost all of the other aspects of the production and distribution process. We own our primary production and post-production facilities located in downtown Vancouver, which helps ensure that necessary facilities are available during periods of high demand such as Vancouver is currently experiencing.

  In addition to these proprietary activities, we provide production services for third parties on a contract basis. This programming includes television series, movies and commercials, music videos, training and industrial presentations. Our production services business acts as a training ground for our creative staff, fosters our relationships with key industry participants, provides us with an incubator for new skills and industry practices and keeps our facilities utilized during the hiatus periods in the production of our television series programming.

                               Recent Highlights

  First Wave. We recently made an advance sale to the USA Networks' SciFi Channel of 66 episodes of "First Wave," representing three years of regular programming. This will allow us to substantially increase our library and reflects a significant business opportunity for us. "First Wave" is broadcast in Canada on CHUM's Space: The Imagination Station, a Canadian cable network. In December 1998, CHUM's Space: The Imagination Station announced that "First Wave" was their highest rated series, ranking ahead of "The X-Files."

  Projects in Development. We currently are in an early stage of development of our proprietary one-hour drama, "Yaletown," and a half-hour situation comedy entitled "Acme Agency." Also, we recently purchased an option for the rights to the screenplay "Jetlag," on which Dave Thomas, known for his appearances in "Grace Under Fire," "SCTV" and "Strange Brew," will be executive producer. The project, a made-for-television movie, is designed as a pilot for a television series.

  So Weird. In April 1999, we began production services for the Disney Channel on a further 26-episode season of the half-hour children's series "So Weird." Henry Winkler ("Happy Days" and "MacGyver") serves as executive producer.

  Name Change. Effective July 14, 1999, we changed our name from Vidatron Entertainment Group Inc. to Peace Arch Entertainment Group Inc.

                                  The Offering

 Shares outstanding ..............  1,517,971 Class A shares
                                    1,517,971 Class B shares
 Shares offered...................  1,000,000 Class B shares
 Shares to be outstanding after
  this offering ..................  1,517,971 Class A shares
                                    2,517,971 Class B shares

                                    4,035,942 total shares
 Use of proceeds..................  We intend to use the net proceeds of this offering primarily for working capital and
                                    other general corporate purposes relating
                                    to the expansion of our business, including
                                    possible future acquisitions. A portion of
                                    the proceeds will be used to repay
                                    approximately Cdn$1.4 million of
                                    indebtedness, including approximately
                                    Cdn$0.2 million owed to our directors and
                                    officers. For further discussion of how we
                                    intend to use the proceeds of this
                                    offering, see "Use of Proceeds."

                Information Concerning Certain Financial Matters

  We prepare our financial statements in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These principles conform in all important respects with accounting principles generally accepted in the U.S. ("U.S. GAAP"), except as described in Note 19 of the Notes to Consolidated Financial Statements contained in this prospectus. We believe that our accounting policies are in accord with U.S. industry practices as set out in Financial Accounting Standards Board Statement No. 53.

  Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their option to acquire up to 150,000 Class B shares to cover over-allotments and that the representatives of underwriters will not exercise their warrants to acquire 100,000 Class B shares. In addition, unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding options or warrants. Giving effect to the share reclassification, we had options outstanding, as of April 30, 1999, to purchase 196,850 Class A shares and 196,850 Class B shares at a weighted average exercise price of Cdn$10.10 per share, and warrants outstanding, as of May 10, 1999, to purchase 50,000 Class A shares and 50,000 Class B shares at an exercise price of Cdn$6.25 per share. Finally, all information in this prospectus assumes no conversion of the Class A shares into Class B shares and that no fractional shares resulted from the conversion of our common shares into Class A shares and Class B shares.

  The following table sets forth certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). Such rates are set forth as U.S. dollars per Cdn$1.00. On July 23, 1999, the inverse of the Noon Buying Rate was Cdn$1.00 per US$0.6633.

                   Period
            -----------------------
             From            To                Average              High               Low
            -------        -------             -------             ------             ------
            8/31/93        8/31/94             0.7397              0.7740             0.7165
            8/31/94        8/31/95             0.7270              0.7471             0.6993
            8/31/95        8/31/96             0.7336              0.7517             0.7219
            8/31/96        8/31/97             0.7308              0.7525             0.7139
            8/31/97        8/31/98             0.6957              0.7293             0.6330
            8/31/98        2/28/99             0.6544              0.6728             0.6382

                      Summary Financial and Operating Data

  The following table summarizes financial data concerning our business prepared in accordance with Canadian GAAP. You should read the information below together with all the consolidated financial statements and other financial information in this prospectus.

  The financial data set forth below is reported in Canadian dollars. However for the convenience of the reader, the annual 1998 and the six-month 1999 statement of operations data also have been translated into U.S. dollars using the average exchange rate in effect for such periods, and the balance sheet data have been translated using the rates in effect as of August 31, 1998 and February 28, 1999. These translations are not necessarily representative of the amounts that would have been reported if we had historically reported our financial statements in U.S. dollars. In addition, the rates utilized are not necessarily indicative of the rates in effect at any other time.

               Summary Consolidated Financial and Operating Data
                     (in thousands, except per share data)

                                                                                  Six Months Ended
                                      Year Ended August 31,                         February 28,
                          ---------------------------------------------------  -------------------------
                           Cdn$     Cdn$    Cdn$     Cdn$     Cdn$      US$     Cdn$     Cdn$      US$
                           1994     1995    1996     1997     1998     1998     1998     1999     1999
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Statement of Operations
 Data:
Canadian GAAP
Revenue.................  $ 1,519  $4,012  $ 5,723  $23,584  $32,457  $22,580  $16,233  $30,252  $19,797
Expenses
 Amortization of
  programming...........      --      --       --    14,972   24,124   16,783   12,461   25,406   16,626
 Other costs of
  production and sales..    1,003   2,851    3,767    4,261    3,577    2,488    1,866    1,508      987
 Selling, general and
  administration
  expense...............    1,148   1,401    2,404    2,453    2,201    1,531      925    1,330      870
 Other..................      205     376      579      464      500      348      292      354      232
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Total expenses..........    2,356   4,628    6,750   22,150   30,402   21,150   15,544   28,598   18,715
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Net earnings (loss) from
 operations.............     (837)   (616)  (1,027)   1,434    2,055    1,430      689    1,654    1,082
Gain (loss) on sale of
 capital assets and
 other..................      --      --       --      (333)     --       --       --       --       --
Provision (against)
 limited partnership
 revenue interests......     (324)   (297)  (1,073)  (2,313)     --       --       --       --       --
Income taxes............      --      --       --       --      (297)    (206)     --      (645)    (422)
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Net earnings (loss).....  $(1,161) $ (913) $(2,100) $(1,212) $ 1,758  $ 1,224  $   689  $ 1,009  $   660
                          =======  ======  =======  =======  =======  =======  =======  =======  =======
Earnings (loss) per
 common share:(1)
 Basic..................  $ (2.00) $(1.05) $ (1.68) $ (0.65) $  0.68  $  0.48  $  0.28  $  0.33  $  0.23
 Diluted................      --      --       --       --   $  0.63  $  0.43  $  0.28  $  0.33  $  0.23
 Weighted average number
  of common shares......      579     892    1,247    1,860    2,603    2,603    2,504    3,026    3,026
 Diluted number of
  common shares.........      --      --       --       --     3,124    3,124    2,661    3,406    3,406

Other Operating Data:
EBITDA(2)...............     (560)   (223)    (465)   2,074    3,020    2,102    1,015    2,347    1,536
U.S. GAAP
Earnings (loss) per
 common share:(1)
 Basic..................  $ (2.00) $(1.05) $ (1.68) $ (0.80) $  0.23  $  0.16  $ (0.25) $  0.35  $  0.24
 Diluted................  $ (2.00) $(1.05) $ (1.68) $ (0.80) $  0.23  $  0.16  $ (0.25) $  0.35  $  0.24
 Weighted average number
  of common shares......      579     892    1,247    1,511    2,304    2,304    2,154    2,876    2,876
 Diluted number of
  common shares.........      579     892    1,247    1,511    2,304    2,304    2,154    2,882    2,882

                                              As of February 28, 1999
                                     -----------------------------------------
                                            Actual            As Adjusted
                                     -------------------- --------------------
Balance Sheet Data:
Cash and cash equivalents........... Cdn$   445 US$   296 Cdn$ 5,133 US$ 3,405
Tax credits receivable..............     13,213     8,787     13,213     8,787
Production costs in progress........      3,771     2,508      3,771     2,508
Investments in television
 programming, net...................      9,534     6,340      9,534     6,340
Property and equipment, net.........      9,565     6,361      9,565     6,361
Goodwill............................      2,479     1,649      2,479     1,649
Total assets........................     43,561    28,968     48,249    32,077

Debt financing(3)...................     17,461    11,612     16,061    10,683
Deferred revenue....................      2,947     1,960      2,947     1,960
Total liabilities...................     24,217    16,104     22,885    15,221
Shareholders' equity................     19,344    12,864     25,364    16,857

--------
  (1) Basic earnings per share are based on the weighted average number of shares outstanding during the period. Diluted per share information is not presented if it would disclose a smaller loss per share than the basic earnings per share. All share and per share data has been restated to give retroactive effect to the share reclassification and conversion.

  (2) EBITDA represents earnings before interest, taxes, provision against limited partnership revenue interests, depreciation and amortization. For purposes of EBITDA, amortization excludes amortization of programming. We have included EBITDA because we feel that some investors will find it useful for evaluating our business and this investment. However, EBITDA should not be considered as an alternative to net earnings, as determined in accordance with Canadian GAAP, as an indicator of our operating performance. In addition, it should not be considered as an alternative to cash flows from operations, as determined in accordance with Canadian GAAP, or as an indicator of our liquidity or available cash. To the extent that EBITDA does represent cash generated by operations, this cash may not be available for management's discretionary use, due to debt service requirements, requirements to invest in television programming, and uncertainties. EBITDA as presented, may not be comparable to similar computations presented by other companies.

  (3) Debt financing shown above includes both bank indebtedness and long-term debt.

  Included in operations for fiscal years ended after 1996 are the accounts of Sugar Entertainment Ltd., which was acquired on September 1, 1996. Years subsequent to fiscal 1996 may not be comparable with fiscal 1996 and prior years. Sugar Entertainment made up approximately 73% of revenues in 1997 and 86% in 1998.

  The adjusted balance sheet data shown above is adjusted to give effect to the sale of the Class B shares in this offering and the application of the net proceeds, using the Canada:U.S. dollar exchange rate at July 23, 1999, as if this offering occurred on February 28, 1999.

                                    About Us

  We were incorporated on October 22, 1986, under the laws of British Columbia, Canada, under the name Vidatron Enterprises Ltd. We changed our name to Vidatron Entertainment Group Inc. on February 5, 1997 and to Peace Arch Entertainment Group Inc. on July 14, 1999. Our head office is located at #302, 1132 Hamilton Street, Vancouver, B.C. V6B 2S2 Canada. Our telephone number is
(604) 681-9308, and our facsimile number is (604) 681-3299. We maintain a website at www.vidatron.com. Information available on our website is not part of this prospectus.

  We intend to furnish to our shareholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

  "Vidatron" is our trademark. In addition, we intend to register the "Peace Arch" mark in the U.S. and Canada. All other trademarks or tradenames referred to in this prospectus are the property of others. We do not own or have any rights to these marks.

                                  RISK FACTORS

  An investment in our Class B shares involves a high degree of risk. Please carefully consider the following risk factors before deciding whether to invest in the Class B shares. If one or more of these risks actually materialize, our business and the trading price of our Class B shares would likely suffer and you could lose all or part of the money you invested in the Class B shares.

Risks Relating To Our Company

Because We Have a Limited Operating History in Television Programming Our Future Operating Results Are Difficult to Predict.

  Our business has been focused on television programming only since September 1996, when we acquired Sugar Entertainment Ltd. This limited operating history in proprietary television programming makes future operating results more difficult to predict. For example, our 66-episode order for "First Wave" will be complete in February 2001. There can be no assurance that this series will be renewed beyond the current 66-episode order. Our immediate prospects for future growth depend on our ability to identify, develop and acquire the rights to ideas, storylines and other creative concepts suitable to be produced and distributed as television programming. There can be no assurance that we will be able to grow.

Because We Have Grown Rapidly, We May Not Be Successful in Managing Our Growth.

  Since 1996, our revenues have grown from Cdn$5.7 million to Cdn$32.5 million. This rapid growth has placed increasing demands on our managerial and financial resources, and will continue to do so as we pursue our expansion strategy. As we grow, we will need to hire additional creative and managerial personnel. We cannot assure you that we will be able to attract and hire such personnel, or that we will continue to manage our growth effectively or that we will be successful in expanding our business.

If We No Longer Qualify For or Canada Eliminates or Amends Government Incentive Programming, Our Results of Operations and Financial Condition Will Be Adversely Affected.

  We currently finance a significant portion of our production budgets through Canadian government agencies and incentive programs, including federal and provincial tax credits, as well as through similar international arrangements in the case of our international co-productions. These tax credits combined represent approximately 19% of our production budgets. We will continue to qualify for these tax credits if, among other things, Canadians beneficially own or control a majority of the voting rights of Peace Arch. Upon completion of the offering, approximately 63% of the voting power of our outstanding shares will be held of record by Canadians. However, because we have no way of confirming the actual beneficial ownership of our shares, it is possible that non-Canadians could acquire and beneficially own a majority of our voting rights. If Canadians fail to beneficially own or control a majority of our voting rights at any time, we could lose such tax incentives and the costs of our productions would increase substantially.

  Canadian law requires Canadian conventional, specialty, pay and pay-per-view television services to devote a certain amount of their programming schedules, including prime time, to Canadian productions. If we fail to qualify as a Canadian producer, it would be more difficult to obtain time slots in Canada for our programming, a "slot" being a broadcast time period for a program. We believe we will continue to qualify as a Canadian producer for this purpose as long as, among other things, Canadians beneficially own or control a majority of our voting rights.

  These incentive programs, including federal and provincial tax credit programs, may be amended or eliminated in the future, which could result in a material increase in the effective cost of our productions. The loss or elimination of these tax and business incentives would have a material adverse effect on our results of operations and financial condition. For a more detailed description of Canadian federal and provincial incentive programs, see "Business--Regulatory Considerations."

Because We Depend on a Limited Number of Entities for Much of Our Product Distribution, the Loss of Any One Customer Could Cause a Material Decrease in Our Revenues.

  In fiscal 1998, we derived 85% of our revenues from five customers, including four customers, Showtime Networks, Pearson Television International Ltd., Buena Vista Television and MGM Worldwide Television, who each accounted for 10% or more of our revenues. We expect that a significant amount of our revenues will continue to be derived from a relatively small number of customers. The loss of any of these customers could have a material adverse impact on our results of operations and financial condition.

If the Exchange Rate of U.S. Dollars For Canadian Dollars Decreases, Our Results of Operations May Be Adversely Affected.

  Our costs are generally paid in Canadian currency while our revenues are customarily paid in U.S. currency. Therefore, our revenues and operating results may be affected by fluctuations in the exchange rate of U.S. dollars. Currency exchange rates are determined by market factors beyond our control and may vary substantially during the course of a production period. If the Canadian dollar were to strengthen in relation to the U.S. dollar, our effective costs would rise in relation to our revenues, adversely affecting our profitability.

Since We Have Changed Our Name, We May Lose Recognition in Our Industry and Increase the Difficulty of Protecting Our Intellectual Property.

  On July 14, 1999, we changed our name from Vidatron Entertainment Group Inc. to Peace Arch Entertainment Group Inc. Our name change may impair our recognition in the industry and may make it more difficult to protect our intellectual property rights.

If We Lose Key Personnel We May Not Be Able to Successfully Operate Our
Business.

  Our success depends to a significant degree upon the services of certain key personnel, particularly Timothy Gamble, our President, W.D. Cameron White, our Chief Executive Officer and Larry Sugar, President of our subsidiary, Sugar Entertainment Ltd. Because we are a relatively small company, these members of management are involved in many aspects of the production process and virtually all significant decisions are made or significantly influenced by these individuals. The loss of the services of any one or more of our key personnel could have a material adverse effect on our business. Although we intend to obtain and maintain "key man" life insurance coverage with respect to these personnel, there is no assurance that the proceeds would be sufficient to compensate fully for the loss of the services of any of these individuals if they were to die.

Since Our Business is Seasonal, Our Quarterly Operating Results Are Likely to Fluctuate Materially From Period-to-Period.

  Our results of operations for any period depend on the number of television programs we deliver in the period. Consequently, our operating results may fluctuate materially from period-to-period, and the results of any one period may not necessarily indicate results for future periods. Cash flows also may fluctuate and may not correspond closely with revenue recognition. As a result, our quarterly results of operations in any particular period may not meet the expectations of persons considering an investment in or seeking to sell our shares, which could cause the price of the Class B shares to decline or fluctuate materially.

Since Protection of Our Intellectual Property Is Limited, Unauthorized Parties May Copy Our Productions Which Could Decrease Our Ability to Fully Exploit Our Productions.

  We attempt to retain and protect all proprietary and intellectual property rights to our productions through international copyright laws and licensing and distribution agreements with reputable international companies for specified territories and media channels for limited duration periods. Despite these precautions, existing copyright laws afford only limited practical protection in some jurisdictions and, in fact, our programming is sold in some jurisdictions in which there is no system or assurance of copyright protection. As a result, unauthorized parties may copy and distribute our productions or portions or applications of our programming, inhibiting our ability to fully exploit our programming. In addition, other companies may independently develop and produce programming which is similar to, or imitates, our programming but which legally circumvents our intellectual property rights.

If We or Third Parties With Which We Do Business Suffer Equipment Failure At the Year 2000, Our Business Could Be Disrupted.

  Many existing computer programs and other systems in use today were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the Year 2000. The Year 2000 issue is a broad business issue, the impact of which extends beyond traditional computer hardware and software, to possible failure of other systems and instrumentation, including equipment used by us and by third parties with which we do business. Either we or third parties with which we do business may suffer a Year 2000 business disruption that may adversely affect our business.

Risks Relating to Our Industry

If Some or All of Our Television Projects Are Not Accepted by the Public, We May Not Recoup Our Costs or Realize the Profits We Anticipate.

  The television industry involves inherent risks, since revenues derived from the production and distribution of a television program depend primarily upon acceptance by the public, which is difficult to predict. The audience of a television program responds not only to the artistic components of the program, but also to the reviews by critics, promotion by the distributor, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public tastes generally and other intangible factors, all of which can change rapidly. Further, the audience ratings for a television series is generally a key factor in generating revenues from other distribution channels, such as syndication and from ancillary opportunities. Therefore, some or all of our television projects may not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

Because There Are a Limited Number of Prime Time Slots for Television Programming, We May Not Be Able to Increase Our Penetration of the Prime Time Television Market.

  As one means of expanding our television production business, we intend to increase our penetration of the prime time North American television market. There are a limited number of prime time slots, even though the total number of outlets for television programming has increased over the last decade. We compete for time slots with national networks and a variety of independent companies which produce television programming and cannot assure you that we will be able to increase our penetration of the prime time television market.

If Budget Overruns and Other Production Risks Occur, We May Not Be Able to Recoup the Additional Costs.

  Actual production costs for our programming may exceed budget, sometimes significantly. Risks, such as labor disputes, death or disability of a star performer, technology changes relating to special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings, or adverse weather conditions, may cause cost overruns or delay or prevent completion of a production. If there are substantial budget overruns, we may have to seek additional financing to complete production of a television program. Financing, on terms acceptable to us, may not be available. In addition, if there are substantial budget overruns, we may not recoup the additional costs, which could have a material adverse impact on our results of operations and financial condition.

Because the Market in Which We Operate Is Highly Competitive, We May Not Be Successful in Acquiring Storylines, Attracting Personnel Necessary to Expand Our Business or Selling Our Programming.

  We derive a large portion of our revenues from producing and distributing television programming and intend to expand this part of our business. The business of producing and distributing television programming is highly competitive. We face intense competition with other producers and distributors, many of whom are substantially larger and have greater financial resources than we have. We compete with other television and motion picture production companies for ideas and storylines created by third parties, as well as for actors, directors and other personnel required for a production.

If Our Accounting Practices Result in a Change in the Rate of Amortization or Write-Downs, Our Results of Operations Could Be Adversely Affected.

  In accordance with generally accepted accounting principles and industry practice, we amortize filmed entertainment and television programming costs using the individual film forecast method. Under this method, costs for each television program are amortized in the ratio that revenues earned in the current period for such title bears to our estimate of the total revenues to be realized from all media and markets for such title. We regularly review and, when necessary, revise our total revenue estimates on a title-by-title and contract-by-contract basis, which may result in a change in the rate of amortization or a write-down of the programming asset to net realizable value. Any changes or write-downs could adversely affect our results of operations.

Risks Relating to this Offering

Because We Have Significant Discretion in the Use of Funds from this Offering, the Proceeds May Be Used For Projects Not Yet Identified and Which Might Not Improve Our Results of Operations.

  We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes relating to increased development, acquisition, licensing and distribution of our television programming and our exploitation of ancillary rights. In addition, we may use a portion of the net proceeds to acquire businesses, libraries and other assets we believe are complementary to our current businesses or that further our strategic goals. As a result, a significant portion of the net proceeds will be available for projects that are not yet identified, and our management will have broad discretion with respect to the application of such proceeds. There can be no assurance that the projects for which the net proceeds are used will be successful or will improve our results of operations.

Because There Is a Limited Trading Market in Our Stock, You May Not Be Able to Sell the Class B Shares or May Only Be Able to Sell Them For Less Than the Initial Public Offering Price.

  Prior to this offering, there will be no trading market for the Class B shares in the U.S. Although we have applied to list the Class B shares on the American Stock Exchange, there can be no assurance that an active trading market will develop or be maintained in the U.S. or that the Class B shares will trade in the public market after this offering at or above the initial public offering price in this offering. Therefore, you may not be able to sell the Class B shares or may only be able to sell them for less than the initial public offering price. There also can be no assurance that an active trading market for the Class B shares will develop or be maintained in Canada on The Toronto Stock Exchange.

Since We Are a Canadian Corporation, It May Be Difficult to Sue Us or to Enforce a Judgment Against Us.

  We are a Canadian corporation with our principal place of business in Vancouver, British Columbia. Substantially all of our directors and executive officers and some of the experts named in this prospectus are not residents of the U.S. and virtually all of the assets of these persons and substantially all of our assets are located outside the U.S. As a result, it may not be possible for you to serve summons and complaints within the

U.S. upon these persons or upon us. Similarly, it may not be possible to enforce in U.S. courts, against such persons or against us, judgments of U.S. courts based upon civil liability provisions of the U.S. federal or state securities laws. In addition, it may be difficult in Canadian courts for you, in original suits or in suits for the enforcement of judgments of U.S. courts, to enforce civil liabilities based upon U.S. federal or state securities laws against us or our directors or executive officers, or our experts. We have appointed National Registered Agents, Inc. of Washington, D.C., to act as agent for service of process in any action in any U.S. federal or state court brought against us under the securities laws of the U.S. arising out of this offering or any purchase or sale of securities in connection with this offering.

Sales of Shares Following this Offering Could Adversely Affect the Market Price of the Class B Shares

  Upon completion of this offering, we will have outstanding approximately 1,517,971 Class A shares and 2,517,971 Class B shares. The 1,000,000 Class B shares being offered under this prospectus will be freely tradeable.

  The remaining outstanding shares have not been registered under the Securities Act and therefore will be treated as "restricted securities" and may be publicly sold into the U.S. only if registered or if the sale is made in accordance with an exemption from registration, such as Rule 144 or Regulation S promulgated under U.S. federal securities laws. Under these exemptions, however, substantially all of the other 1,517,971 Class B shares held by persons other than those held by "affiliates," as well as the 1,517,971 Class B shares issuable to such persons upon conversion of Class A shares, generally will be eligible for resale in the U.S. without registration. This may adversely affect the market price of the Class B shares and could affect the amount of trading of such shares on the American Stock Exchange, particularly if the trading price on the American Stock Exchange were to be higher than the trading price on The Toronto Stock Exchange at any particular time.

  Our officers, directors and some of our shareholders are expected to agree with the underwriters not to sell any of our securities for a period of six months from the date of this prospectus. The number of shares to be subject to this restriction is approximately 558,375 Class A shares and 558,375 Class B shares.

  As of April 30, 1999, and giving retroactive effect to the share reclassification, options to purchase a total of 196,850 Class A shares and 196,850 Class B shares and warrants to purchase an aggregate of 50,000 Class A shares and 50,000 Class B shares were outstanding.

  Sales of a significant number of such shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class B shares and could impair our future ability to raise capital through an offering of equity securities, which in turn could adversely affect our business or results of operations. For a more detailed description, see "Shares Eligible for Future Sale."

Because the Holders of Class A Shares Will Have Disproportionate Voting Control of Peace Arch, the Market Price of the Class B Shares May Be Adversely Affected and Investors May Be Discouraged From Attempting to Acquire Us.

  The Class B shares have the right to only one vote per share compared to ten votes per share possessed by the Class A shares, placing disproportionate voting control of Peace Arch in the hands of the holders of Class A shares. The effect of the allocation of voting control may be to limit the price that investors will pay in the future for Class B shares, or to prevent or delay a merger, takeover or other change in control and thus discourage attempts to acquire us. A merger, takeover or other change in control might be in the best interests of shareholders since any of these might cause the market price of our shares to rise or a substantial premium to be payable to shareholders. In addition, if an acquiror domiciled outside of British Columbia or Canada sought to acquire us, the potential acquiror could be deterred by the prospect that the Canadian and British Columbia tax credits would be eliminated if, after the transaction, we were no longer controlled by Canadians.

If We Issue Preference Shares, Your Rights May Be Adversely Affected.

  We are authorized to issue up to 25,000,000 preference shares. Our articles authorize our board to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of any preference shares may adversely affect the rights of holders of the Class B shares. Our ability to issue preference shares gives us flexibility concerning possible acquisitions and financings, but it could make it more difficult for a third party to acquire a majority of our outstanding voting shares.

Our Stock Price May Be Volatile and You May Be Unable to Resell Your Shares at or Above the Initial Public Offering Price.

  In recent years and months, the U.S. stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performances of specific companies, have had a substantial effect on the market price of stocks, particularly stocks of companies such as ours in the "small cap" category. It is also possible that our operating results will not meet the expectations of our public market analysts, which could have an adverse effect on the trading price of the Class B shares. Accordingly, the market price for the Class B shares may fluctuate substantially. There also is no assurance that the market price for the Class B shares will ever exceed the initial public offering price.

If We Become Subject to Penny Stock Rules, the Market Liquidity for the Class B Shares Could Be Adversely Affected.

  The Securities and Exchange Commission's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Class B shares if they are listed on the American Stock Exchange and we provide certain price and volume information on a current and continuing basis, or meet required minimum net tangible assets or average revenue criteria. We cannot assure you that the Class B shares will qualify for exemption from these restrictions. If the Class B shares were subject to the penny stock rules, the market liquidity for the Class B shares could be adversely affected.

               Special Note Regarding Forward Looking Statements

  We intend some statements in this prospectus, including statements set forth under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus, regarding, among other things, our plans to grow, future financial position, business strategies, budgets, projected costs and plans and objectives of management for future operations, to be "forward-looking statements." Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "intend," "estimate," "anticipate," or "believe," or the negative thereof, or variations thereon or similar terminology. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Forward-looking statements involve unknown and uncertain risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

  Unless otherwise indicated, references to outstanding shares and per share amounts throughout this prospectus reflect our previous share capital consolidations and the share reclassification and conversion effective July 14, 1999.

                                USE OF PROCEEDS

  The net proceeds of the offering are estimated to be $4,038,000 (based upon an assumed public offering price of $5.00 per share and after deducting the estimated underwriting discount, non-accountable expense allowance and other offering expenses). Based on the Noon Buying Rate on July 23, 1999 of Cdn$1.00 per US$0.6633, the net proceeds are estimated to be Cdn$6,088,000. If the underwriters' over-allotment is exercised in full, the net proceeds of the offering are estimated to be $4,730,000 (Cdn$7,131,000).

  We have allocated approximately $3.1 million (Cdn$4.7 million) of the net proceeds to working capital and other general corporate purposes to accelerate the expansion of our business primarily by expanding our proprietary programming. These uses include the following:

  . Expanding our proprietary programming by optioning literary properties, engaging writers, directors, cast and crew, carrying out production and post-production and exploiting worldwide distribution rights. We have currently allocated approximately $2.6 million of the net proceeds for these uses.

  . Opening and staffing an office in Los Angeles to source and market our programming in the U.S., for which we have currently allocated $0.3 million per year for the first two years.

  . Seeking acquisitions to add complementary assets, personnel and distribution channels.

  We also plan to use a portion of the net proceeds to repay approximately $0.9 million (Cdn$1.4 million) principal amount of indebtedness, of which $0.3 million (Cdn$0.5 million) relates to debentures originally convertible into common shares at $12.60 (Cdn$19.00) per share and bearing interest at 12% per annum. The original maturity date of the debentures was March 31, 1999, which date has been extended by agreement with the holders to July 31, 1999. An aggregate of Cdn$0.2 million (US$132,660) principal amount relates to the debentures due to our officers. Cdn$0.6 million (US$397,980) relates to a debenture, dated November 5, 1998 and maturing in November 2000, due to Working Opportunity Fund (EVCC) Ltd. The balance of Cdn$0.3 million (US$0.2 million) relates to a loan bearing interest at 12% per annum due March 1, 1999, which has been extended to July 31, 1999. This loan is personally guaranteed by two of our officers. The proceeds have been used for working capital expenditures as needed.

  Prior to the application of net proceeds, we will invest them in short-term, investment grade securities.

  Although we intend to use the proceeds of the offering as described above, our actual use may differ. We presently have no agreements or commitments for any acquisitions.

                        DETERMINATION OF OFFERING PRICE

  Although our Class A shares and Class B shares have been listed on The Toronto Stock Exchange prior to this offering, trading in our shares has been limited and sporadic. There has been no trading market for the Class B shares in the U.S. prior to this offering.

  We and the representatives of the underwriters believe that the limited trading that has occurred in our Class A shares and Class B shares does not represent an active market and that prices for our shares on The Toronto Stock Exchange do not reflect the prices at which the shares would trade if an established and active trading market existed. Accordingly, we will determine the initial public offering price of the Class B shares in this offering through consultation and negotiation with the representatives of the underwriters. Among the factors to be considered in these negotiations are prevailing market and economic conditions, our recent historical results of operations, estimates of our future business prospects and earnings potential, the present state of our business operations, an assessment of our management, the number of Class B shares being offered and the total number of Class A shares and Class B shares to be outstanding upon completion of this offering, the price that purchasers might be expected to pay for the Class B shares given the nature of Peace Arch and the general condition of the securities markets at the time of the offering, the consideration of these factors in relation to the market valuation of comparable companies in related businesses or whose operations are similar to ours, and the current condition of the markets in which we operate.

  There can be no assurance that an active trading market will develop for the Class B shares after this offering, or that the Class B shares will trade in the public market subsequent to this offering at or above the initial public offering price in this offering.

                                    DILUTION

  Our net tangible book value as of February 28, 1999 was $11.2 million, or $3.71 per share based on the inverse of the Noon Buying Rate of Cdn$1.00 per US$0.6650 in effect on that date. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 3,025,942 shares, which is the number of shares outstanding on February 28, 1999 after giving effect to every five common shares having been reclassified and converted into one Class A share and one Class B share. After giving effect to the receipt of the net proceeds from the sale of Class B shares in this offering, based upon an assumed public offering price of $5.00 per share and after deducting the estimated underwriting discount, non-accountable expense allowance and other offering expenses, and without taking into account any change in assets or liabilities since February 28, 1999, our pro forma net tangible book value as at February 28, 1999, would have been approximately $15.3 million, or $3.79 per Class B share. This represents an immediate increase in pro forma net tangible book value of $0.08 per share to existing shareholders and an immediate dilution of $1.21 per share to new investors purchasing Class B shares in this offering. The following table illustrates the dilution for each Class B share:

   Assumed initial public offering price per share..................       $5.00
     Net tangible book value per share as of February 28, 1999...... $3.71
     Increase per share attributable to new investors............... $0.08
                                                                     -----
   Pro forma net tangible book value per share after offering.......       $3.79
                                                                           -----
   Dilution per share to new investors..............................       $1.21
                                                                           =====

                                 CAPITALIZATION

  The following table sets forth our consolidated capitalization as of February 28, 1999 on an actual and as adjusted basis. The as adjusted capitalization gives effect to the sale of the Class B shares in this offering and our application of the net proceeds (at an assumed initial public offering price of $5.00 per share and after deducting the estimated underwriting discount, non-accountable expense allowance and other offering expenses). This table should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus.

                                                          February 28, 1999
                                                         --------------------
                                                         Actual   As Adjusted
                                                         -------  -----------
                                                          (Canadian dollars
                                                            in thousands)
Bank indebtedness....................................... $ 9,357    $ 9,357
Long-term debt, including current portion...............   8,104      6,704
                                                         -------    -------
                                                          17,461     16,061
Shareholders' Equity:
  Class B shares, 100,000,000 authorized, 1,512,971
   outstanding, actual; 100,000,000 authorized,
   2,512,971 outstanding, as adjusted...................  13,322     19,410
  Class A shares, 100,000,000 authorized, 1,512,971
   outstanding, actual and as adjusted..................  13,322     13,322
  Preference shares, 25,000,000 authorized, none
   outstanding..........................................     --         --
  Other paid-in capital.................................     136        136
  Deficit...............................................  (7,436)    (7,504)(1)
                                                         -------    -------
    Total shareholders' equity..........................  19,344     25,364
                                                         -------    -------
    Total capitalization................................ $36,805    $41,425
                                                         =======    =======

--------
(1) Includes Cdn$68,000 adjustment resulting from the use of proceeds of the offering to repay debentures.

  The table assumes no exercise of options, outstanding as of April 30, 1999, to purchase 196,850 Class A shares and 196,850 Class B shares at a weighted average exercise price of Cdn$10.10 per share.

  The table also assumes no exercise of warrants, outstanding, as of May 10, 1999, to purchase 50,000 Class A shares and 50,000 Class B shares at an exercise price of Cdn$6.25 per share.

  The table also excludes the possible issuance of 150,000 Class B shares pursuant to the underwriters' over-allotment option and 100,000 Class B shares upon exercise of the representatives' warrants.

                PRICE RANGE AND TRADING VOLUME OF COMMON SHARES

  The following table sets out the market price range and trading volume of our common shares which traded on the Vancouver Stock Exchange and The Toronto Stock Exchange (the "TSE") for the periods indicated. Until July 19, 1999, our common shares traded on the TSE under the symbol "VE." Effective July 19, 1999, our Class A shares and Class B shares began trading on the TSE under the symbols "PAE.A" and "PAE.B", respectively, at which time our common shares were delisted.

  The information contained in this table has been restated to reflect our previous share capital consolidations and the share conversion consummated prior to the completion of this offering. The information has not been adjusted to reflect the reclassification of our common shares into Class B shares and Class A shares under the assumption that these classes of shares would trade in substantially the same manner as our common shares. We have applied to list the Class B shares on the American Stock Exchange under the symbol "PAE." There will be no trading market for the Class B shares in the U.S. prior to this offering. For the convenience of the reader, the share prices in the table below have been translated into U.S. dollars where indicated, at the inverse of the noon buying rate in effect on May 7, 1999 of Cdn$1.00 per US$0.6856.

                                          Average
                                       Daily Trading  Cdn$   Cdn$   US$    US$
                                          Volume      High   Low    High   Low
                                       ------------- ------ ------ ------ -----
   Vancouver Stock Exchange:
   Fiscal year ended August 31, 1997:
     First Quarter...................      2,710     $15.00 $14.00 $10.28 $9.60
     Second Quarter..................      5,026      18.40  16.80  12.62 11.52
     Third Quarter...................      2,894      14.05  13.45   9.63  9.22
     Fourth Quarter..................      1,858      12.45  11.85   8.54  8.12
   Fiscal year ended August 31, 1998:
     First Quarter...................      5,664       8.60   8.13   5.90  5.57

   The Toronto Stock Exchange:
   Fiscal year ended August 31, 1998:
     Second Quarter..................      3,466       8.05   7.83   5.52  5.37
     Third Quarter...................      7,330      10.38   9.95   7.12  6.82
     Fourth Quarter..................      3,982       9.40   8.93   6.44  6.12
   Fiscal year ending August 31,
    1999:
     First Quarter...................      3,695       5.93   5.63   4.07  3.86
     Second Quarter..................      4,780       8.10   7.68   5.55  5.27
     Third Quarter (includes up to
      May 10, 1999)..................      3,300       8.38   8.05   5.75  5.52

  On June 23, 1999, the last reported sale price of our common shares was Cdn$10.57, or US$7.17, based on the inverse of the Noon Buying Rate at June 23, 1999 of Cdn$1.00 per US$0.6793.

  On July 23, 1999, the last reported sale price of our Class B shares was Cdn$8.75, or US$5.80, based on the inverse of the Noon Buying Rate at July 23, 1999 of Cdn$1.00 per US$0.6633.

  On May 26, 1999 we had 235 registered shareholders and 3,025,942 shares outstanding. Of these shareholders, 150 were U.S. residents, owning 999,696 shares representing approximately 33% of the outstanding shares.

                                DIVIDEND POLICY

  Since our incorporation, we have not paid any dividends on our shares. We do not currently plan to pay dividends, but intend instead to reinvest any earnings to the expansion of our business. Under the terms of outstanding debenture held by Working Opportunity Fund (EVCC) Ltd. ("WOF"), we may not declare or pay any dividend or purchase, redeem or acquire any shares, options or warrants, or issue any bonuses to our shareholders without the prior approval of WOF. This debenture will be repaid from the net proceeds of this offering.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The consolidated statement of operations and deficit presented below for each of the years in the three-year period ended August 31, 1998 and the consolidated balance sheet data as of August 31, 1997 and 1998, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations and deficit for each of the years in the two-year period ended August 31, 1995 and the consolidated balance sheet data as of August 31, 1996, are derived from our audited financial statements which are not included or incorporated by reference herein. The consolidated financial data as of and for the six-month periods ended February 28, 1998 and 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments, consisting solely of normal, recurring adjustments, necessary for a fair presentation of such data. The results for the six-month period ended February 28, 1999 are not necessarily indicative of the results to be expected for the full 1999 fiscal year. This information should be read together with the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Each of the financial statements from which the selected consolidated financial data and operating data is derived was prepared in accordance with Canadian GAAP.

  The selected consolidated financial and operating data set forth below is reported in Canadian dollars. However, for the convenience of the reader, the annual 1998 and the six-month 1999 Canadian dollar statement of operations and deficit have been translated into U.S. dollars using the average exchange rate in effect for such periods, and the Canadian dollar balance sheet data have been translated using the rates in effect as of August 31, 1998 and February 28, 1999. These translations are not necessarily representative of the amounts that would have been reported if we had historically reported our financial statements in U.S. dollars. In addition, the rates utilized are not necessarily indicative of the rates in effect at any other time.

               Selected Consolidated Financial and Operating Data
                     (in thousands, except per share data)

                                                                                  Six Months Ended
                                      Year Ended August 31,                         February 28,
                          ---------------------------------------------------  -------------------------
                           Cdn$     Cdn$    Cdn$     Cdn$     Cdn$      US$     Cdn$     Cdn$      US$
                           1994     1995    1996     1997     1998     1998     1998     1999     1999
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Statement of Operations
 Data:
Canadian GAAP
Revenue.................  $ 1,519  $4,012  $ 5,723  $23,584  $32,457  $22,580  $16,233  $30,252  $19,797
Expenses
 Amortization of
  programming...........      --      --       --    14,972   24,124   16,783   12,461   25,406   16,626
 Other costs of
  production and sales..    1,003   2,851    3,767    4,261    3,577    2,488    1,866    1,508      987
 Selling, general and
  administration
  expense...............    1,148   1,401    2,404    2,453    2,201    1,531      925    1,330      870
 Other..................      205     376      579      464      500      348      292      354      232
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Total expenses..........    2,356   4,628    6,750   22,150   30,402   21,150   15,544   28,598   18,715
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Net earnings (loss) from
 operations.............     (837)   (616)  (1,027)   1,434    2,055    1,430      689    1,654    1,082
Gain (loss) on sale of
 capital assets and
 other..................      --      --       --      (333)     --       --       --       --       --
Provision (against)
 limited partnership
 revenue interests......     (324)   (297)  (1,073)  (2,313)     --       --       --       --       --
Income taxes............      --      --       --       --      (297)    (206)     --      (645)    (422)
                          -------  ------  -------  -------  -------  -------  -------  -------  -------
Net earnings (loss).....  $(1,161) $ (913) $(2,100) $(1,212) $ 1,758  $ 1,224  $   689  $ 1,009  $   660
                          =======  ======  =======  =======  =======  =======  =======  =======  =======
Earnings (loss) per
 common share:(1)
 Basic..................  $ (2.00) $(1.05) $ (1.68) $ (0.65) $  0.68  $  0.48  $  0.28  $  0.33  $  0.23
 Diluted................      --      --       --       --   $  0.63  $  0.43  $  0.28  $  0.33  $  0.23
 Weighted average number
  of common shares......      579     892    1,247    1,860    2,603    2,603    2,504    3,026    3,026
 Diluted number of
  common shares.........      --      --       --       --     3,124    3,124    2,661    3,406    3,406
Other Operating Data:
EBITDA(2)...............     (560)   (223)    (465)   2,074    3,020    2,102    1,015    2,347    1,536
Cash flows provided by
 (used in):
 Operating activities...     (305) (1,189)    (515)  13,442   21,473   14,939   12,137   20,904   13,680
 Investing activities...     (294)    (95)  (1,126) (16,939) (28,331) (19,710) (13,694) (29,565) (19,347)
 Financing activities...      552   1,309    1,695    5,118    6,990    4,863      190    7,230    4,731
U.S. GAAP(3)
Earnings (loss) per
 common share:(1)
 Basic..................  $ (2.00) $(1.05) $ (1.68) $ (0.80) $  0.23  $  0.16  $ (0.25) $  0.35  $  0.24
 Diluted................  $ (2.00) $(1.05) $ (1.68) $ (0.80) $  0.23  $  0.16  $ (0.25) $  0.35  $  0.24
 Weighted average number
  of common shares......      579     892    1,247    1,511    2,304    2,304    2,154    2,876    2,876
 Diluted number of
  common shares.........      579     892    1,247    1,511    2,304    2,304    2,154    2,882    2,882

                                                                            As of
                                        As of August 31,                February 28,
                          -------------------------------------------- ---------------
                           Cdn$   Cdn$   Cdn$   Cdn$    Cdn$     US$    Cdn$     US$
                           1994   1995   1996   1997    1998    1998    1999    1999
                          ------ ------ ------ ------- ------- ------- ------- -------
Balance Sheet Data:
Cash and marketable
 securities.............  $   42 $   70 $  123 $ 1,744 $ 1,876 $ 1,207 $   445 $   296
Tax credits receivable..     --            --    2,370   7,730   4,975  13,213   8,787
Production costs in
 progress...............     144    112     64   3,862  11,906   7,663   3,771   2,508
Investments in
 television programming,
 net....................      21     77    462   2,057   5,632   3,625   9,534   6,340
Property and equipment,
 net....................   2,368  2,787  4,847   5,048   9,498   6,113   9,565   6,631
Goodwill................      63    560    736     597   2,544   1,770   2,479   1,649
Total assets............   3,083  5,370  7,710  18,510  42,187  27,153  43,561  28,968

Debt financing(4).......   1,958  2,730  4,706   4,152  10,367   6,672  17,461  11,612
Deferred revenue........     147     77     83   4,230  10,770   6,932   2,947   1,960
Total liabilities.......   2,640  3,818  5,692   9,390  24,454  15,759  24,217  16,104
Shareholders' equity....     443  1,552  2,018   9,120  17,733  11,414  19,344  12,864

--------
  (1) Basic earnings per share shown above are based on the weighted average number of shares outstanding during the period. Diluted per share information is not presented if it would disclose a smaller loss per share than the basic earnings per share. All share and per share data has been restated to give retroactive effect to the share reclassification and conversion.

  (2) EBITDA represents earnings before interest, taxes, provision against limited partnership revenue interests, depreciation and amortization. For purposes of EBITDA, amortization excludes amortization of programming.We have included EBITDA because we feel that some investors will find it useful for evaluating our business and this investment. However, EBITDA should not be considered as an alternative to net earnings, as determined in accordance with Canadian GAAP, as an indicator of our operating performance. In addition, it should not be considered as an alternative to cash flows from operations, as determined in accordance with Canadian GAAP, or as an indicator of our liquidity or available cash. To the extent that EBITDA does represent cash generated by operations, this cash may not be available for management's discretionary use, due to debt service requirements, requirements to invest in television programming, and uncertainties. EBITDA, as presented, may not be comparable to similar computations presented by other companies.

  (3) Differences to U.S. GAAP shown above reflect the transfer of 160,000 performance shares to three of our officers and directors. Under Canadian GAAP, the transfer is a capital transaction outside of Peace Arch and is not accounted for as compensatory to any of the individuals who acquired the shares. For U.S. GAAP purposes only, a compensation expense of Cdn$1.2 million was recorded in the year ended August 31, 1998.

  (4) Debt financing shown above includes both bank indebtedness and long-term debt.

  Included in operations for fiscal years ended after 1996 are the accounts of Sugar Entertainment Ltd., which was acquired on September 1, 1996. Years subsequent to fiscal 1996 may not be comparable with fiscal 1996 and prior years. Sugar Entertainment made up approximately 73% of revenues in 1997 and 86% in 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

General

  In 1996, we began shifting our principal business focus to the production and distribution of proprietary television programming for worldwide markets. While we have continued to provide production services for third parties on a contract basis, the most significant portion of our revenues now comes from proprietary programming. We have achieved our significant growth in this business through internal expansion and our acquisition of Sugar Entertainment Ltd., which was effective in September 1996. Since then we have produced and distributed two dramatic television series, "First Wave" and "Dead Man's Gun," and approximately 20 hours of other proprietary programming. Our immediate prospects for future growth depend on our ability to identify, develop and acquire the rights to ideas, storylines and other creative concepts suitable to be produced and distributed as television programming.

  During the year ended August 31, 1997, approximately 73% of our revenues were derived from the distribution of our proprietary programming. In fiscal 1998, the production and distribution of proprietary programming represented approximately 86% of our total revenues, reflecting 60% revenue growth over the prior year. Our overall revenue growth in fiscal 1998 was 38%.

  The following table shows the breakdown of our total revenues during our past three fiscal years by activity and by geographical market:

                                                  Year Ended August  Six Months
                                                         31,           Ended
                                                  ----------------- February 28,
                                                  1996  1997  1998      1999
                                                  ----- ----- ----- ------------
                                                  (Canadian dollars in millions)
Revenues by Activity
Proprietary programming.......................... $ --  $17.5 $28.0    $28.4
Production services..............................   2.2   3.0   4.2      1.8
Software and video distribution..................   3.2   3.0   --       --
Other............................................   0.3   0.1   0.3      0.1

Revenues by Geographic Market
Canada........................................... $ 5.7 $ 6.1 $ 5.9    $ 3.6
U.S..............................................   --    9.6  10.8      7.8
Europe and other markets.........................   --    7.9  15.8     18.9

  We realize revenues and expenses for television programming when the license period has commenced and the program or episode has been shipped. Deferred revenues represent payments received in advance of a program or episode being shipped.

  We operate through separate subsidiaries established for each production or series. We finance the budgeted production costs of programming through advances obtained from customers, borrowings under our bank credit facility and from working capital. Typically, we retain the rights to our proprietary programming for exploitation in future periods or in additional markets and media.

  We generally capitalize the costs we incur in producing a film or television program net of tax credits. These costs include direct production costs, certain exploitation costs, production overhead and interest relating to financing the project. Until the date a program is completed, we capitalize these costs into "Production costs in progress" on our consolidated balance sheet. Costs related to completed proprietary programming are included, net of amortization, in "Investments in television programming" on our consolidated balance sheet. Tax credits are recorded when a program or episode is complete.

  Our investments in television programming are amortized against revenues in the ratio that the current period's gross revenues from all sources for the program bear to management's estimate of anticipated total gross revenues for such film or program from all sources. Generally, we amortize substantially all of our production costs over a three-year period. In the event that management reduces its estimates of the future gross revenues associated with a particular program, a write-down, with a corresponding decrease in our earnings in the period the write-down is taken, could occur. To date, we have taken no material write-downs due to reevaluations of our future estimates of revenues for film or television programs.

  Our results of operations for any period depend on the number of television programs we deliver. Consequently, our results may fluctuate materially from period-to-period, and the results of any one period may not necessarily indicate results for future periods. Cash flows also may fluctuate and may not closely correspond with revenue recognition.

  Our revenues from U.S. and international sources generally are payable to us in U.S. dollars while our costs are denominated primarily in Canadian dollars. Accordingly, our results can be affected by fluctuations in the U.S. dollar exchange rate. The results of these fluctuations may be material. To date, we have not entered into any material currency hedging instruments. In addition, we have not maintained significant amounts of U.S. dollar balances in order to reduce the risk of exchange rate fluctuations.

  Because of the timing of U.S. television seasons and the lead time to produce and deliver programs, we historically have had lower revenues in our third fiscal quarter than in our other quarters. Production services have represented 13% of our revenues in the last two completed fiscal years and are not subject to significant seasonal variation.

  As consideration for the acquisition of Sugar Entertainment Ltd. in 1996, we issued an aggregate of 372,500 Class A shares and Class B shares, giving retroactive effect to our share reclassification and conversion, including 350,000 performance shares which were issued and held in escrow as required by Canadian provincial securities policies to which we are subject. The performance shares are subject to release with the consent of the British Columbia securities regulatory agencies, as specified financial performance standards are met. At the time the shares are released from escrow, we record increases to goodwill and share capital based on the fair value of the shares at the date the performance can be determined. This additional goodwill is amortized over 20 years. During fiscal 1998, 200,000 of the performance shares were released from escrow, resulting in increases in both goodwill and share capital of Cdn$2.0 million. The remaining 150,000 performance shares are expected to be released during calendar 1999 and to result in additional goodwill and share capital increases of approximately Cdn$1.5 million.

  In December 1997, beneficial ownership of an aggregate of 160,000 of the performance shares was transferred to three of our officers and directors. The transfer was subject to all of the escrow conditions at the same price per share as was recorded when the performance shares were issued. Under Canadian GAAP, the transfer is a capital transaction not involving Peace Arch and was not accounted for as compensatory to any of the individuals who acquired the shares. However, under U.S. GAAP, a compensation expense of Cdn$1.2 million was recorded in the year ended August 31, 1998 in connection with the release from escrow of 91,428 of the transferred performance shares. See Note 19 to consolidated financial statements for further discussion of this adjustment. A further compensation expense is expected to be recorded in calendar 1999 when the remaining 68,572 of those transferred performance shares still held in escrow are released with the amount to be determined at that date.

Results of Operations

 Six Months Ended February 28, 1999 and 1998 Compared

  Revenues. During the six months ended February 28, 1999, revenues increased by 86% over the comparable six-month period from Cdn$16.2 million to Cdn$30.2 million due primarily to a significant increase in our proprietary programming. We derived 93% of our revenues from the production and distribution of proprietary television programming compared with 83% during the comparable period. Revenues from this programming increased from Cdn$13.4 million to Cdn$28.4 million, representing a 111% growth rate, primarily due to the addition of "First Wave" as our second television series. The increase in revenues from proprietary programming was partially offset by a Cdn$0.6 million decline in our production services revenues.

  Amortization of Programming. Amortization of our programming increased to Cdn$25.4 million for the six months ended February 28, 1999 from Cdn$12.5 million in the comparable six-month period, primarily due to the increase in the proprietary programming revenues.

  Other Production Costs. Other production costs declined by 19% from the prior period primarily because of the decrease in the production service business as we accelerated our proprietary programming activities.

  Selling, General and Administration Expense. Selling, general and administration expense increased to Cdn$1.3 million from Cdn$0.9 million in the comparable period. Increased staff accounted for 63% of the increase and higher marketing costs accounted for 26% of the increase.

  Interest Expense. Interest expense of Cdn$0.5 million increased by 141% over the prior comparable six-month period. Of the increase, 46% was due to the increase in our bank credit facility and 44% was due to the addition of a mortgage to acquire real property.

  Foreign Exchange. During the six months ended February 28, 1999, we realized a foreign exchange gain of Cdn$0.3 million compared with a gain of Cdn$0.03 million of the prior comparable six months. Foreign exchange gains and losses arise from fluctuations in the market rates of Canadian dollars relative to U.S. dollars and as such are most often dependent on economic factors outside our control. As a result, foreign exchange gains and losses may vary from period-to-period.

  Taxes. Income tax expense of Cdn$0.6 million for the six-month period ended February 28, 1999 is recorded net of the effect of available loss carry forwards of Cdn$0.2 million. We have utilized substantially all of our available loss carryforwards. We expect future income to be fully taxed.

 1998 Compared to 1997

  Revenues. During 1998, revenues increased by 38% from Cdn$23.6 million in 1997 to Cdn$32.4 million in 1998. We derived 86% of our revenues from the production and distribution of proprietary programming, compared to 73% in the prior year. Revenues from proprietary programming grew by approximately Cdn$10.5 million from Cdn$17.5 million to Cdn$28.0 million over the prior year, representing a growth rate of 60%. This growth was primarily due to the delivery of the first episodes of the "First Wave" series. The increase in proprietary programming revenues was partially offset by the loss of revenues of Cdn$3 million from our software and educational video distribution business which we sold effective August 31, 1997.

  Amortization of Programming. Amortization of programming for 1998 increased to Cdn$24.1 million as compared to Cdn$15.0 million for the prior year, due to the increase in proprietary programming revenues. Amortization represented 86% of proprietary programming revenues for both 1998 and 1997.

  Selling, General and Administration Expense. Our selling, general and administration expense decreased from Cdn$2.5 million in 1997 to Cdn$2.2 million in 1998, representing a 10% reduction. The overall decrease was the net effect of an approximately Cdn$0.9 million reduction in expense resulting from the sale of our educational video and software business and a Cdn$0.6 million increase in expense resulting 64% from salaries, 17% from advertising and 19% from other expenses related to the growth of our proprietary programming activities.

  Interest Expense. Interest expense of Cdn$0.6 million for fiscal 1998 increased from Cdn$0.4 million in 1997 representing an increase of 50%. Of this increase, 50% was due to the addition of a mortgage used to acquire real property and the balance is due to other increases in debt.

  Foreign Exchange. During the year ended August 31, 1998, we realized a foreign exchange gain of Cdn$0.5 million compared with a gain of Cdn$0.2 million of the prior comparable year. Foreign exchange gains and losses arise from fluctuations in the market rates of Canadian dollars relative to U.S. dollars and as such are most often dependent on economic factors outside our control. As a result foreign exchange gains and losses may vary from period-to-period. In fiscal 1998 approximately 82% of our revenues were receivable in U.S. funds compared to 74% in 1997.

  Taxes. At August 31, 1998, we had accumulated loss carryforwards for income tax purposes of approximately Cdn$2.4 million. For 1998, Cdn$1.5 million of these losses were applied to reduce our income tax expense by approximately Cdn$0.7 million.

 1997 Compared to 1996

  Revenues. During 1997, revenues increased to Cdn$23.6 million from Cdn$5.7 million in 1996, representing a 312% increase resulting from our shift in focus to proprietary programming, which had not been a material part of our business in earlier periods. In 1997, we delivered two television movies and the first ten episodes of "Dead Man's Gun."

  Amortization of Programming. Amortization for 1997 was Cdn$15.0 million, or 86% of program revenues, reflecting the impact of our shift of focus to proprietary programming during 1997. There was no amortization expense recorded during fiscal 1996.

  Selling, General and Administration Expense. Despite the significant increase in revenues, selling, general and administration expense increased only slightly from Cdn$2.4 million in fiscal 1996 to Cdn$2.5 million in fiscal 1997. This was principally because we began our shift to proprietary programming in 1997 for which the comparable selling, general and administration expense had not yet increased.

  Interest Expense. Interest expense of Cdn$0.4 million for fiscal 1997 increased from Cdn$0.3 million in 1996 representing an increase of 19%. This increase was primarily due to an increase in our bank indebtedness.

  Foreign Exchange. During 1997, we realized a foreign exchange gain of Cdn$0.2 million compared with a loss of Cdn$0.02 million of the prior comparable year. Prior to 1997 substantially all of our revenues and expenses were payable in Canadian dollars. Commencing at the beginning of fiscal 1997, our business changed with the acquisition of Sugar Entertainment Ltd. In 1997 approximately 74% of our revenues were receivable in U.S. funds.

  Taxes. There was no tax expense for 1997, after giving effect to the tax benefit of available loss carryforwards. In 1996, we reported a loss from operations and incurred no income tax expense.

  Other Expenses. Effective August 31, 1997, we sold the business and assets of Image Media Ltd., our educational video and software distribution subsidiary, and recorded a net loss of Cdn$0.3 million. Prior to 1997, we periodically entered into marketing agreements with limited partnerships to market our programming and services in exchange for an interest in future revenues that we capitalized and amortized over ten years. We subsequently acquired the revenue interests in exchange for common shares and recorded a provision of Cdn$2.3 million in 1997 and Cdn$1.1 million in 1996.

Liquidity and Capital Resources

  We currently finance the capital costs of our proprietary television programming and other cash requirements principally through advances obtained from customers, borrowings under our bank credit facility and from working capital. In prior periods, we have also funded our capital requirements through the issuance of shares, warrants and convertible debentures. Net cash proceeds from the issuance of share capital in 1998 and 1997 were Cdn$4.9 million and Cdn$5.8 million. We have used real estate mortgages to fund the acquisition of our production facilities. We have no material capital expenditure commitments. We earn sufficient cash flow from operations to meet interest commitments on our debt.

  During fiscal 1998 cash flow from operating activities provided Cdn$21.5 million compared with Cdn$13.4 million in fiscal 1997. This increase was primarily due to an increase in programming revenues.

  Cash used for investing activities was Cdn$28.3 million compared with Cdn$16.9 million for fiscal 1997 due to the increase in production activity over the prior year. The increased capital cost of programming was due to our focus on larger-budget, episodic programming. We delivered 40 hours of programming in fiscal 1998 compared with 14 hours in 1997.

  Cash flows from financing activities contributed Cdn$7.0 million in 1998 compared with Cdn$5.1 million in 1997. In 1998, we raised Cdn$4.9 million from the issuance of common shares compared with Cdn$5.8 million in 1997. We increased bank indebtedness and long-term debt in the amount of Cdn$3.4 million compared with Cdn$0.5 million in 1997 and repaid bank indebtedness in the amount of Cdn$1.7 million compared with Cdn$0.9 million in 1997.

  We expect this trend of increased cash used for investing activities to continue in fiscal 1999 and fiscal 2000 as we employ the net proceeds of this offering. An increase in investments in television programming is required in order to maintain sales growth. We expect cash provided by financing activities will also increase in fiscal 1999 due to the net proceeds of this offering.

  In fiscal 1996, cash used by operating activities was Cdn$0.5 million and from investing activities was Cdn$1.1 million. Cash flows subsequent to fiscal 1996 are not comparable with 1996 due to the acquisition of Sugar Entertainment that took place at the beginning of fiscal 1997. Financing activities provided cash flows of Cdn$1.7 million of which Cdn$1.2 million was from the issuance of common shares.

  At February 28, 1999, we had total liabilities of Cdn$24.2 million, which included Cdn$9.4 million in drawings outstanding under our bank credit facility and Cdn$8.1 million in other debt, including Cdn$5.5 million in real estate loans, Cdn$1.6 million in debentures, of which Cdn$0.2 million is due to officers and directors, and approximately Cdn$1.0 million in other obligations. Since February 28, 1999, Cdn$0.6 million of the principal amount of the debentures has been repaid. The maturity date on the balance of the debentures was originally March 31, 1999, but has been extended by agreement with the holders of the debentures to July 31, 1999.

  Our principal debt funding is through our Cdn$14.0 million bank credit facility. This facility bears interest at a rate equal to the Canadian prime rate plus 1.5% per annum, with monthly payments of interest only withdrawn from an interest reserve held by the bank. The facility is secured by the refundable tax credits, distribution rights of the film properties to which the loan relates and a general security interest on substantially all of our assets. At February 28, 1999, Cdn$9.4 million was outstanding on this facility. We will apply a portion of the net proceeds to repay Cdn$1.4 million principal amount of our remaining outstanding debentures, including Cdn$0.2 million due some of our officers and directors. See "Interest of Management in Certain Transactions" for the details of these payments.

  We have mortgages that come due on February 1, 2000 in the amount of Cdn$1.9 million and on March 1, 2001 in the amount of Cdn$2.7 million. Our mortgages are held by wholly owned subsidiaries and are secured by their assets. We intend to renew these mortgages as they come due. On May 1, 1999 a mortgage in the amount of Cdn$0.9 million came due and was extended for a two-year term at the rate of 7.2% per annum.

  Based on our current business expectations, we believe that the anticipated net proceeds from this offering, our cash on hand, operating revenues and available credit under our bank credit facility will be adequate to fund our current needs and to support our planned acceleration in our proprietary programming activities for at least twelve months from completion of this offering. The funds also should provide capital needed to pursue complementary acquisitions, as the opportunity arises. Borrowings under our credit facility are due on demand. If these loans were called, we may not have sufficient liquidity to repay them. Our ability to repay them would be dependent on our collection of the refundable tax credits. If we are unable to renew our bank credit facility or expand the facility as our business grows, we may need to seek additional financing to fund our business. We currently have no other agreements or commitments for financing.

  There are trends and uncertainties that could impact our revenues or income from operations. The BC Film industry has been experiencing a trend of rapid growth. This growth could have a positive effect on our revenues and income from operations. Refundable tax credits are important to our business. If these tax credits were to be removed our income from operations and revenues may not continue to increase or may decline causing a decrease in our liquidity.

Year 2000

  Many computer programs and other systems currently used in our business activities were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the Year 2000. The Year 2000 issue is a broad business issue, the impact of which extends beyond traditional computer hardware and software to possible failure of other systems and instrumentation.

  To address the Year 2000 issue, we have implemented a five-stage remediation plan, including analysis, planning, implementation, testing and contingency planning. The analysis stage involved manual tests of hardware and software, researching information available from hardware and software providers, and developing a list of third party suppliers of critical systems. The planning phase was a process based on the results of our research and analysis. For example, in some cases decisions were made to upgrade software and hardware, in some cases software "patches" were available and in some cases decisions were made to replace hardware and use entirely new software systems. The implementation stage involved implementing our plans. This involved purchasing or upgrading equipment and migrating files and records to the new system. The testing stage is much the same as the analysis stage, but performing it with the new hardware and software. Finally, the contingency planning stage involves maintaining computer backup files and paper copies of all critical files and information. We are nearing completion of the implementation stage and have completed approximately 75% of the overall remediation plan. We have expended approximately Cdn$60,000 to date due to Year 2000 related upgrades and replacements. Our standard for Year 2000 compliance requires that a system or piece of equipment be designed to be used prior to, on and after January 1, 2000. Such systems and equipment must operate without error in dates and date-related data, including calculating, comparing, indexing and sequencing prior to, on and after January 1, 2000. Our total estimated cost of the system enhancements is estimated to be less than Cdn$100,000, which cost is being expensed as incurred.

  The impact of the Year 2000 issue on us will also be affected by the Year 2000 readiness of our business partners, customers, suppliers and vendors and providers of facilities, equipment and services. Failure by these third parties to be Year 2000 compliant may adversely affect, among other things, our production, revenues and the timing of cash receipts. We have made written inquiries of all material third-party suppliers advising them that we required a written response confirming that they were Year 2000 compliant. We are exploring alternative suppliers to use in the event that our principal suppliers are not compliant. To date, however, we have received only preliminary feedback from such third parties, and we have not independently confirmed any information received from such third parties with respect to Year 2000 issues. As such, we cannot be certain that such third parties will adequately address the Year 2000 issue and complete their Year 2000 conversion and remediation efforts in a timely fashion or avoid business disruptions that could adversely affect our business. Because of these uncertainties, we cannot predict the costs to us if such third parties are not Year 2000 compliant.

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

  In the worst-case scenario, we may miss delivery dates for our programs due to our inability to procure supplies, such as film, and services, such as special effects work and sound, and to deliver the final program due to transportation problems. Postponing delivery could cause payments to be postponed and may cause us to postpone realizing revenues and related costs. In addition, once our programs are delivered our customers may be unable to process payments. Contingency planning is the last stage of our remediation plan, scheduled for completion by August 31, 1999. We will identify alternate suppliers and ensure we have provided adequate liquidity to meet a possible delay in cash receipts.

Inflation

  Historically, inflation has not had a material impact on our results of operations.

Recent Accounting Pronouncements

  Note 19 to the Consolidated Financial Statements sets forth differences between Canadian GAAP and U.S. GAAP. In addition to the U.S. GAAP issues taken into account in the preparation of Note 19, there have been accounting standards issued by the Financial Accounting Standards Board (the "FASB") or other bodies in the U.S. that may become applicable to our reported results but that we have not yet adopted because such standards are not effective for the periods presented.

  In June 1998, FAS 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. FAS 133 provides comprehensive standards for the recognition and measurement of derivative and hedging activities. Generally, FAS 133 requires that all derivatives be recorded on the balance sheet at their fair value and establishes new accounting requirements for different types of hedging activities. FAS 133 is effective for fiscal years beginning after June 15, 2000. We do not believe that the adoption of FAS 133 will materially impact our reported historical financial position or results of operations as set out in the consolidated financial statements.

  In October 1998, the FASB released an exposure draft of the proposed statement on recission of FAS 53. If adopted, companies previously subject to the requirements of FAS 53 would follow the guidance of a proposed Statement of Position ("SOP"), "Accounting by Producers and Distributors of Films." This proposed SOP would be effective for fiscal years beginning after December 15, 1999. We have not concluded what, if any, impact these proposals will have on our reported historical financial position or results of operations due to the preliminary stages of the proposed SOP.

  In March 1999, the FASB released an exposure draft which deals with a variety of proposed technical amendments to the accounting for stock option plans and employee stock compensation. One proposal would no longer allow an entity to account for stock options issued to non-employee directors by the intrinsic value method currently used in the measurement of net earnings (loss) under U.S. GAAP. Instead, under the proposal the fair value of such options would be recognized as a compensation cost. This proposal, together with others included in the exposure draft, would apply prospectively to events occurring after December 15, 1998. In February 1999, we granted options to purchase an aggregate of 40,000 Class A shares and Class B shares to non-employee directors, which numbers give effect to our share reclassification.

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

                                    BUSINESS

  We are a vertically integrated company that develops, produces and distributes high-quality, proprietary television programming for markets worldwide. We also provide production services for third parties on a contract basis. We are based in Vancouver, British Columbia, the third largest film and television production center in North America. As a British Columbia-based producer, we enjoy a number of competitive advantages over producers outside of Canada, including tax and other government incentives. We also enjoy a competitive advantage over producers in other parts of Canada due to our proximity to Los Angeles, our varied geography and our temperate climate.

Development

  The first stage in the process of creating television programming is concept development. We select programming concepts that we believe will have domestic and international market appeal. We develop programming for television, including episodic series, movies and documentaries. We often arrange for the involvement of industry recognized creative talent, such as writers, producers, directors and actors, which will make the programming more saleable and may increase the value of our library. In some cases, one or more of these people may already be involved when we become involved.

  Our development department receives and evaluates written concepts, scripts, books or other literary properties from agents, writers and prospective production partners in the U.S., Canada and Europe. Once we have selected and acquired the necessary rights to a source material, we may involve broadcasters or third party investors to participate in the further development of the concept. These activities may include the preparation of a series "bible," script writing or the production of a promotional reel that can be used as a sales tool. For concepts that have sufficient Canadian content, government and related funding agencies, such as Telefilm Canada and BC Film, may provide funding for the development process as described below under "Regulatory Considerations."

  In some cases we get involved at a later stage of development, when creative materials may have already been prepared or when key creative people are already attached. Involvement at this stage may shorten our development process, but involve less opportunity for us to influence the financial structure of the programming.

  Early involvement in the acquisition and development of projects generally increases our control over the exploitation of the finished program. We believe that greater control enhances our ability to build targeted brand identities for our programming that should increase revenues from television distribution and potential long-term revenue from ancillary markets such as clothing, toys, novelties, books, CDs, soundtracks and other audio products, electronic and video games, Internet applications and other merchandise. Increased ownership and control also will allow us to capitalize on new ancillary markets that may arise in the future.

  Projects in Development. We have several new programs at an early stage of development with various Canadian, U.S. and international producers, broadcasters and distributors. We are negotiating with broadcasters interested in financing and airing our proprietary one-hour drama called "Yaletown" and our half-hour sit-com with the working title "Acme Agency." Also, we recently purchased an option for the rights to the screenplay "Jetlag" on which Dave Thomas, known for his appearances in "Grace Under Fire," "SCTV" and "Strange Brew," will be the executive producer. The project, a made-for-television movie, is designed as a pilot for a television series and has been presented for consideration to Pearson Television International Ltd. and WIC Television in Canada.

Production

  Most of our business activity relates to proprietary programming. The production of proprietary television programming involves the assembly of a team of production personnel, including script writers, directors, cast and crew. In the case of larger-budget productions such as "First Wave" and "Dead Man's Gun," this team

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

can include over 150 people who are hired either as employees or independent contractors. Typically, we form a wholly-owned production company for each production which retains the necessary employees and contractors.

  One of these contractors hired by the production company is the producer that we have designated to oversee the production process on our behalf. The producer carries out a myriad of activities including development and approval of scripts, casting, selecting directors and supervising the daily shooting schedule. The producer is also responsible for supervising all post-production activities, including editing, the insertion of music and special effects, and ensuring that the finished product, usually in the form of a betacam tape, meets the delivery specifications of the buyers.

  The production of a 22-episode season of a one-hour dramatic series such as "First Wave" can span 10 months. Each episode takes approximately 11 weeks to complete, including one week of preparation, one week of shooting and up to 9 weeks of post-production. At any given time there may be one episode in preparation, one episode shooting and three or four episodes in various stages of post-production.

  In addition to our proprietary programming, we produce creative works that are directed to training, education and the information needs of third parties and we offer domestic and foreign language production services for network television including entertainment segments, news segments and electronic press kits, as well as sports, entertainment, documentary, television commercial and music videos, all under various contract arrangements. As the demand for interactive programming has increased, we have increased our involvement in the production of CD-ROMs, on-line presentations and other digital programming. While these production services represent only a small portion of our current revenues, we plan to continue to pursue production service arrangements because they provide a training ground for our creative staff, foster our relationships with key industry participants, provide an incubator for new skills and industry practices, and keep our facilities utilized during hiatus production periods of our television series programming. These productions have won numerous awards, including most recently, the Gold Camera Award in 1998 at the U.S. International Film and Video Festival for our video production entitled "Millennium." Our music video entitled "Apparitions" and featuring the Matthew Good Band also received a Best Directed Music Video Award at the 1998 Canadian Music Video Awards.

  Our proprietary programming and production services offer high production values and generally require extensive studio and on-location filming or taping, special visual effects, music scoring, editing and post-production finishing. Most of these activities are undertaken by our crews using facilities and equipment that we own or rent. Some key activities, such as computer-generated imaging, sound mixing and post-production finishing are subcontracted to companies that specialize in these areas.

  Since inception, we have produced five feature length films, three documentaries and various specialty programs for television. We have also produced 66 one-hour episodes and 39 half-hour episodes of television series programming. During fiscal 1998, we delivered one documentary, 26 one-hour episodes and 27 half-hour episodes. Production is currently underway on an additional 22 one-hour episodes and 39 half-hour episodes.

  Our recent proprietary programming and other productions include:

  First Wave. In April 1999, we commenced production of a second 22-episode season of our science fiction thriller television series "First Wave." "First Wave" is produced in association with Pearson Television International Ltd., Francis Ford Coppola and Chris Brancato. Based in the United Kingdom, Pearson Television International Ltd. is a large international producer and distributor of television programming. Mr. Coppola is an Academy Award winner and producer and director of "The Godfather" and co-screenwriter of "Apocalypse Now" and Mr. Brancato is an accomplished screenwriter ("Species 2" and "Hoodlum"). We control North American rights to this series, and recently made an advance sale of 66 episodes (three seasons of production) to USA Networks' Sci-Fi Channel. Pearson Television International Ltd. has agreed to distribute the initial
66 episodes of "First Wave" outside of North America. To date, CHUM Television has ordered 44 episodes for broadcast in Canada. "First Wave" recently was nominated for a Leo Award for best dramatic

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

series. The Leos recognize excellence in British Columbia film and television production. In December 1998, CHUM's Space: The Imagination Station announced that it has five of the top ten dramatic series on specialty television and that "First Wave" is their highest rated series, ahead of "The X-Files."

  Dead Man's Gun. In 1997, we commenced delivery of a 22-episode, one-hour western-themed television series titled "Dead Man's Gun," produced in association with Showtime Networks and Buena Vista Television and with Henry Winkler as executive producer. This anthology series was nominated for three Cable Ace Awards in 1997, including best dramatic series, and won the Western Heritage Award for Best Western Dramatic Script for the last two years. "Dead Man's Gun" was renewed for a second 22-episode season by Showtime and MGM Worldwide Television that commenced production in spring 1998 and was completed in early 1999. It currently airs on Showtime in the United States and has been syndicated through most of Canada by CHUM Television. "Dead Man's Gun" has not been renewed for a third season, but we are actively seeking new U.S. and international partners in order to continue production.

  Contemporary Classics. Since 1996, we also produced two installments of our ongoing "Contemporary Classics" youth movie series made in association with Showtime and Hallmark Entertainment Network--"The Prisoner of Zenda, Inc." and "Ronnie and Julie." Prior pictures in the series include "AnnieO," "The Halfback of Notre Dame" and "Robin of Locksley." We jointly fund the production of the Contemporary Classics in association with Showtime and Hallmark and own all Canadian rights to the movies.

  The Electric Playground. In 1997, we began production on "The Electric Playground," a series of 13 half-hour programming which review and promote video-games and computer technology for the specialty cable market. The series was renewed for the 1998-99 television season in Canada and is being shown on CHUM's Space: The Imagination Station. "The Electric Playground" is also being syndicated throughout Canada and in selected U.S. markets. Discussions are underway with a national television syndicator and a number of potential sponsors with a view to completing a third season which would begin airing in the fall of 1999. A substantial amount of footage has already been shot for the third season.

  Documentaries. In 1998, we produced two one-hour documentaries for CTV and The Knowledge Network, "Citizen Shame," about child poverty in Canada, and "Harm's Way," about youth and violence. These programs were financed through Canadian broadcast sales and government incentive programs. We retain the rights to exploit these programs worldwide. These documentaries combined the efforts of independent Canadian documentary filmmakers and our in-house production facilities and staff. Writers and producers for the programs included Helen Slinger, a senior Canadian journalist and documentary writer, and David Massar, a writer, producer and director of many programs for NBC, Lifetime Television, ESPN, The Learning Channel, History Channel, Discovery Channel and A&E.

  So Weird. In 1998 we provided non-proprietary production services for the initial 13 episodes of the children's television series "So Weird" for the Disney Channel. Production has recently commenced on a further 26 episodes. Henry Winkler is the executive producer of "So Weird."

  Commercials. We have produced commercials for an extensive list of clients over the last ten years, including Disney, McDonald's, Molson Breweries, Frisch's and the Canadian Banking Association. Commercials produced by us have won the Canadian Television Commercial Award (the "Bessies") Gold and Silver Awards category in 1997 and 1998.

  In addition to our current activities, we have participated in the production of numerous feature films and documentaries, which are now included in our library. These include: "Cadence," a feature film starring Martin Sheen and Charlie Sheen; "Island of Whales," a feature documentary narrated by Gregory Peck and commissioned by the PBS Nova Series; and "Outside Chance of Maximillian Glick," an award-winning Canadian feature film.

  Industry Recognition. We have earned recognition for both our entertainment and commercial productions. "Dead Man's Gun" has won the Western Heritage Award for Best Western Dramatic Script for

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

the last two years, and earned Cable Ace Award nominations for Best Actor and Best Dramatic Series in 1997. Certain commercials of ours have won the Canadian Television Commercial (the "Bessie") Gold and Silver Awards in 1998 and 1997. We have also won numerous awards for our service productions, including the Gold Camera Award in 1998 at the U.S. International Film and Video Festival for our production of "Millennium," a promotional video.

Library

  We retain varying ownership interests in our proprietary productions and believe that this strategy will provide us significant future asset value. During fiscal 1998, we added 26 hours of dramatic programming, one documentary and 26 half-hour episodes of magazine-style programming to our library. At August 31, 1998, our library contained approximately 60 hours of proprietary programming. We expect to produce an additional 30 hours of dramatic television programming and two one-hour documentaries in fiscal 1999. Although currently limited, our library will continue to expand as we produce more proprietary programming.

  Our production group also has accumulated an extensive library of stock footage on film and video that can be incorporated into future programming. We also may seek to add to our library through strategic acquisitions.

Marketing and Distribution

  We market and distribute our proprietary television programming under arrangements with U.S., Canadian and international broadcasters and distributors. We seek to market and distribute titles in our library to existing pay and free television, home video and other markets worldwide, as well as through developing technologies. Historically, we have directly distributed our programming in North America, where there are a limited number of buyers and the costs of marketing to this group are manageable. We currently contract with other parties, such as Pearson Television International Ltd., to distribute our programs in markets outside North America. This provides us with two principal benefits. We secure distribution advances to provide cash flow for the production, and we avoid the substantial costs and financial risks of distributing our programs to markets throughout the world.

  Our marketing efforts are focused on creating branded identities for our proprietary programs. We believe that such branded identities will lead to additional revenues from television and home video distribution and ancillary markets such as clothing, toys, novelties, books, CDs, soundtracks and other audio products, electronic and video games, Internet applications and other merchandise.

Key Relationships

  We expect that our relationships with domestic and international broadcasters, distributors, financing sources and creative talent will be important to the successful expansion of our proprietary television business.

  U.S. and International Broadcasters and Distributors. We have produced our programming in association with a variety of U.S. and international broadcasters and distributors including Buena Vista Television, Pearson Television International Ltd., Hallmark Entertainment Network, MGM and Showtime Networks. The recent sale of 66 episodes of our television series "First Wave" to USA Networks' Sci-Fi Channel represents an important new relationship for us.

  Canadian Domestic Broadcasters. We have long-standing relationships with the Canadian broadcast community, including CHUM-City, CTV, CanWest Global, Western International Communications, The Knowledge Network and The Family Channel. During the past two years, we have sold our series "First Wave," "Dead Man's Gun," and "Electric Playground" to CHUM-City. We have also licensed two documentaries, "Harm's Way" and "Citizen Shame," to CTV and The Knowledge Network, and licensed our television movies, "The Prisoner of Zenda, Inc." and "Ronnie and Julie," to The Family Channel.

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

  Canadian broadcaster relationships are an integral part of producing in Canada, not only for the sales revenues they represent, but also because their involvement makes it possible to take advantage of various government incentives. See the discussion under "Regulatory Considerations--Canadian Content Requirements" for further details of these incentives.

  Producing and Writing Talent. We are currently working with Francis Ford Coppola and screenwriter Chris Brancato ("Species 2" and "Hoodlum"), who is the creator and lead writer on "First Wave." Our first dramatic television series, "Dead Man's Gun," was created by Howard and Ed Spielman ("Kung Fu" and "Young Riders") and produced in association with Henry Winkler ("Happy Days" and "MacGyver"). Henry Winkler is also the executive producer of "So Weird." We have also hired Canadian talent at all levels in the production of our programs, including writers, directors, production designers, editors and actors.

  Four customers, Showtime Networks, Pearson Television International Ltd., Buena Vista Television and MGM Worldwide Television, each accounted for 10% or more of our revenues in fiscal 1998.

Business Strategies

  Our primary objective is to accelerate the expansion of our business by focusing principally on increased development and production of proprietary programming. Our strategies for achieving this objective are:

  . Quality Productions. We will use a portion of the proceeds of the offering to expand our in-house development staff, enter into new development agreements with independent writers, producers and other key industry participants in the U.S., Canada and selected international markets in order to gain broader access to programming concepts.

  . North American Operations. We plan to increase our sales of television programming to existing North American broadcast customers and actively market new programming concepts to broadcasters, distributors and co-production partners in North America. As part of these efforts, we intend to establish an office in Los Angeles to facilitate interaction with these sources and to accommodate our increasing marketing requirements.

  . International Operations. We plan to increase our presence and production profile outside of Canada and the U.S. by co-producing programming with international partners and by entering into distribution agreements with international broadcasters and distributors. We believe that effective use of concepts in programs that have local and international appeal will allow us to increase our visibility in markets outside North America and open up new markets for our programming.

  . Branded Identities. We plan to focus on creating a highly recognizable name (a "brand" or a "branded identity") for each of our programs. By increasing the name recognition of our programs and the demand for related products, we believe that successful branding will allow us to generate greater revenues from television distribution and ancillary markets, such as clothing, toys, novelties, books, CDs, soundtracks and other audio products, electronic games, Internet applications and other merchandise. By retaining ownership rights to our programming, we add to our program library, which we believe has the potential to generate future revenues.

  . Complementary Acquisitions. We expect to seek acquisitions that will provide us with complementary assets, personnel and distribution channels. We may also utilize acquisitions to provide a platform for new endeavors or allow us to accelerate entry into a new market or region. We currently have no agreements or commitments with respect to any acquisitions.

History

  Since our incorporation in 1986, we have been involved in producing and marketing a variety of products ranging from consumer based instructional videos, to integrated corporate training programs, to individually contracted corporate videos, feature films, television documentaries and television commercials. Historically, we derived the bulk of our revenues from production service arrangements whereby we were retained to

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

produce a video program, film or television commercial for a fee. We expanded our service production capability through the acquisition of The Eyes Multimedia Productions Inc. in August 1995. We acquired The Eyes Multimedia Productions Inc. in August 1995 for purchase consideration of common shares valued at Cdn$60,000 and periodic cash payments totaling Cdn$215,000.

  In 1995, we expanded our operations into the areas of video and software distribution through the acquisitions of Image Media Services Ltd. and Pilot Software. The principal business of Image Media was the distribution of video and software and multi-media titles to primary, secondary schools, and the post-secondary educational institutions throughout British Columbia and most regions of Canada. We acquired Image Media Ltd. in February 1995 for purchase consideration of common shares valued at Cdn$250,000 and periodic cash payments totaling Cdn$710,413. Pilot Software became a wholly-owned subsidiary of Image Media and carried out the bulk of Image Media's distribution activities in Ontario and Eastern Canada. We acquired Pilot Software in December 1995 for purchase consideration of common shares valued at Cdn$81,250 and periodic cash payments totaling Cdn$105,000.

  In 1996, we commenced a shift in our business toward the production of proprietary television programming. The first steps in this process were the production of the feature length family films "The Prisoner of Zenda, Inc." and "Ronnie and Julie," both of which are discussed above. Our shift into the business of proprietary television production was accelerated through the acquisition of Sugar Entertainment Ltd. effective September 1, 1996. Our principal motivation for expanding this business was that it offered us greater potential for growth than our prior businesses. We also believe that the production of proprietary programming offers us the ability to create and expand a library of produced programming which we believe will have a residual asset value.

  Effective September 1, 1996, we acquired Sugar Entertainment Ltd. for purchase consideration of common shares valued at Cdn$260,000.

  On August 31, 1997, we completed the sale of the assets and operations of Image Media and Pilot Software and thereby exited the video and software distribution business. Our decision to sell this business was based on the fact that gross profit margins were declining as a result of competitive pressures. We sold the assets and operations of Image Media Services Ltd. and Pilot Software effective August 31, 1997 for cash proceeds of Cdn$575,000 and the assumption by the buyer of long-term debt of Cdn$30,000. We realized a loss on this sale of Cdn$333,325.

Industry Overview

 The Television Production Industry

  The North American television production and distribution industry serves the largest broadcast market in the world, with a population of nearly 300 million people. In the last decade the growth of broadcasting and cable television markets outside North America through the privatization of broadcasting systems, the proliferation of broadcast licenses and the introduction of new delivery technologies, such as cable and satellite transmission systems, has led to a higher proportion of revenues from international markets.

  Generally, the right to broadcast a program is licensed by a production company to a combination of the U.S., Canadian and international broadcasters, including free television and cable networks or individual television stations in the first-run syndication market. After the initial network, cable licensing or first-run syndication period, the program is available for further commercial exploitation on cable or in syndication.

 North American Markets

  In North America, programming is delivered to the end user by way of free television networks, cable channels and networks, individual television stations and satellite delivery services. Free television networks include NBC, CBS, ABC, Fox, UPN, WB and PBS in the U.S. and CBC, CTV and the Global Television

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Network in Canada. Each of the major free television networks in the U.S. and
Canada currently schedules approximately 22 hours of programming in prime time during the hours from 8 p.m. to 11 p.m. Monday through Saturday, and 7 p.m. to 11 p.m. on Sunday of each week. Programming generally consists of a mix of movies-of-the-week, mini-series, half-hour comedy and hour-length drama or action/adventure series.

  In recent years, alternatives to the free television networks in the U.S. have expanded with the growth of other networks, cable channels and the development of a first run syndication market leading to more available slots for television programming. Cable channels include HBO, Showtime, USA Networks, Lifetime, The Family Channel, TNT and TBS in the U.S. and TMN, Super Ecran, SuperChannel, Chanel D and Showcase in Canada.

 International Markets

  The worldwide television industry is experiencing growth as a result of the development of new television broadcasting systems outside of North America. These systems represent significant new sources of revenue for television producers. Factors contributing to the growth of the worldwide television industry include the introduction of direct broadcast satellite services and pay television, as well as increased cable penetration and the growth of home video. Some foreign broadcasters seek out both indigenous programming in order to satisfy the local content regulations of their broadcast licenses, and international programming, largely from North America, to appeal to a wide audience.

 Canada's Role in the Television and Feature Film Industry

  The Canadian film and television industry in 1998 generated annual production expenditures of nearly Cdn$3.0 billion. At the same time as the domestic industry has matured, Canada has become a leading location for internationally originated productions due to several factors. Canada's geographic proximity to the U.S. and shared North American values and interests have led to the establishment of close professional contacts between Canadian and U.S. studios, independent producers, distributors and buyers. The current favorable exchange rate of the Canadian dollar, government tax incentives and the availability of free location assistance to television producers offered by many Canadian cities and several provinces have also increased production activity in Canada. Canada has made an effort to increase its pool of highly-trained and professional crews, technicians and production personnel. Finally, with its wide ranging topography, stretching 3,400 miles from coast to coast, Canada is ideally suited for location shooting. Urban centers such as Toronto, Vancouver and Montreal have been disguised as London, Paris, New York and Chicago. U.S. companies with a strong presence in Canada include major U.S. studios such as Paramount, Disney, Universal Pictures and Columbia Pictures/Tri-Star Pictures; U.S. television networks such as ABC, NBC, CBS, Fox, UPN, WB and PBS; and film companies such as The Hearst Corporation, Kushner-Locke Company and New World Entertainment, Inc., among many others. European and Asian film companies have also found Canada to be an attractive location and have often been able to access Canada's numerous international film and television co-production treaties.

  Of Canada's ten provinces, the provinces of British Columbia and Ontario are most actively involved in the motion picture production industry, with 1998 production expenditures equaling approximately Cdn$808 million and Cdn$743 million. These figures represent significant increases over the previous year, when annual production expenditures in British Columbia and Ontario totaled approximately Cdn$630 million and Cdn$635 million.

Competition

  Television production and distribution are highly competitive businesses. We face competition from companies within the entertainment business, as well as alternative forms of leisure entertainment such as travel, sporting events, outdoor recreation and other cultural activities, among many others. We compete with numerous suppliers of television programming and related programming, including national television networks and independent television production companies, many of which are significantly larger and have substantially

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

greater resources than we have. We consider our main competitors in Canada to be Alliance Atlantis Communications Corporation, Salter Street Films, Ltd., Lions Gate Entertainment Corp., Telescene Film Group Inc. and in the U.S. to be Spelling Entertainment Group Inc., Kushner-Locke Co. and Carsey-Werner. We believe that we have a competitive advantage over U.S. competitors through our eligibility for Canadian tax credits described below under "--Regulatory Considerations--Industry Incentives." We also enjoy a competitive advantage over producers in other parts of Canada due to our proximity to Los Angeles, our varied geography and our temperate climate.

Employees

  As of February 28, 1999, we had 25 full-time permanent employees. We also hire additional personnel on a project-by-project basis in connection with the production of our television programming. We believe that our employee and labor relations are good.

Regulatory Considerations

  Our status as a producer of "Canadian" programming, established and operating in British Columbia, makes us currently eligible to receive Canadian tax and business incentives. See Note 3 of Notes to Consolidated Financial Statements for further description of these incentives.

  We will continue to qualify for these tax and business incentives if, among other things, Canadians beneficially own or control a majority of the voting rights of Peace Arch. Upon completion of the offering, approximately 63% of the voting power of our outstanding shares will be held of record by Canadians. However, we have no way of confirming actual beneficial ownership of our shares. If Canadians fail to beneficially own or control a majority of our voting rights, we could lose our eligibility for these tax and business incentives. These tax and business incentive programs also may be amended or eliminated in the future. The loss or elimination of these tax or business incentives would have a material adverse effect on our results of operations and financial condition.

 Canadian Content Requirements

  Canadian conventional, specialty, pay and pay-per-view television services are required to devote a certain amount of their programming schedules, including prime time, to Canadian productions. Compliance with these requirements is enforced by the Canadian Radio-Television and Telecommunications Commission ("CRTC") and failure to comply can result in fines or the loss of a license. These requirements provide support to the market for Canadian programming, such as those we produce, as long as they qualify as Canadian programming for CRTC purposes.

  In addition to scheduling requirements, Canadian conventional, specialty, pay and pay-per-view television services are typically required to invest in, or acquire, Canadian programming based on the nature of the particular service and financial performance. The requirement for a broadcaster to spend a specific amount on Canadian programming typically takes the form of policies or conditions of license. The nature of such spending ranges from expenditures on script and concept development to expenditures on specific categories of Canadian production.

  The CRTC determines the criteria for certification of a program as "Canadian." According to CRTC regulations, a program will qualify if it is produced by an individual Canadian producer with the involvement of individual Canadians in key creative functions, and where a substantial portion of the remuneration paid to individuals is for services provided by Canadians and processing and final preparation costs are for services provided in Canada. A program may still qualify as "Canadian" even though some of the producer functions are performed by non-Canadian individuals, if the production company is a "Canadian production company" and other requirements are met. A "Canadian production company" includes a Canadian company which carries on business in Canada with a Canadian business address, which is owned or controlled by Canadians and whose principal business is the production of film, videotape or live programming for distribution on television or in theatrical, industrial or educational markets. We believe that we will continue to qualify as a "Canadian production company" for this purpose, so long as Canadian citizens or permanent residents beneficially own more than 50% of the combined voting power of our outstanding shares.

  The CRTC also requires Canadian conventional broadcasters to adhere to the Canadian Association of Broadcasters' "Broadcast Code for Advertising to Children."

 International Co-Production

  Canada is a party to co-production treaties with more than 50 countries throughout the world, excluding the U.S. Canada's co-production treaties allow for the reduction of the risks of production by permitting the pooling of creative, technical and financial resources of Canadian producers with non-Canadian producers under prescribed conditions. Canadian co-production treaty partners include China, France, United Kingdom, Germany, Italy, Hungary, Israel, Mexico, New Zealand and Australia. A production that qualifies as a co-production for treaty purposes is considered to be a national product in each of the participating countries and, as such, is entitled to many local advantages in each country. More specifically, the co-production usually satisfies criteria for national certification in regard to content broadcasting, regulations, government subsidies and tax benefits. The copyright in the production is shared by the co-producers, while the domestic distribution rights are generally owned by the respective producers. Sharing of foreign revenues is based on the respective contribution of each co-producer, subject to negotiation between the co-producers and approval by the appropriate government authorities.

 Industry Incentives

  Since 1995, a refundable tax credit has been available under the Income Tax Act (Canada) for eligible film and television productions undertaken by qualified Canadian corporations. The tax credit is equal to 25% of the lessor of qualified labor expenditure and 48% of eligible costs of production of a given project. Eligible cost of production are total production costs less any other government assistance, including any provincial refundable tax credit. Since our labor expenditures for a production typically exceed this limitation, we are generally eligible to receive a federal tax credit equal to 12% of the eligible cost of production. The credit is calculated on the basis of each individual production and is available only to taxable Canadian corporations which have activities that are primarily those of a Canadian film or video production business carried on through a permanent establishment in Canada and which are Canadian-controlled as determined under the Investment Canada Act. A corporation is controlled by Canadians for purposes of the Investment Canada Act where, among other things, Canadians own and control a majority of the voting interest. We currently qualify for this tax credit, and the reclassification of our common shares into Class A shares and Class B shares and other proposed changes to our articles should assist us in continuing compliance while allowing for non-Canadian investment. We believe that so long as, among other things, we continue to be Canadian-controlled as determined for the purposes of the Investment Canada Act, we will continue to so qualify and we will use our best efforts to ascertain that all our production projects will continue to be eligible for the tax credit.
Federal tax credits refundable to us pursuant to the Income Tax Act (Canada) for television programming delivered in fiscal 1998 amounted to Cdn$5.7 million.

  In October 1997, the Canadian Minister of Finance announced the creation of a new program to support film and video productions in Canada. Effective November 1, 1997, the film and video production services tax credit replaced the privately promoted tax shelters that were affirmatively terminated on October 31, 1997, with a tax credit for films that do not satisfy all the requirements of a Canadian-certified film or video production described above. This program currently provides eligible production corporations engaged in an accredited production with a tax credit equal to 11% of their qualified Canadian labor expenditures for a production incurred after October 1997. An eligible production corporation is a corporation that carries on a film or video production business through a permanent establishment in Canada, and that owns the copyright on an accredited production throughout the period in which it is produced in Canada or that has contracted directly with the owner of the copyright to provide production services in Canada where the owner of the copyright is not an eligible production corporation. An accredited production is a film or video production with a production cost of not less than Cdn$1.0 million incurred during the two-year period that begins with the principal filming or taping of the production. A production that is part of a series of two or more episodes, or that is a pilot program for such a series, also qualifies as an accredited production if the production costs of each episode incurred during a two-year period that begins with the principal filming or taping of the production exceeds Cdn$100,000 for an episode with a running time of less than 30 minutes and Cdn$200,000 in any other case. Accredited productions do not include, among other things, pornography, advertising and various productions developed primarily for industrial, corporate or institutional purposes. British Columbia has adopted a similar program. "So Weird," which we produce for the Disney Channel, qualifies under this program.

  Through Telefilm Canada the Canadian government provides financial assistance to the Canadian film and television industry in the form of recoupable advances in script development, equity investment in production, loan guarantees, recoupable advances of the cost of dubbing into English or French and grants of up to 75% of advertising and promotion costs. Telefilm Canada recently announced that their development fund and the international component of their Marketing Assistance Program would no longer be available to publicly traded companies. Other than these programs, we are eligible for Telefilm Canada funding. In fiscal 1997 and 1998, we did not use Telefilm funding from the development fund or the international component of the Marketing Assistance Program. In fiscal 1997, we did not use Telefilm funding for which we are currently eligible. In fiscal 1998, we received less than Cdn$23,000 of Telefilm funding for which we are currently eligible. We may avail ourselves of such funding in the future if management believes it is prudent to do so.

  Under the terms of the current film and television provincial tax credit system under the Income Tax Act (British Columbia), British Columbia offers refundable tax credit incentives for British Columbia film productions. The incentives are available at the following levels:

  . Basic incentives equal to 20% of qualified British Columbia labor expenditures.

  . A regional incentive equal to 12.5% of qualified British Columbia labor expenditures for productions where principal photography occurs outside of the Vancouver area in British Columbia.

  . A training incentive equal to the lesser of 3% of British Columbia labor expenditures or 30% of qualified labor expenditures attributable to payments to eligible industry trainees.

Eligible labor expenditures are limited to 48% of the total production costs, net of government assistance. The credit is calculated on the basis of each individual production and is available only to a qualified corporation having a permanent establishment in British Columbia and carrying on an eligible film or television production business through a permanent establishment in Canada. In order to access the basic credit, the corporation must also be controlled by persons domiciled in British Columbia. We will continue to be controlled by persons domiciled in British Columbia so long as more than 50% of the members of our board of directors are persons domiciled in British Columbia and more than 50% of the combined voting power of our outstanding shares are beneficially owned by persons domiciled in British Columbia. In addition, in order to access the basic credit, the producer of the eligible production must be a British Columbia resident for tax purposes. Since the British Columbia tax credit system was not established until 1998, we received no tax credits in fiscal 1998. We expect to receive tax credits under the British Columbia program on account of television programming delivered in fiscal 1999.

  In addition to these governmental incentives, the Canadian Television Fund ("CTF") License Fee Program, a partnership composed of public and private television industry participants, was created in 1996 to form a television funding initiative equal to approximately Cdn$80.0 million per year to promote high-quality Canadian television programming. We believe that we are a production company eligible for funding under the CTF's License Fee Program that could, for each project eligible under such program, represent contributions of up to 20% of the total production budget. The maximum contribution varies with the categories of programs. The maximum contribution provided under the program is for big-budget drama series and is limited to the lower of Cdn$4.4 million and 20% of production costs. We have not utilized this funding, but may do so in the future if management believes it is prudent.

                            DESCRIPTION OF PROPERTY

  Our studio buildings, comprising approximately 78,000 square feet of studio, production office and storage space, are located at 310 West 4th Avenue and 150 West 1st Avenue, Vancouver, British Columbia, Canada. They accommodate many of our own productions and are available for rental by visiting producers of feature films, television series and movies-of-the-week. The studios house our eight digital post-production suites which handle off-line editing for all of our productions.

  We believe our studios are well-positioned to capitalize on the growing trend within the entertainment industry to complete production work in Vancouver. Both are located within walking distance of Vancouver's premier film transfer and post-production facilities and ten minutes from major downtown hotels and restaurants. In addition to the direct impact on our operating results, we believe that the studios will be a key asset which can be used to enhance our participation in a variety of film and television projects by ensuring access to facilities, increasing our flexibility and reducing our costs. The West 4th studio is presently fully booked until January 2000 with the production of our television series "First Wave."

  Approximately half of the West 1st Studio is currently being utilized by us for our productions. The balance has been leased to third parties at local market rates.

  The following sets forth information concerning facilities that we own.

             Address                   Area                   Purpose
   ---------------------------- ------------------ -----------------------------
   1132 Hamilton Street........ 24,000 square feet       Corporate offices
    Vancouver, B.C.
   310 West 4th Avenue......... 23,000 square feet Studio and production offices
    Vancouver, B.C.
   150 West 1st Avenue......... 55,000 square feet    Production offices and
    Vancouver, B.C.                                  post-production services

  We have entered into an agreement to sell our property at 1132 Hamilton Street to an independent third party. The agreement to sell is subject to a number of customary purchaser contingencies, including financing and due diligence, and there is no assurance that the sale will be completed. In the event the sale is consummated, we anticipate relocating our corporate offices to another location. We believe we would be able to find adequate facilities to relocate.

  We believe that our facilities are adequate for our current needs but that as we expand our productions, additional space must be leased or otherwise acquired. We are currently considering renting office space in Los Angeles to facilitate marketing our programming in the U.S.

                               LEGAL PROCEEDINGS

  We are not currently subject to any legal proceedings which, if determined adversely to us, would have a material adverse effect on our business or results of operations. We may from time to time become a party to various legal proceedings arising in the ordinary course of business. We maintain insurance coverage for such matters in amounts that we believe to be adequate.

                                   MANAGEMENT

  The names, offices and ages as of June 20, 1999 of our corporate directors and executive officers and other principal officers of our production subsidiaries are as follows:

           Name           Age                      Position
 ------------------------ ---  ------------------------------------------------
 Timothy Gamble..........  43  President and Director

                               Chief Executive Officer, Director and Nominating
 W.D. Cameron White......  42  Committee Member

 Juliet Jones............  34  Chief Financial Officer and Secretary

                               President of Sugar Entertainment Ltd., our
 Larry Sugar.............  53  wholly-owned subsidiary

 Blair Reekie............  39  President of The Eyes MultiMedia Productions
                                Inc., our wholly-owned subsidiary

 Stephen Cheikes.........  50  Director and Compensation Committee Member

                               Director and Member of Compensation and Audit
 Darrell Elliott.........  52  Committees

 Yad Garcha..............  40  Director and Member of Audit, Nominating and
                                Compensation Committees

                               Director and Member of Nominating and Audit
 Vincent Lum.............  39  Committees

  Timothy Gamble is our founder and has served as President and as director since our inception in 1986. Mr. Gamble takes principal responsibility for business development, marketing and corporate finance matters. He has been involved in the production of numerous feature films, such as "Cadence," starring Martin Sheen and Charlie Sheen.

  W.D. Cameron White is our Chief Executive Officer, having joined us on a full-time basis in 1994. Prior to joining us, Mr. White was a corporate and securities lawyer specializing in mergers and acquisitions and public and private financings for emerging growth companies at White & Associates Barristers and Solicitors from 1992-1994 and at Worrall Scott & Page Barristers and Solicitors from 1981-1992. Mr. White is responsible for strategic planning, acquisitions and corporate finance. Mr. White has been a director since February 1993.

  Juliet Jones has been our Chief Financial Officer since February 1996, and has been with us since 1991. Ms. Jones is responsible for overseeing all accounting and audit functions, operations management, financial planning and cash flow analysis and controls. Ms. Jones is a member of the Certified General Accountants Association of British Columbia and Canada. Ms. Jones is a director of Voyager Film Capital Corporation, a publicly traded company listed on the Alberta Stock Exchange.

  Larry Sugar is the President of Sugar Entertainment Ltd., our wholly owned subsidiary which we acquired from him in 1996, and has served in that capacity since Sugar Entertainment Ltd. was incorporated in March 1996. Sugar Entertainment Ltd. produces most of our proprietary television programming. Mr. Sugar has over 25 years of experience in the feature film and television industry. Mr. Sugar has held a number of senior industry positions, including President of International Distribution for Republic Pictures from 1989 to 1991, President of Distribution for CBS Television from 1985 to 1986, President of International Distribution for Weintraub Entertainment Group from 1987 to 1989 and President of Lorimar International from 1981 to 1985. In addition to heading up our creative team, Mr. Sugar assists with the development and financing of television projects, as well as the expansion of our international distribution presence.

  Blair Reekie has been the President of The Eyes MultiMedia Productions Inc., our wholly owned subsidiary, and its predecessor company since November 1, 1994. In this capacity, he is responsible for our video and multimedia production. Prior to joining us, Mr. Reekie was the General Manager/Regional Manager of Sales and Service in British Columbia and Alberta for Air Canada Touram.

  Stephen Cheikes has been a member of our board of directors since January 1998. He is the co-founder, Chief Executive Officer and a director of Monarch Entertainment Corporation, a British Columbia film finance company. Prior to founding Monarch in 1993, Mr. Cheikes was a principal and senior executive of the Beacon Group of Companies, from 1987 to 1992. He also practiced entertainment law in Los Angeles from 1977 to 1987.

  Darrell Elliott has been a member of our board of directors since August 1998. He has been president of Isuma Strategies Inc., a private strategic advisory company, since 1998. Mr. Elliott worked for approximately nine years until August 1998 with Royal Bank Capital Corporation as Regional Vice President. Mr. Elliott has 27 years of merchant banking, venture capital and analogous operating experience in Africa, Europe and Canada and has served on numerous boards of directors. Mr. Elliott is currently a director of Nortran Pharmaceuticals Inc., a publicly traded company listed on the Vancouver Stock Exchange and traded on the OTC Bulletin Board. He is also currently a director of Develcon Electronics Ltd., a publicly traded company on The Toronto Stock Exchange, and Vianet Technologies Inc., a publicly traded company on the OTC Bulletin Board.

  Yad Garcha has been a member of our board of directors since 1998. He has been Vice President of Growthworks Capital Ltd., a venture capital company, since 1998. Prior to joining Growthworks Capital Ltd., Mr. Garcha was Vice-President of Investment of the Working Opportunity Fund (EVCC) ("WOF"), a venture capital company, from 1994 to 1998. Mr. Garcha initially worked in commercial banking with the Bank of Montreal from 1986 to 1988 before becoming an Investment Manager with the Federal Business Development Bank from 1988 to 1994. Mr. Garcha has an aggregate of more than 12 years experience in banking and finance and, in addition to serving on our board, currently serves on the board of several bio-technology companies. Mr. Garcha has been a director since July 1998. Mr. Garcha was nominated to our board pursuant to the agreement between WOF and us that so long as WOF continues to hold a specified number of our shares, WOF will have the right to have a director-nominee nominated to the board. Mr. Garcha is a director of Angiotech Pharmaceutical Inc., a publicly traded company on The Toronto Stock Exchange, and is a director of Stressgen Biotechnologies Corp., a publicly traded company on both The Toronto Stock Exchange and the Vancouver Stock Exchange.

  Vincent Lum has been a member of our board of directors since November 1998. He has been an Investment Manager of Royal Bank Capital Corporation ("RBCC") since 1997. From 1993 until 1997, Mr. Lum was involved in early-stage investments in technology companies for the B.C. Advanced Systems Institute. Mr. Lum was nominated to our board pursuant to the agreement between RBCC and us which provides that so long as RBCC or any of its affiliates holds our shares, RBCC shall have the right to have a director-nominee nominated to the board.

  Our directors are all elected annually at our shareholders meetings for one-year terms and serve until their successors are elected and qualified or they sooner resign. RBCC and WOF each have a right to nominate one of the directors. As a British Columbia corporation, we are required by British Columbia corporate laws to include on our board of directors at least one person ordinarily resident in British Columbia and a majority of persons ordinarily resident in Canada. This requirement may limit the persons eligible to serve on our board in the future.

  At our Annual General Meeting of shareholders held in February 1999, the shareholders set the number of directors for the current year at six. Our articles provide that the number of directors can be increased by the board of directors by up to one-third without shareholder approval. A director may designate a representative to act on the director's behalf, including in connection with matters in which the director may have an interest.

Director Compensation

  In fiscal 1999, our directors will be paid Cdn$5,000 per year and Cdn$500 per meeting attended in person and Cdn$300 per telephone meeting or committee meeting. The chairman of the board and each subcommittee chair will receive double the compensation described in this paragraph. Pursuant to our share reclassification and the adjustments under our stock option plan, each director will be granted options to purchase 10,000 Class B shares when they join the board of directors and 6,000 Class B shares each year thereafter.

Committees of the Board

  Our board of directors has three subcommittees, the Compensation Committee, the Audit Committee and the Nominating Committee. The Compensation Committee reviews executive salaries and administers our stock option plan. In addition, the Compensation Committee consults with management regarding compensation policies and practices. The Audit Committee reviews the professional services provided by independent auditors, the independence of such auditors from our management, our annual financial statements, and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or as may be brought to its attention. The Nominating Committee recommends individuals to be nominated for director.

                             CONTROL OF REGISTRANT

  The following table sets forth information regarding the beneficial ownership of our Class A and Class B shares as of April 30, 1999, as adjusted to reflect the sale of 1,000,000 Class B shares in this offering for (a) each person known to us to own beneficially more than 10% of either Class A shares or Class B shares and (b) all executive officers and directors as a group. The information in the table gives retroactive effect to the share reclassification and conversion and does not reflect ownership of options or warrants.

                                        Prior to Offering                      After Offering
                              ------------------------------------- -------------------------------------
                              Number of          Number of          Number of          Number of
                               Class A  Percent   Class B  Percent   Class A  Percent   Class B  Percent
            Name               Shares   of Class  Shares   of Class  Shares   of Class  Shares   of Class
----------------------------  --------- -------- --------- -------- --------- -------- --------- --------
Working Opportunity Fund
 (EVCC) Ltd. ...............   160,000    10.6%   160,000    10.6%   160,000    10.6%   160,000     6.4%
Officers and directors
 as a group (9 persons)(1)..   276,557    18.3%   276,557    18.3%   276,557    18.3%   276,557    11.0%

--------
(1) Includes 150,000 performance shares held by four persons which are currently held in escrow. The shares are expected to be released from escrow in calendar 1999. See "Interest of Management in Certain Transactions" for a description of the performance shares and escrow.

                     COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Officers and Directors

  The aggregate cash compensation paid or payable to our officers and directors as a group for services rendered during the fiscal year ended August 31, 1998 was Cdn$1,778,776.

  The following table sets forth all compensation awarded to, earned by or paid for services rendered in all capacities during fiscal 1998 by our chief executive officer and each other executive officer who earned at least Cdn$100,000 in fiscal 1998 ("Named Executive Officers").

                           Summary Compensation Table

                                                                Long-Term Compensation
                                                          -----------------------------------
                                                                   Awards(4)
                                                          ---------------------------
                               Annual Compensation        Class A Class B             Payouts
                         -------------------------------  Shares  Shares  Restricted  -------
                                            Other Annual   Under   Under   Shares or           All Other
        Name and              Salary        Compensation  Option  Option  Restricted   LTIP   Compensation
   Principal Position    Year in Cdn$ Bonus   in Cdn$     Granted Granted Share Units Payouts   in Cdn$
   ------------------    ---- ------- ----- ------------  ------- ------- ----------- ------- ------------
Timothy Gamble.......... 1998 $90,000   --    $60,000(1)   7,000   7,000       --        --           --
 President               1997  60,000   --        --       4,000   4,000       --        --           --
                         1996  60,000   --        --      12,250  12,250       --        --           --
W.D. Cameron White...... 1998 $90,000   --    $60,000(2)   7,000   7,000       --        --           --
 Chief Executive         1997  60,000   --     14,000(2)  16,025  16,025       --        --           --
 Officer                 1996  60,000   --      8,000(2)     --      --        --        --           --
Larry Sugar............. 1998     --    --        --       5,000   5,000       --        --    $1,284,777(3)
 President, Sugar        1997     --    --        --         --      --        --        --       725,391(3)
 Entertainment Ltd.      1996     --    --        --      10,000  10,000       --        --           --

--------
(1) The amount shown was paid to a company controlled by Mr. Gamble for consulting services. See "Interest of Management in Certain Transactions" for further explanation of these fees.

(2) The amount shown was paid to a company controlled by Mr. White for legal and other services. See "Interest of Management in Certain Transactions" for further explanation of these fees.

(3) The amount shown was paid to Mr. Sugar as production fees. See "Interest of Management in Certain Transactions" for further explanation of these fees.

(4) All share data gives effect to the share reclassification.

  Mr. Gamble has an employment agreement dated September 1, 1997, which was amended effective April 1, 1999. Under the amended employment agreement, Mr. Gamble is entitled to be paid a salary of Cdn$200,000 per annum, plus a performance bonus of up to 50% of his salary.

  Mr. White has an employment agreement dated September 1, 1997, which was amended effective April 1, 1999. Under the amended employment agreement, Mr. White is entitled to be paid a salary of Cdn$200,000 per annum, plus a performance bonus of up to 50% of his salary.

  Juliet Jones, our Chief Financial Officer, has an employment agreement dated September 1, 1997, which was amended effective April 1, 1999. Under the amended employment agreement, Ms. Jones is entitled to be paid a salary of Cdn$120,000 per annum, plus a performance bonus of up to 50% of her salary.

  Under their agreements, Messrs. Gamble and White and Ms. Jones' performance bonuses are calculated by the same formula based on the trading prices of our shares. The formula compares the percentage increase or decrease during the fiscal year of the trading price of our shares against the percentage of a peer group of companies, determined by the Compensation Committee. If the price performance of our shares exceeds specified levels compared to the peer group, the employee is eligible for an increased percentage of the bonus. All of these employment agreements expire on August 31, 2002 and provide that if they are terminated by us before expiration, we will be obligated to pay the annual salaries and bonuses that would be due for the remaining term of the agreement.

  Mr. Sugar entered into an agreement with Sugar Entertainment Ltd., our subsidiary, dated September 1, 1996 whereby Mr. Sugar is paid Cdn$1.00 per annum plus producer's fees, writer's fees and director's fees on a case-by-case basis for projects which he produces, writes or directs. Mr. Sugar's employment agreement will expire September 1, 1999.

  All of the employment agreements described above provide the individuals with the usual employee benefits provided to our other full-time employees and executives.

  During fiscal 1998, each of our non-employee directors was granted options under our stock option plan to purchase up to an aggregate 4,000 Class A shares and 4,000 Class B shares at a price of Cdn$9.50 per share on or before March 23, 2003, after giving effect to our share reclassification. No stock options were exercised by any non-employee directors.

Option Grants During the Most Recently Completed Financial Year

  Our officers and directors are eligible to receive grants of stock options under our stock option plan. During fiscal 1998 we granted our officers and directors options to purchase a total of 42,000 Class A shares and 42,000 Class B shares at an exercise price of Cdn$9.50 per share, after giving effect to our share reclassification.

  The following tables set forth information concerning the option grants during fiscal 1998 to the Named Executive Officers, after giving effect to our share reclassification.

          Option Grants During the Most Recently Completed Fiscal Year

                                                         % of Total
                         Class A Shares Class B Shares Options Granted Exercise or
  Name of Named          Under Options  Under Options   to Employees    Base Price    Expiration
  Executive Officer      Granted(1)(#)  Granted(1)(#)  in Fiscal Year  (Cdn$/Share)      Date
------------------------ -------------- -------------- --------------- ------------ --------------
Timothy Gamble..........     7,000          7,000             17%         $9.50     March 23, 2003
W.D. Cameron White......     7,000          7,000             17%         $9.50     March 23, 2003
Larry Sugar.............     5,000          5,000             12%         $9.50     March 23, 2003

--------
(1) Granted pursuant to the terms of our stock option plan. The options are subject to vesting over various periods up to two and one-half years after the date of the original grant.

   Aggregated Option Exercises During the Most Recently Completed Fiscal Year
                       and Fiscal Year End Option Values

                                                                                 Value of Unexercised
                                                             Unexercised Options in the Money Options
                                                             at Fiscal Year End   at Fiscal Year End
  Name of Named          Securities Acquired Aggregate Value    Exercisable/         Exercisable/
  Executive Officer        on Exercise (#)   Realized (Cdn$) Unexercisable(1)(#) Unexercisable (Cdn$)
------------------------ ------------------- --------------- ------------------- --------------------
Timothy Gamble..........          --                --          37,500/9,000            --/--
W.D. Cameron White......          --                --          37,050/9,000            --/--
Larry Sugar.............          --                --          25,000/4,800            --/--

--------
(1) The number of shares shown above consists of one-half Class A shares and one-half Class B shares.

Stock Option Plan

  Our stock option plan is for eligible directors, senior officers and employees of Peace Arch and our subsidiaries, and other key persons engaged by us to assist us in the conduct and growth of our business.

  Giving effect to the share reclassification, the plan provides that the aggregate number of shares issuable upon the exercise of options under the plan will not exceed 250,000 Class A shares and 250,000 Class B shares. The maximum number of shares reserved for issuance to any one person under the plan and any other of our share compensation arrangements is 5% of the total number of shares outstanding immediately prior to such issuance.

  Under the plan, the exercise price is determined by the board of directors at the time the option is granted, but the price may not be less than the higher of the average of the daily high and low board lot trading prices of the shares over the 10-day period immediately preceding the date of the grant and the closing price of the shares on The Toronto Stock Exchange on the last trading day preceding the date on which the grant of the option is approved by the board of directors.

  The plan provides that:

    (1) the number of shares issuable to our insiders pursuant to options granted under the plan, together with common shares issuable to insiders under any other share compensation arrangement of Peace Arch, shall not:

      (a) exceed 10% of the number of shares outstanding immediately prior to the grant of any such option; or

      (b) result in the issuance to insiders, within a one-year period, of in excess of 10% of the number of shares outstanding immediately prior to the grant of any such option;

    (2) the number of shares issuable to any insider and the insider's associates pursuant to options granted under the plan, together with shares issuable to the insider or the insider's associates under any other share compensation arrangement of Peace Arch shall not, within a one-year period, exceed 5% of the number of shares outstanding immediately prior to the grant of any option.

  "Insiders" are defined under the plan as directors, officers and 10% shareholders. The plan further provides that, if there is any change in the shares similar to changes which, for example, occurred on the share reclassification, the number of shares available for option, the shares subject to option and the option price will be adjusted appropriately by the board of directors in its sole discretion. The board of directors has determined that any options outstanding at the time of the share reclassification will be exercisable into Class A shares and Class B shares and any options granted in the future will be exercisable into Class B shares only. This determination was approved by our shareholders on July 14, 1999 and will be effective upon, and subject to approval by, The Toronto Stock Exchange.

  Under the plan, an option must be exercised within a period of ten years from the date of grant and within 60 days of a holder's termination of his relationship with us or within six months of such holder's death. Within those limits, our board of directors has discretion to determine the exercise periods for individual grants. The plan also includes provision for the option holder to elect not to exercise all options such holder is entitled to exercise and to receive instead that number of shares, when multiplied by the fair value per share of such shares, as is equal to the number of shares originally subject to option times the difference between the fair value and the exercise price per share of such shares originally subject to option. Under our current plan we do not provide financial assistance to holders of stock options to facilitate their purchasing shares under the plan.

  On July 14, 1999, our shareholders approved amendments to the plan which restructures it to take advantage of United States incentive stock option tax treatment for U.S. employees, including employee-directors, of Peace Arch and its subsidiaries and to increase the aggregate number of shares issuable upon the exercise of options. In order to take advantage of such United States incentive stock option tax treatment, the administration of the plan is to be changed from our board of directors to a committee appointed by the board. Furthermore, our shareholders have approved an amendment to the plan to provide that the number of Class B shares issuable upon exercise of options be immediately increased from 250,000 to 400,000 Class B shares and to 800,000 Class B shares upon completion of this offering. In accordance with the terms of the plan, the proposed amendments to the plan are subject to the approval of The Toronto Stock Exchange or of other regulatory bodies having jurisdiction over our securities.

  We have not instituted any pension plans or retirement benefit plans and none are proposed at this time.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  As at February 28, 1999, there was no indebtedness of any director, executive officer, senior officer or associate of them to or guaranteed or supported by us or any of our subsidiaries either pursuant to an employee purchase program or otherwise.

  Our only material transactions during the past three fiscal years in which any of our directors or executive officers, or any principal shareholder, or any associate or affiliate of them, has or had a material interest, direct or indirect, were as follows.

  In March 1996, we issued three-year 12% convertible debentures in the aggregate principal amount of Cdn$500,000. The debentures are convertible into 13,158 Class A shares and 13,158 Class B shares, after giving effect to the share reclassification. The debentures originally matured on March 31, 1999. The maturity date has been extended to July 31, 1999. Messrs. Gamble and White, two of our directors and officers, each purchased Cdn$100,000 principal amount of the debentures. We intend to repay such debentures in full with the proceeds of this offering.

  In October 1997, Mr. Cheikes, a director, loaned us Cdn$200,000 toward the purchase of our property on West 1st Avenue in Vancouver. In February 1998, Messrs. Gamble and White each loaned us Cdn$100,000 toward the purchase. The loans bore interest at 12% per annum and were unsecured, with no specific terms of repayment. These loans were repaid in full in February 1999.

  In accordance with his employment agreement, Larry Sugar, the President of Sugar Entertainment Ltd., our wholly-owned subsidiary, receives an annual salary of Cdn$1.00 per year and we pay him producer's, writer's and director's fees. We paid aggregate fees to Mr. Sugar of Cdn$725,000 and Cdn$1,285,000 in 1997 and 1998. For the first six months of fiscal 1999, we paid Cdn$1,196,000 to Mr. Sugar. At February 28, 1999, additional fees payable to Mr. Sugar under the agreement were Cdn$583,000.

  In fiscal 1998, we paid consulting fees to Plantation Capital Corp., a British Columbia corporation owned and controlled by Mr. Gamble, of Cdn$60,000, and for the six months ended February 28, 1999, we paid Cdn$30,000 to Plantation Capital Corp. All of these fees were for consulting services rendered to us. The arrangement was terminated effective March 31, 1999.

  We paid fees to W.D. Cameron White Law Corporation, a British Columbia corporation owned and controlled by Mr. White, of Cdn$14,000 and Cdn$60,000 in fiscal 1997 and 1998, and of Cdn$30,000 for the six months ended February 28, 1999 for legal and other services provided to us. The arrangement was terminated effective March 31, 1999.

  In May 1998, WOF, Peace Arch and Messrs. Sugar, White and Gamble entered into a shareholders agreement which allows WOF to nominate a director, provides WOF with pre-emptive rights in future securities offerings, registration rights and includes rights of first refusal and other buy-sell and protective provisions to each of the parties in the event of proposed transfer by the others. The agreement, other than

WOF's right to designate a director, terminates in various circumstances, including in the event we complete a financing that raises more than Cdn$7.0 million from parties other than WOF. In July 1998, we entered into an agreement with RBCC which grants RBCC substantially the same rights. As a result, except for the provisions concerning the designation of a director, these agreements will terminate on the completion of this offering.

  By agreement dated September 1, 1996, we acquired all of the issued and outstanding common shares of Sugar Entertainment Ltd. In consideration for the acquisition, we issued an aggregate of 22,500 Class A shares and Class B shares, which are referred to as "trading shares", at a deemed price of Cdn$10.00 per share and an aggregate of 350,000 Class A shares and Class B shares, which are referred to as "performance shares", at a deemed price of Cdn$0.10 per share, giving effect to the share reclassification and conversion. The trading shares and performance shares were subject to resale restrictions whereby they could not be traded for a period of one year from the date of issuance. The performance shares are held in escrow and may only be released at a rate of one performance share for each Cdn$10.00 of cash flow generated by Sugar Entertainment Ltd. Additionally, the performance shares may only be released if we meet our current financial obligations in the ordinary course of business, remain in good standing under local securities laws and receive the consent of the British Columbia Securities Commission. All performance shares not released within five years of the escrow agreement must be returned to us for cancellation. During the term of the escrow, Mr. Sugar is not entitled to voting, dividend or any dissolution rights on any of the performance shares not released. During the year ended August 31, 1998, 200,000 of the 350,000 performance shares were released from escrow. We believe that the remaining 150,000 performance shares will be released during calendar 1999 to be allocated equally between Class A shares and Class B shares.

  In December 1997, 160,000 of the 350,000 performance shares were transferred, subject to the escrow, to Mr. Gamble and Mr. White, who each received 70,000 shares, and to Ms. Jones, who received 20,000 shares. The transfer was subject to all of the escrow conditions at the same price per share as was recorded when the performance shares were issued. These amounts are also allocated equally between Class A shares and Class B shares.

  Of the net proceeds of this offering, Cdn$0.3 million (US$0.2 million) will be used to repay a loan bearing interest at 12% per annum due March 1, 1999, which has been extended to July 31, 1999. This loan is personally guaranteed by Messrs. Gamble and White.

                          DESCRIPTION OF CAPITAL STOCK

General

  We were incorporated on October 22, 1986 under the name Vidatron Enterprises Ltd. Effective February 13, 1992, we changed our name to The Vidatron Group Inc., consolidated our share capital on a 1-for-5 basis and increased our authorized capital to 50,000,000 shares without par value, of which 25,000,000 were designated as common shares and 25,000,000 were designated as preference shares.

  Effective February 5, 1997, we further consolidated our common shares on a 1-for-4 basis, but maintained our total authorized common share capital at 25,000,000 common shares without par value and changed our name to Vidatron Entertainment Group Inc.

  Until July 14, 1999, our authorized share capital consisted of 50,000,000 shares without par value divided into 25,000,000 common shares and 25,000,000 preference shares.

  On February 16, 1999, our shareholders approved a change in our capital structure, which was made effective July 14, 1999, to increase our authorized capital to 225,000,000 shares without par value divided into 100,000,000 Class A Multiple Voting Shares referred to as the "Class A shares", 100,000,000 Class B Subordinate Voting Shares referred to as the "Class B shares" and 25,000,000 preference shares and to reclassify and convert each of our outstanding common shares into one-half of a Class A share and one-half of a Class B share. To facilitate this offering, on July 14, 1999, our shareholders approved a consolidation of the conversion ratio to 2-for-5, with the combined effect that, effective July 14, 1999, every five outstanding common shares have been converted into one Class A share and one Class B share and all previously authorized but unissued common shares were cancelled. No fractional shares will be issued and any fractional shares resulting from such conversion will be combined and issued as one Class B share. Accordingly, we are unable at this time to determine the exact number of our outstanding shares that will result from the conversion and all references to our outstanding shares are subject to the number resulting from such fractional shares.

  Except as described below with respect to voting rights, dividends, conversion and issuer bids, the Class B shares and Class A shares are identical in all material respects. The Class A shares are entitled to ten votes per share and the Class B shares to one vote per share. Upon completion of this offering, the outstanding Class B shares will represent approximately 19% of the combined voting power of our outstanding shares. The purpose of the share reclassification and consolidation of the conversion ratio was to facilitate this offering while helping to assure that we continue to qualify for favorable Canadian tax and business incentives available to Canadian companies. Upon completion of this offering, based on our stock transfer records, we believe approximately 60% of the combined voting power of our outstanding shares will be held by Canadians.

  At the meeting held on July 14, 1999, our shareholders also approved the change of our name from Vidatron Entertainment Group Inc. to Peace Arch Entertainment Group Inc.

  The changes to our capital structure and our name became effective upon completion of statutory filings required in British Columbia on July 14, 1999.

Class A Shares and Class B Shares

  Except for voting and conversion rights and rights with respect to dividends and issuer bids, the Class A shares and the Class B shares have the same rights in all respects.

Voting Rights

  The holders of Class A shares and Class B shares are entitled to receive notice of, to attend, and to vote at, all meetings of shareholders as a single class, except for meetings when only the holders of shares of one class or a particular series are entitled to vote separately pursuant to the Company Act (British Columbia) or our articles. The holders of Class A shares are entitled to ten votes per share held and the holders of Class B shares are entitled to one vote per share held.

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

Dividends

  Subject to the prior rights of holders of preference shares, if any, the Class B shares and Class A shares will share ratably in any dividend declared, paid or set aside for payment on the Class A shares. However, the board of directors will have the right to declare dividends on the Class B shares without declaring dividends on the Class A shares or while declaring a dividend in a lesser amount. Since inception, we have not paid any dividends. We do not currently plan to pay dividends, but intend instead to reinvest any earnings.

Subdivision and Consolidation

  No subdivision or consolidation of either the Class A shares or Class B shares can be carried out unless, at the same time, the other of such shares is subdivided or consolidated in the same manner.

Liquidation or Dissolution

  In the event of liquidation or dissolution, the holders of Class A shares and Class B shares will be entitled to share ratably in the remaining assets of Peace Arch, subject to the prior rights of holders of preference shares, if any.

Conversion Privilege of Class B Shares

  In the event that an offer is made to purchase Class A shares and the offer is one which must, pursuant to applicable securities legislation or the rules of a stock exchange on which the Class A shares are then listed, be made to all or substantially all the holders of Class A shares in a province of Canada to which the requirement applies, each Class B share will become convertible at the option of the holder, at any time while the offer is in effect, into one Class A share. The conversion right may only be exercised for the purpose of depositing the resulting Class A shares on behalf of the shareholder.

  If Class A shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the shareholder or are not taken up by the offeror; or the offer is abandoned or withdrawn by the offeror, the Class A shares will be re-converted into Class B shares and a share certificate representing the Class B shares will be sent to the shareholder by the transfer agent.

  In the event that the offeror takes up and pays for the Class A shares resulting from conversion, our transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

  There will be no right to convert the Class B shares into Class A shares in the following cases:

  . the offer to purchase Class A shares is not required under applicable securities legislation or the rules of a stock exchange on which the Class A shares are then listed to be made to all, or substantially all, holders of Class A shares who are in a province of Canada to which the legislation applies, that is, the offer is an "exempt take-over bid" within the meaning of the applicable securities legislation; or

  . an offer to purchase Class B shares is made concurrently with the offer to purchase Class A shares and the two offers are identical in respect of price per share, percentage of outstanding shares for which the offer is made, and in all other material respects. The offer to purchase Class B shares must be unconditional, subject to the exception that the offer for the Class B shares may contain a condition to the effect that the offeror not be required to take up and pay for Class B shares tendered in response to the offer if no shares are purchased pursuant to the contemporaneous offer for the Class A shares; or

  . holders of Class A shares representing, in the aggregate, more than 50% of the then outstanding Class A shares, excluding shares owned immediately prior to the offer by the offeror and any person acting jointly or in concert with the offeror, as defined in the relevant securities legislation certify to the transfer agent and to the secretary of Peace Arch that they will not tender any shares in response to the offer for the Class A shares.

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

Conversion of Class A Shares into Class B Shares

  Each Class A share is convertible, at any time, at the option of its holder, into one Class B share.

Normal Course Issuer Bid and Issuer Bid

  In each case of a "normal course issuer bid" on the Class A shares, we are required to extend the normal course issuer bid on an equal percentage of the Class B shares. However, we may initiate a normal course issuer bid on the Class B shares without being required to extend the normal course issuer bid to the Class A shares. Under applicable Canadian securities legislation and exchange provisions, a normal course issuer bid is generally one which allows an issuer to acquire, on a recognized stock exchange, up to 5% of a class of its securities in any twelve month period without complying with the detailed rules usually applicable to takeover type transactions.

  Similarly, subject to applicable securities legislation, in each case of an issuer bid on the Class A shares (which is not a normal course issuer bid), we are required to extend the issuer bid on an equal percentage of the Class B shares, at the same price and upon the same terms and conditions. However, we may initiate an issuer bid on the Class B shares without being required to extend the issuer bid to the Class A shares.

Canadian Ownership Restrictions

  We rely on our status as a Canadian corporation for our eligibility for business incentives, tax credits and other financial assistance available only to Canadian corporations. To further attempt to ensure that we will continue to be eligible for such benefits, at a meeting of our shareholders held July 14, 1999, our shareholders approved an amendment to our articles to permit us to prohibit the issuance or transfer of any of our shares to any person who is not "Canadian", within the meaning of any applicable statute, regulation, guideline or policy, if the issuance or transfer would cause us to cease to be eligible for business incentives, tax credits or other financial assistance. The amendment to our articles, effective July 14, 1999, provides that, before an issue or transfer of shares is recorded in our register of members, the purchaser or transferee may be required to submit to us or our agent a declaration as to its beneficial ownership of our shares, its citizenship and such other matters as our board of directors may deem relevant in order to determine whether the registration of the purchaser or transferee should be prohibited. Such a declaration may also be required at any time when proxies are being solicited from shareholders, before or at any meeting of shareholders or at any time when, in the opinion of our directors, the holding of voting rights attached to shares by any non-Canadian person should be prohibited. Shareholders may, therefore, be restricted from selling their shares to non-Canadians to the extent that the resulting holdings would result in a breach of these restrictions.

Preference Shares

  The preference shares are issuable from time to time in one or more series as may be determined by the board of directors. The directors are authorized to create and attach special rights and restrictions to each series of preference shares. No series of preference shares have been created. In the event of liquidation, dissolution or winding up, the holders of preference shares are entitled, unless otherwise provided in the special rights and restrictions attached to such shares, after the payment of declared but unpaid dividends thereon, to be paid pari passu the amount of capital paid up per share in priority of the holders of Class A shares and Class B shares. Each series of preference shares ranks equally within the class as to dividends and return of capital on winding up, liquidation or otherwise. The holders of preference shares are not entitled to vote at any general meeting of shareholders unless voting is expressly provided as a special right, subject to the provisions of the Company Act (British Columbia). The creation of a series of preference shares having rights superior to those of the Class A or Class B shares may give rise to shareholder approval procedures under the policies of Canadian securities regulatory authorities having jurisdiction at the time.

Exchange Controls and Other Limitations Affecting Security Holders

  There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the payment of dividends, interest or other payments to non-resident holders of Class B shares, other than withholding tax requirements. See "Tax Considerations" for a discussion of these withholding requirements.

  There is no limitation imposed by Canadian law on the right of a non-resident to hold or vote Class B shares, other than as provided by the Investment Canada Act (the "Act") enacted on June 20, 1985, as amended, as further amended by the North American Free Trade Agreement (NAFTA) Implementation Act (Canada) and the World Trade Organization (WTO) Agreement Implementation Act, which requires the prior notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a "non-Canadian" of "control" of a "Canadian business", all as defined in the Act. For the purposes of the Act, "control" can be acquired through the acquisition of all or substantially all of the assets used in the Canadian business or the direct or indirect acquisition of interests in an entity that carries on a Canadian business, or which controls the entity which carries on the Canadian business. Under the Act, control of a corporation is deemed to be acquired through the acquisition of a majority of the voting shares of a corporation, and is presumed to be acquired where one-third or more, but less than a majority, of the voting shares of a corporation are acquired, unless it can be established that the corporation is not controlled in fact through the ownership of voting shares. Other rules apply with respect to the acquisition of non-corporate entities.

  Investments requiring review and approval include direct acquisitions of Canadian businesses with assets with a gross book value of Cdn$5.0 million or more; indirect acquisitions of Canadian businesses with assets of Cdn$50.0 million or more; and indirect acquisitions of Canadian businesses where the value of assets of the entity or entities carrying on business in Canada, control of which is indirectly being acquired, is greater than Cdn$5.0 million and represents greater than 50% of the total value of the assets of all the entities, control of which is being acquired. Generally speaking, the value of the business acquisition threshold (the "Threshold") is increased from those levels outlined where the acquisition is by a member of NAFTA or a WTO Investor or by a non-Canadian other than a WTO Investor where the Canadian business that is the subject of the investment is immediately before the investment controlled by a WTO Investor. The Threshold is to be determined yearly in accordance with a formula set forth in the Act.

  Different provisions and considerations apply with respect to investment to acquire control of a Canadian business that, as defined in the Act or regulations:

  .Engages in production of uranium and owns an interest in producing uranium property in Canada;

  .Provides financial services;

  .Provides transportation services;

  .Is a cultural business.

  Peace Arch is considered to be a cultural business pursuant to the Act.

  If an investment is reviewable, an application for review in the form prescribed by regulation is normally required to be filed with the Ministry of Industry, Director of Investment prior to the investment taking place and the investment may not be consummated until the review has been completed and ministerial approval obtained. Applications for review concerning indirect acquisitions may be filed up to 30 days after the investment is consummated. Applications concerning reviewable investments in culturally sensitive and other specified activities referred to in the preceding paragraph are required upon receipt of a notice for review. There is, moreover, provision for the Minister (a person designated as such under the Act) to permit an investment to be consummated prior to completion of review if he is satisfied that delay would cause undue hardship to the acquirer or jeopardize the operation of the Canadian business that is being acquired.

  Upon review of an application for review, the Minister will then determine whether the investment is likely to be of "net benefit to Canada", taking into account the information provided and having regard to certain factors of assessment prescribed under the Act. Among the factors to be considered are:

  . the effect of the investment on the level and nature of economic activity in Canada, including the effect on employment, on resource processing, on the utilization of parts, components and services produced in Canada, and on exports from Canada;

  . the degree and significance of participation by Canadians in the Canadian business and in any industry in Canada of which it forms a part;

  . the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada;

  . the effect of the investment on competition within any industry or industries in Canada;

  . the compatibility of the investment with national industrial, economic and cultural objectives enunciated by the government or legislature of any province likely to be significantly affected by the investment; and

  . the contribution of the investment to Canada's ability to compete in world markets.

  See "Business--Regulatory Considerations--Canadian Content Requirements" and "Description of Capital Stock--Canadian Ownership Restrictions" for a description of other Canadian and British Columbia ownership requirements.

Transfer Agent and Registrar

  The transfer agent and registrar for our Class B shares in the U.S. is ChaseMellon Shareholder Services, L.L.C., New Jersey.

  In order to comply with applicable requirements of Canadian provincial securities commissions, we have instructed our transfer agent not to register any transfer of our shares to any resident of Ontario, Canada, for a period of 90 days from the date of the first closing of the offering.

                               TAX CONSIDERATIONS

  The discussions summarize the material tax considerations relevant to an investment in Class B shares by individuals and corporations who, for income tax purposes, are resident in the U.S. for purposes of the Convention (as hereinafter defined) and are not resident in Canada, who hold Class B shares as a capital asset, and who do not use or hold the Class B shares in carrying on a business through a permanent establishment in Canada or in connection with a fixed base in Canada (collectively, "Unconnected U.S. Shareholders" or "Holders"). The tax consequences of an investment in the Class B shares by investors who are not Unconnected U.S. Shareholders may differ substantially from the tax consequences discussed herein. The discussion of U.S. tax considerations is addressed only to Unconnected U.S. Shareholders whose "functional currency" within the meaning of section 985 of the Internal Revenue Code of 1986, as amended (the "Code"), is the U.S. dollar, and to U.S. citizens who are not residents in the U.S. for purposes of the Convention, but who otherwise meet the definition of Unconnected U.S. Shareholders. Furthermore, the discussion of U.S. tax considerations does not address the tax treatment of Unconnected U.S. Shareholders that own, or are deemed for U.S. federal income tax purposes to own, 10% or more of the total combined voting power of all classes of voting stock of Peace Arch. The discussion of Canadian tax considerations does not address the tax treatment of a trust, company, organization or other arrangement that is a resident of the U.S. and that is generally exempt from U.S. tax.

  This discussion does not address all of the income tax consequences that may be applicable to any particular Holder subject to special treatment under the U.S. federal income tax law or to any particular Holder in light of such Holder's particular facts and circumstances. Some Holders, including tax-exempt entities, banks, insurance companies and persons who hold the Class B shares as part of a synthetic security, conversion transaction or "straddle" or hedging transactions may be subject to special and/or different rules not discussed below. Statements of legal conclusion of U.S. tax considerations reflect the opinion of Brand Farrar &

Buxbaum LLP as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Class B shares by Unconnected U.S. Shareholders and do not purport to be a complete analysis or listing of all possible tax considerations. The discussion of U.S. tax considerations is based upon the provisions of the Code, and counsel's understanding of published administrative practices of the Internal Revenue Service and judicial decisions, all of which are subject to change possibly with retroactive effect. Statements of legal conclusions of Canadian tax considerations reflect the opinion of Thorsteinssons, our Canadian tax lawyers, as to the material Canadian federal income tax consequences of the acquisition, ownership and disposition of the Class B shares by Unconnected U.S. Shareholders and do not purport to be a complete analysis or listing of all possible tax consequences. The discussion of Canadian tax considerations is based upon the provisions of the Income Tax Act (Canada) (the "Tax Act"), the Convention between Canada and the U.S. of America with Respect to Taxes on Income and on Capital, as amended from time to time (the "Convention"), and counsel's understanding of published administrative practices of Revenue Canada and judicial decisions, all of which are subject to change. The discussion does not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions in the U.S.

  This discussion is not intended to be nor should it be construed as legal or tax advice to any particular investor. Therefore, prospective investors should consult their own tax advisors with respect to the tax consequences of an investment in the Class B shares.

U.S. Federal Income Tax Considerations

  Unconnected U.S. Shareholders generally will treat the gross amount of distributions paid by us, including the amount of any Canadian tax withheld, as foreign source dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as computed for U.S. federal income tax purposes. Distributions in excess of that amount will reduce an Unconnected U.S. Shareholder's tax basis in the Class B shares, but not below zero, and the remainder, if any, will be treated as taxable capital gain. In general, in computing its U.S. federal income tax liability, an Unconnected U.S. Shareholder may elect for each taxable year whether to claim a deduction or, subject to the limitations described below, a credit for Canadian taxes withheld from dividends paid on its Class B shares. If the Unconnected U.S. Shareholder elects to claim a credit for such Canadian taxes, the election will be binding for all foreign taxes paid or accrued by the Unconnected U.S. Shareholder for such taxable year. The Code applies various limitations on the amount of the foreign tax credit that may be available to a U.S. taxpayer based upon the segregation of foreign source income into separate categories, or "baskets", of income. For purposes of applying the foreign tax credit limitation, dividends are generally included in the passive income basket or the financial services income basket if received by a financial services entity. The amount of credit that may be claimed with respect to the basket of income to which the dividend is allocated, and to which the foreign taxes are attributable, generally may not exceed the same proportion of the U.S. tax on worldwide taxable income, before applying the foreign tax credit as the U.S. holder's foreign source taxable income allocable to such basket bears to such U.S. holder's entire taxable income. The foreign tax credit is disallowed for dividends on stock unless a minimum holding period requirement is satisfied and additional limitations may restrict the ability of some individuals to claim the foreign tax credit. Accordingly, investors should consult their own tax advisors with respect to the potential consequences to them of the foreign tax credit limitations. Dividends paid by us generally will constitute "portfolio income" for purposes of the limitation on the use of passive activity losses by investors and "investment income" for purposes of the limitation on investors' investment interest expense. Dividends paid by us will not be eligible for the "dividends received deduction" generally allowed with respect to dividends paid by U.S. corporations under Section 243 of the Code, but may be eligible for the dividends received deduction which may be claimed by 10% corporate shareholders under Section 245 of the Code.

  For U.S. federal income tax purposes, the amount of any distributions made on Class B shares to an Unconnected U.S. Shareholder in Canadian dollars will equal the U.S. dollar value of the Canadian dollars calculated by reference to the appropriate exchange rate in effect on the date of receipt of the distribution, regardless of whether the Canadian dollars are actually converted into U.S. dollars upon receipt. Unconnected

U.S. Shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Canadian dollars which are converted into U.S. dollars subsequent to receipt by the Unconnected U.S. Shareholder.

  The sale of Class B shares generally will result in the recognition of gain or loss to the Holder in an amount equal to the difference between the amount realized and the Holder's adjusted basis in the Class B shares. Provided the Holder is not considered a "dealer" in the Class B shares sold, gain or loss upon the sale of Class B shares will generally be capital gain or loss.

  Capital losses are deductible to the extent of capital gains. Individual taxpayers may deduct excess capital losses up to $3,000 a year, $1,500 in the case of a married individual filing separately, from ordinary income. Non-corporate taxpayers may carry forward unused capital losses indefinitely. Unused capital losses of a corporation may be carried back three years and carried forward five years.

  In the case of individuals, net capital gain from the disposition of property held for investment is excluded from investment income for purposes of computing the limitation on the deduction for investment interest applicable. An individual may, however, elect to include such net capital gain in investment income if such taxpayer reduces the amount of its net capital gain that is otherwise eligible for preferential capital gains tax treatment by such amount. In that event, such investment income would be taxable at ordinary income rates.

  For any taxable year of Peace Arch, if at least 75% of our gross income is "passive income", as defined in the Code, or if at least 50% of our assets, by average fair market value, or, prior to fiscal year 1998, possibly by adjusted tax basis, are assets that produce or are held for the production of passive income, we will be a passive foreign investment company ("PFIC"). If we are a PFIC for any taxable year during which an Unconnected U.S. Shareholder owns any Class B shares, the Unconnected U.S. Shareholder will be subject to special U.S. federal income tax rules, set forth in Sections 1291 to 1298 of the Code, with respect to all of such Unconnected U.S. Shareholder's Class B shares. If we were treated as a PFIC at any time during an Unconnected U.S. Shareholder's holding period for Class B shares, such Unconnected U.S. Shareholder generally would be subject to additional tax as well as interest charges with respect to the deferral of tax for the period during which such Class B shares were held. Any such additional tax and interest charges would apply upon the disposition of the Class B shares or the receipt of dividends. Additionally, any gain realized on the disposition of Class B shares would be treated as ordinary income or taxable at ordinary income rates rather than as capital gain or taxable at capital gains rates, and the tax basis of the Class B shares held by an Unconnected U.S. Shareholder generally would not be stepped up to fair market value at death. Under some circumstances, shareholders of a PFIC may elect to be taxed currently on their pro rata shares of PFIC income and capital gain or, in accordance with recently enacted legislation, report income currently on a mark to market basis with respect to their shares of stock in the PFIC.

  We do not believe that we are likely to be a PFIC in the current or future taxable years; however, because the PFIC determination is made annually on the basis of facts and circumstances that may be beyond our control and because the principles and methodology for determining the fair market values of our assets are unclear, there can be no assurance that we will not be a PFIC for such years. Special rules not described herein will also apply if we become a "controlled foreign corporation" for U.S. federal income tax purposes. We would be treated as a controlled foreign corporation if "U.S. Shareholders" were to own, actually or constructively, more than 50% of the total combined voting power or total value of the company. For this purpose, the term "U.S. Shareholder" means a U.S. person who owns, actually or constructively, ten percent or more of the total combined voting power of Peace Arch. In light of the ownership requirements necessary for our productions to constitute "Canadian-content" productions and for us to claim Canadian tax benefits, it is not anticipated that we will become a controlled foreign corporation for U.S. federal income tax purposes.

U.S. Information Reporting and Backup Withholding

  Under current regulations, the proceeds of a sale of Class B shares through a U.S. or U.S. related broker will be subject to U.S. information reporting and may be subject to the 31% U.S. backup withholding requirements. Unconnected U.S. Shareholders generally can avoid the imposition of U.S. backup withholding by reporting their taxpayer identification number on an Internal Revenue Service Form W-9; non-U.S. shareholders generally can avoid the imposition of U.S. backup withholding tax by providing to their broker or paying agent a duly completed Internal Revenue Service Form W-8. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the shareholder's U.S. federal income tax, provided the required information is furnished to the Internal Revenue Service.

  In general, dividends paid on the Class B shares, if any, by a foreign paying agent will not be subject to U.S. backup withholding tax based on currently effective regulations. Under treasury regulations that are generally effective with respect to payments made after December 31, 2000 (the "New Withholding Regulations"), dividends paid in the U.S. on the Class B shares to Unconnected U.S. Shareholders or to non-U.S. shareholders through a U.S. or U.S. related person may be subject to the 31% U.S. backup withholding tax unless certification requirements are satisfied.

  The New Withholding Regulations consolidate and modify the current certification requirements and means by which a holder may claim exemption from U.S. federal income tax withholding and provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. All holders should consult their tax advisors regarding the application of the New Withholding Regulations.

Canadian Tax Considerations

  Dividends paid or credited, or that we are deemed to pay or credit, on the Class B shares to Unconnected U.S. Shareholders will be subject to Canadian withholding tax. Under the Convention, the maximum rate of withholding tax on dividends paid or credited on the Class B shares is 15% if the beneficial owner of such dividends is an Unconnected U.S. Shareholder. However, that rate is reduced to 5% under the Convention if the beneficial owner of such dividends is an Unconnected U.S. Shareholder that is a corporation that owns at least 10% of the voting stock of Peace Arch.

  An Unconnected U.S. Shareholder will not be subject to tax in Canada on any capital gain realized upon a disposition or deemed disposition of the Class B shares, provided that the Class B shares do not constitute "taxable Canadian property" of the Unconnected U.S. Shareholder within the meaning of the Tax Act. The Class B shares will not generally constitute taxable Canadian property of the Unconnected U.S. Shareholder unless, at any time in the five-year period that ends at the time of the disposition, the Unconnected U.S. Shareholder, either alone or together with persons with whom the Unconnected
U.S. Shareholder did not deal at arm's length, owned, had an interest in or the right to acquire 25% or more of the issued Class B shares or any series or class of our capital stock. Even if the Class B shares are taxable Canadian property, under the Convention, gains derived by an Unconnected
U.S. Shareholder would generally not be taxable in Canada unless the value of the Class B shares is derived principally from real property situated in Canada. We believe that the value of our Class B shares is not currently principally derived, directly or indirectly, from real property situated in Canada and do not expect this to change in the foreseeable future.

  Canada does not currently impose any estate taxes or succession duties.

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom The Seidler Companies Incorporated and Josephthal & Co. Inc. are acting as representatives, have agreed to purchase, and we have agreed to sell to the underwriters, the number of Class B shares stated opposite each underwriter's name below.

                                                                       Number of
                                                                        Class B
   Underwriters                                                         Shares
   ------------                                                        ---------
   The Seidler Companies Incorporated.................................
   Josephthal & Co. Inc...............................................
                                                                       ---------
     Total............................................................ 1,000,000
                                                                       =========

  The underwriters' obligations are subject to conditions, including the receipt of opinions and letters from our counsel and independent public accountants. The underwriters must purchase and pay for all the Class B shares if any of them are purchased.

  We have been advised by the representatives that the underwriters propose to offer the Class B shares directly to the public at the public offering price stated on the cover page of this prospectus and to securities dealers at that
price less a concession not in excess of    per share. The underwriters may
allow, and the selected dealers may reallow, a discount not in excess of    per
share to brokers and dealers. After the public offering of the Class B shares, the representatives may change the public offering price and other selling terms, but no change will affect the amount of proceeds to be received by us as stated on the cover page of this prospectus.

  We have granted the underwriters an option, exercisable for a period of 45 days after the date of this prospectus, to purchase up to an additional 150,000 Class B shares at the public offering price, less the underwriting discount and commissions, set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any. To the extent they do so, the underwriters will be committed, subject to conditions, to purchase such additional Class B shares in approximately the same proportions as set forth in the above table.

  Our directors, officers and some of our shareholders, who own an aggregate of approximately 558,375 Class A shares and an equal number of Class B shares, are expected to agree that they will not, without the prior written consent of the representatives, offer, pledge, sell, contract to sell, sell any option or contract to purchase, sell short, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A shares or Class B shares or any securities convertible into or exercisable or exchangeable for Class A shares or Class B shares, or enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A shares or Class B shares, for a period of six months after the completion of this offering. The representatives, on behalf of the underwriters, may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these lock-up agreements. In addition, we have agreed that, for a period of six months after the date of completion of this offering, we will not, without the consent of the representatives, purchase or sell any shares of capital stock or issue any options or warrants or other securities convertible into or exercisable for shares of our capital stock, except for grants of options under the stock option plan at an exercise price of not less than the public offering price in this offering.

  We have agreed to issue to the representative, for a total of Cdn$100, warrants to purchase up to 100,000 Class B shares at an exercise price per share equal to 135% of the public offering price of the Class B shares in this offering. These warrants will be exercisable for a period of four years beginning one year after the date of this prospectus and may not be transferred, assigned or hypothecated for a period of one year, except to officers of the representatives and any successors to the representatives. The representatives' warrants include a so-called net exercise provision permitting the holders to pay the exercise price by cancellation of a number of the

Class B shares covered by the warrants with a fair market value equal to the exercise price of the representatives' warrants. The holders of the warrants will have no voting, dividend or other shareholder rights until the warrants are exercised.

  We have agreed to pay The Seidler Companies Incorporated a non-accountable expense allowance equal to 2% of the total proceeds from the sale of Class B shares in this offering.

  In November 1998, we entered into an agreement with Erickson Consulting Group, Inc., a consulting company controlled by Dean Erickson, under which Mr. Erickson and his company agreed to provide us financial relations and similar consulting services. In connection with entering into the consulting agreement, we granted Mr. Erickson an option to purchase 25,000 common shares at an exercise price of Cdn$3.00 per share, which approximated the market price of the common shares at the time. The number of option shares and the exercise price of Mr. Erickson's options do not give effect to our recent share reclassification and consolidation. After entering into the consulting agreement Mr. Erickson, who died earlier this year, introduced us to The Seidler Companies Incorporated. In light of this introduction, the options granted to the late Mr. Erickson could be deemed a finder's fee or other underwriting compensation.

  The representatives have advised us that they do not expect any sales of the Class B shares to be made to discretionary accounts controlled by the underwriters.

  The underwriting agreement provides that we will indemnify the underwriters and their controlling persons against liabilities under the U.S. Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof. We are generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the Securities and Exchange Commission or with any state securities administrator or arising out of any omission to state in any of such documents any material fact required to be stated in such documents or necessary to make the statements made in such documents, in light of the circumstances under which they were made, not misleading. In addition, we are generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any breach of any of our representations, warranty agreements or covenants contained in the underwriting agreement.

  The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids as permitted under Regulation M under the U.S. Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the number of Class B shares to be sold in this offering, which creates a syndicate short position. Stabilizing transactions permit bids for and purchases of Class B shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the purchase of Class B shares in the open market in order to cover a syndicate short position. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class B shares originally sold by such syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the Class B shares to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange, or otherwise, and, if commenced, may be discontinued at any time.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding approximately 5,035,942 shares, comprised of approximately 1,517,971 Class A shares and 2,517,971 Class B shares, of which 1,000,000 Class B shares are offered under this prospectus. The 1,000,000 Class B shares to be sold in this offering will be freely tradeable under the U.S. Securities Act without restriction or limitation, except for any such shares held by any of our "affiliates," as the term is defined in Rule 144 of the U.S. Securities Act. Any Class B shares purchased by our affiliates generally may only be publicly sold subject to the requirements of Rule 144 or pursuant to a registration statement or an exemption therefrom.

  The remaining 3,035,942 outstanding shares have not been registered under the U.S. Securities Act and therefore will be treated as "restricted securities" and may be publicly sold into the U.S. only if registered or if the sale is made in accordance with an exemption from registration, such as Rule 144 or Regulation S promulgated under the U.S. Securities Act. Under these exemptions, substantially all of the other 1,517,971 Class B shares and 1,517,971 Class B shares issuable to such persons upon conversion of the Class A shares, other than those held by "affiliates", generally will be eligible for resale in the U.S. without registration. This may adversely affect the market price of the Class B shares and could effect the amount of trading of such shares on the American Stock Exchange, particularly if the trading price on the American Stock Exchange were to be higher than the trading price on The Toronto Stock Exchange at any particular time.

  Our officers, directors and some of our shareholders have agreed not to sell, offer or otherwise dispose of any of our securities for a period of six months from the date of this prospectus without the prior written consent of representatives of the underwriters. Upon the expiration of this six-month lock-up period, or earlier upon the consent of the representatives, all of these shares will become eligible for sale subject to the restrictions of Rule 144.

  In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including an affiliate of Peace Arch, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding Class B shares, approximately 25,000 shares after this offering, and the average weekly trading volume in our Class B shares during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the U.S. Securities and Exchange Commission, provided manner of sale and notice requirements and requirements as to the availability of current public information about the company are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell Class B shares. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

  As of April 30, 1999, options to purchase a total of 196,850 Class A shares and 196,850 Class B shares were outstanding, with a weighted average exercise price of Cdn$10.10 and expiration dates ranging from 1999 to March 2004. Of such options, our directors and officers as a group, or 9 persons, held options to purchase a total of 114,075 Class A shares and 114,075 Class B shares, with exercise prices ranging from Cdn$9.50 to Cdn$14.00 and expiration dates ranging from March 2001 to February 2004. All such information gives retroactive effective to the share reclassification. In addition, at our shareholders meeting held on July 14, 1999, the shareholders approved an increase in the number of shares eligible for issuance under the option plan to 800,000 Class B shares upon the completion of this offering. Class B shares issued upon the exercise of options granted under our option plan or Class B shares issued upon conversion of Class A shares issued upon exercise of options granted under our option plan will be eligible for resale in the public market from time to time subject to vesting and the expiration of the lock-up agreements referred to above. These shares may be freely tradable subject to the requirements of Rule 701 and contractual obligations beginning six months after the date of this prospectus. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the commencement of this offering.

  Following the completion of this offering, we intend to file a registration statement to register for resale the Class B shares reserved for issuance under our option plan. Such registration statement will become effective immediately upon filing.

  As of April 30, 1999, warrants exercisable for 50,000 Class A shares and 50,000 Class B shares were outstanding, with an exercise price of Cdn$6.25 expiring October 2000, after giving effect to the share reclassification. The holders had the right to require us to use reasonable efforts to include 25,000 of the Class B shares underlying the warrants in our registration statements to the extent allowed under applicable securities laws. It is not anticipated that any of such shares will be included in this offering and therefore, in the event of future offerings, we may be required to include such shares. In the alternative, the holders would be entitled to sell, pursuant to Rule 144, their 50,000 Class B shares issuable upon exercise of the warrants and the 50,000 Class B shares issuable upon conversion of the 50,000 Class A shares issuable upon exercise of the warrants.

  We cannot predict the effect, if any, that future sales of Class B shares or the availability of Class B shares for future sale will have on the market price of the Class B shares. Sales of substantial numbers of Class B shares in the public market or the perception that such sales will occur could adversely affect the market price of the Class B shares and could impair our ability to raise capital through the offering of our equity securities.

                                 LEGAL MATTERS

  Legal matters with respect to the validity of the Class B shares being offered hereby are being passed upon for us by a member of Page Fraser & Associates, Vancouver, British Columbia, Canada. Legal matters related to the offering are being passed upon for us by Brand Farrar & Buxbaum LLP, Los Angeles, California, with respect to U.S. law, and for the underwriters by Troy & Gould Professional Corporation, Los Angeles, California. Legal matters related to Canadian legal matters are being passed upon for the underwriters by Bull, Housser & Tupper, Vancouver, British Columbia, Canada.

                                    EXPERTS

  The consolidated financial statements as of August 31, 1998 and for the year then ended have been included in this prospectus in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements as of August 31, 1997 and for each of the years ended August 31, 1997 and August 31, 1996 have been included in this prospectus in reliance upon the report of Ellis Foster, independent chartered accountants, appearing elsewhere herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing. In February 1999, we changed auditors from Ellis Foster to KPMG LLP. There were no reportable disagreements with Ellis Foster in the two years preceding the date of the change in auditors.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the U.S. Securities and Exchange Commission a registration statement on Form F-1 under the U.S. Securities Act of 1933, as amended, covering the Class B shares offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about us and the Class B shares, please read the entire registration statement. Statements contained in this prospectus about any contract, agreement or any other document are not necessarily complete. You should refer to the copy of the document filed as an exhibit to the registration statement or otherwise with the Securities and Exchange Commission. Our statements in the Registration Statement are qualified by the full text of the exhibits. The registration statement, including all exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies may be obtained from the offices. You may obtain information regarding the operation of the public reference rooms at 1-800-SEC-0330.

  We will furnish our shareholders with annual reports containing financial statements and a reconciliation with U.S. GAAP audited by an independent chartered accounting firm. We will also furnish quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Our annual reports and quarterly reports are prepared in accordance with Canadian GAAP and in Canadian dollars. We will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, applicable to foreign private issuers and we will file reports and other information with the Securities and Exchange Commission. As a foreign private issuer, we are exempt from provisions of the U.S. Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements and periodic reports and from provisions of the U.S. Securities Exchange Act of 1934 relating to short-swing profits reporting and liability.

  In addition, all of our continuous disclosure documents are available on-line on SEDAR, the System for Electronic Document Analysis and Retrieval, used by companies to electronically file information with the Canadian Securities Administrators. SEDAR is located on the internet at www.sedar.com and is operated by The Canadian Depository for Securities.

                        FINANCIAL STATEMENT PRESENTATION

  Our audited consolidated financial statements as of August 31, 1998 and 1997 and for each of the three years ended August 31, 1998 and related notes, together with the unaudited interim consolidated financial statements as at February 28, 1999 and for the six months ended February 28, 1999 and 1998, are referred to herein as the "consolidated financial statements." Although unaudited, the interim consolidated financial statements for the six months ended February 28, 1999 and 1998 reflect all adjustments, consisting solely of normal recurring adjustments which are, in the opinion of management, necessary to fairly present the financial results for the periods presented.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Auditors' Report (KPMG LLP).............................................   F-2

Auditors' Report (Ellis Foster).........................................   F-3

Consolidated Balance Sheets as at August 31, 1997 and 1998 (audited),
 and February 28, 1999 (unaudited)......................................   F-4

Consolidated Statements of Operations and Deficit for the years ended
 August 31, 1996, 1997 and 1998 (audited), and for the six months ending
 February 28, 1998 and 1999 (unaudited).................................   F-5

Consolidated Statements of Cash Flows for the three years ended August
 31, 1996, 1997 and 1998 (audited), and for the six months ended
 February 28, 1998 and 1999 (unaudited).................................   F-6

Notes to Consolidated Financial Statements for the years ended August
 31, 1996, 1997 and 1998 (audited), and for the six months ended
 February 28, 1998 and 1999 (unaudited).................................   F-7

                                AUDITORS' REPORT

The Board of Directors
Peace Arch Entertainment Group Inc.
(formerly known as Vidatron Entertainment Group Inc.)

  We have audited the consolidated balance sheet of Peace Arch Entertainment Group Inc. (formerly known as Vidatron Entertainment Group Inc.) as at August 31, 1998 and the consolidated statements of operations and deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 1998 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted accounting principles in Canada.

  Significant differences between Canadian and United States accounting principles are explained and quantified in note 19 to the financial statements.

  The consolidated financial statements as at August 31, 1997 and for the years ended August 31, 1997 and 1996 were audited by other auditors who expressed an opinion without reservation on these statements in their report dated November 12, 1997.

                                          /s/ KPMG LLP
                                          Chartered Accountants

Vancouver, Canada
February 19, 1999, except
 as to note 20(c) which
 is as of July 14, 1999

                                AUDITORS' REPORT

The Board of Directors
Peace Arch Entertainment Group Inc.
(formerly Vidatron Entertainment Group Inc.)

  We have audited the consolidated balance sheet of Peace Arch Entertainment Group Inc. (formerly Vidatron Entertainment Group Inc.) as at August 31, 1997 and the consolidated statements of income and deficit and cash flows for the years ended August 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 1997 and the results of its operations and its cash flows for the years ended August 31, 1997 and 1996 in accordance with generally accepted accounting principles in Canada.

  Significant differences between Canadian and United States accounting principles are explained and quantified in note 19 to the financial statements.

                                          /s/ Ellis Foster
                                          Chartered Accountants

Vancouver, Canada
November 12, 1997

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

                          CONSOLIDATED BALANCE SHEETS
                  (Expressed in thousands of Canadian dollars)

                                                     August 31,
                                                  -----------------  February 28,
                                                    1997     1998        1999
                                                  --------  -------  ------------
                                                                     (unaudited)
                     ASSETS
                     ------

Cash and cash equivalents.......................  $  1,744  $ 1,876    $   445
Accounts receivable.............................     2,429    2,505      4,104
Tax credits receivable (note 3).................     2,370    7,730     13,213
Production costs in progress....................     3,862   11,906      3,771
Prepaid expenses and deposits...................       181      367        290
Investments in television programming (note 4)..     2,057    5,632      9,534
Property and equipment (note 5).................     5,048    9,498      9,565
Deferred costs..................................       222      129        160
Goodwill (note 6)...............................       597    2,544      2,479
                                                  --------  -------    -------
                                                  $ 18,510  $42,187    $43,561
                                                  ========  =======    =======
      LIABILITIES AND SHAREHOLDERS' EQUITY
      ------------------------------------

Bank indebtedness (note 7)......................  $    945  $ 2,649    $ 9,357
Accounts payable and accrued liabilities........     1,008    3,317      3,604
Due to directors and shareholders (note 8)......        22      400        --
Deferred revenue................................     4,230   10,770      2,947
Deferred income taxes...........................       --       --         205
Long-term debt, including current portion
 (note 9).......................................     3,185    7,318      8,104
                                                  --------  -------    -------
                                                     9,390   24,454     24,217
                                                  --------  -------    -------
Shareholders' equity:
  Share capital (note 10).......................    19,323   26,178     26,644
  Authorized:
    100,000,000 Class A Multiple Voting Shares
     without par value; issued--1,512,971
     (August 31, 1998--1,512,971; August 31,
     1997--1,251,654)
    100,000,000 Class B Subordinate Voting
     Shares without par value; issued--1,512,971
     (August 31, 1998--1,512,971; August 31,
     1997--1,251,654)
    25,000,000 preference shares, issuable in
     series, without par value; issued--nil
  Other paid-in capital.........................       --       --         136
  Deficit.......................................   (10,203)  (8,445)    (7,436)
                                                  --------  -------    -------
                                                     9,120   17,733     19,344
                                                  --------  -------    -------
                                                  $ 18,510  $42,187    $43,561
                                                  ========  =======    =======
Uncertainty due to the Year 2000 Issue (note 17)
Subsequent events (note 20)

          See accompanying notes to consolidated financial statements.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
   (Expressed in thousands of Canadian dollars, except per share information)

                                                              Six months ended
                                  Years ended August 31,        February 28,
                                 ---------------------------  -----------------
                                  1996      1997      1998      1998     1999
                                 -------  --------  --------  --------  -------
                                                                (unaudited)
Revenue........................  $ 5,723  $ 23,584  $ 32,457  $ 16,233  $30,252
Expenses:
  Amortization of television
   programming.................      --     14,972    24,124    12,461   25,406
  Other costs of production and
   sales.......................    3,767     4,261     3,577     1,866    1,508
  Depreciation and
   amortization................      254       273       389       123      204
  Selling, general and
   administration..............    2,404     2,453     2,201       925    1,330
  Interest (note 11)...........      308       367       576       203      489
  Foreign exchange (gain)
   loss........................       17      (176)     (465)      (34)    (339)
                                 -------  --------  --------  --------  -------
                                   6,750    22,150    30,402    15,544   28,598
                                 -------  --------  --------  --------  -------
Earnings (loss) from operations
 before undernoted.............   (1,027)    1,434     2,055       689    1,654
Other income (expenses):
  Loss on sale of assets (note
   12).........................      --       (333)      --        --       --
  Provision against Limited
   Partnership interests
   (note 13)...................   (1,073)   (2,313)      --        --       --
                                 -------  --------  --------  --------  -------
                                  (1,073)   (2,646)      --        --       --
                                 -------  --------  --------  --------  -------
Earnings (loss) before income
 taxes.........................   (2,100)   (1,212)    2,055       689    1,654
Income taxes (note 14).........      --        --        297       --       645
                                 -------  --------  --------  --------  -------
Net earnings (loss)............   (2,100)   (1,212)    1,758       689    1,009
Deficit, beginning of period...   (6,891)   (8,991)  (10,203)  (10,203)  (8,445)
                                 -------  --------  --------  --------  -------
Deficit, end of period.........  $(8,991) $(10,203) $ (8,445) $ (9,514) $(7,436)
                                 =======  ========  ========  ========  =======
Basic net earnings (loss) per
 common share (note 2(l))......  $ (1.68) $  (0.65) $   0.68  $   0.28  $  0.33
                                 =======  ========  ========  ========  =======


          See accompanying notes to consolidated financial statements.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (Expressed in thousands of Canadian dollars)

                                                                Six months ended
                                    Years ended August 31,        February 28,
                                    -------------------------  ----------------
                                     1996     1997     1998     1998     1999
                                    -------  -------  -------  -------  -------
                                                                 (unaudited)
Cash flows provided by (used in):
Cash flows from operating
 activities:
  Net earnings (loss).............  $(2,100) $(1,212) $ 1,758  $   689  $ 1,009
  Items not involving cash:
    Depreciation and
     amortization.................      254   15,245   24,513   12,584   25,610
    Deferred income taxes.........      --       --       --       --       289
    Loss on sale of assets........      --       333      --       --       --
    Provision against Limited
     Partnership interest.........    1,073    2,313      --       --       --
    Other.........................       15       20       19      --       --
  Changes in non-cash operating
   working capital (note 18)......      243  (3,257)  (4,817)  (1,136)  (6,004)
                                    -------  -------  -------  -------  -------
Cash provided by (used for)
 operating activities.............     (515)  13,442   21,473   12,137   20,904
                                    -------  -------  -------  -------  -------
Cash flows from investing
 activities:
  Investments in television
   programming....................     (385) (16,567) (27,698) (13,387) (29,307)
  Increase in deferred costs......      (54)    (208)     --       (35)     (97)
  Property and equipment
   acquired.......................     (687)    (709)    (633)    (272)    (161)
  Proceeds on asset sale of
   subsidiaries, net..............      --       545      --       --       --
                                    -------  -------  -------  -------  -------
Cash flows used for investing
 activities.......................   (1,126) (16,939) (28,331) (13,694) (29,565)
                                    -------  -------  -------  -------  -------
Cash flows from financing
 activities:
  Net cash proceeds on issue of
   common shares..................    1,246    5,755    4,875        2      --
  Increase (repayments) in due to
   directors and shareholders.....      206     (221)     378      --      (400)
  Increase (decrease) in bank
   indebtedness...................      (69)     454    1,704      395    6,708
  Increase in long-term debt......    2,341       17    1,737      --     1,200
  Repayment of long-term debt.....   (2,029)    (887)  (1,704)    (207)    (278)
                                    -------  -------  -------  -------  -------
Cash flows provided by financing
 activities.......................    1,695    5,118    6,990      190    7,230
                                    -------  -------  -------  -------  -------
Increase (decrease) in cash and
 cash equivalents.................       54    1,621      132   (1,367)  (1,431)
Cash in cash and cash equivalents,
 beginning of period..............       69      123    1,744    1,744    1,876
                                    -------  -------  -------  -------  -------
Cash in cash and cash equivalents,
 end of period....................  $   123  $ 1,744  $ 1,876  $   377  $   445
                                    =======  =======  =======  =======  =======
Supplementary information:
  Interest paid (net of amounts
   capitalized)...................  $   274  $   338  $   543  $   203  $   489
  Income taxes paid...............      --       --       --       --        10
  Non-cash transactions:
  Property acquired through
   increase in long-term debt.....    1,600      --     4,100    4,100      --
  Value assigned to common shares
   issued:
    On acquisition of product
     revenue interests............    1,073    2,300      --       --       --
    For services and assets.......      246      --       --       --       --
    For acquisition of Sugar
     Entertainment Ltd............      --       260    1,980      --       --

          See accompanying notes to consolidated financial statements.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Dollar amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

                 Years ended August 31, 1996, 1997 and 1998 and
            Six months ended February 28, 1998 and 1999 (Unaudited)

1. Operations:

  Based in Vancouver, British Columbia, Canada, Peace Arch Entertainment Group Inc. (formerly Vidatron Entertainment Group Inc.), together with its subsidiaries, (collectively, the "Company") is a fully integrated television production company that produces and distributes film, television, video and interactive programming for world-wide markets. The Company's business represents a single operating segment, as described above, for financial reporting purposes.

2. Significant accounting policies:

  (a) Basis of presentation:

  The consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in Canada and, except as explained and quantified in note 19, comply, in all material respects, with generally accepted accounting principles in the United States. In particular, the Company's accounting policies are in accordance with industry guidance in the United States as set out in Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films" ("SFAS 53").

  These consolidated financial statements include the accounts of the Company and its subsidiaries all of which are wholly-owned. All material intercompany balances and transactions have been eliminated. In accordance with the provisions of SFAS 53, the Company has elected to present an unclassified balance sheet.

  (b) Revenue recognition:

    (i) Revenues from television programming distribution licensing agreements are recognized when the license period has commenced, the program has been delivered and other conditions as specified in the agreements have been met.

    (ii) Revenues from production services for third parties are recognized when the production is completed and delivered. All associated production costs are deferred and charged against earnings when the film is delivered and the revenue recognized.

    (iii) Cash received in advance of meeting the revenue recognition criteria described above is recorded as deferred revenue.

  (c) Cash equivalents:

  Cash equivalents includes highly liquid investments with terms to maturity of 90 days or less when acquired.

  (d) Production costs in progress:

  Production costs in progress, including interest, represent the accumulated identifiable costs of incomplete programs, which are in the process of being produced by the Company. Production costs in progress are carried at the lower of cost and estimated net realizable value.

  (e) Investments in television programming:

  Investments in television programming represent the unamortized cost of completed programs (net of related tax credits received or receivable) which have been produced by the Company or to which the Company

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

has acquired distribution rights. Completed programs are stated at the lower of cost, net of amortization, and net realizable value.

  The individual film forecast method is used to amortize the net cost of completed programs whereby the amortization is based on the ratio that current revenue earned from that program bears to estimated total revenue to be realized. Management periodically reviews its estimates on a program-by-program basis, and when unamortized costs exceed net realizable value for a program, that program's unamortized costs are written down to net realizable value. When estimates of total revenue indicate that a program will result in an ultimate loss, the entire loss is recognized.

  Based on the Company's current estimates of anticipated future revenues at August 31, 1998, approximately 94% of the gross investment in television programming will be amortized by August 31, 2001.

  (f) Property and equipment:

  Property and equipment are stated at cost and depreciated on the following annual basis:

     Asset                                                         Rate
     -----                                                         ----
     Buildings........................................... 5% declining balance
     Computer furniture and equipment.................... 20% declining balance
     Production equipment................................ 20% declining balance
     Other............................................... 2-5 year straight line

  (g) Deferred costs:

  Deferred costs primarily consist of costs related to program development and the issuance of debt. Deferred costs are recorded net of amortization of $156,943 at February 28, 1999 (August 31, 1998-- $136,624; August 31, 1997--
$65,422).

  Program development costs, including investments in scripts, represent expenditures incurred on projects prior to production. Upon commencement of production, the development costs are charged to production costs. Development costs are written off when it is determined that they will not be recovered.

  Amortization of deferred financing costs is provided over the term of the related debt.

  (h) Goodwill:

  Goodwill is recorded at cost and is amortized on a straight line basis over 20 years. Management performs annual assessments to determine whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. When the future cash flows are less than the carrying value, the excess is charged against income. The assessment of the recoverability of goodwill will be impacted if the estimated future operating cash flows are not achieved.

  (i) Financial instruments:

  The Company carries financial liabilities with stated interest rates that may differ from the prevailing market interest rates on the cost basis.

  (j) Income taxes:

  The Company accounts for income taxes on the tax allocation basis by the deferral method. Deferred income taxes are recognized at current rates for all differences in the timing of recognition of transactions for

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

accounting and income tax purposes. No adjustment is made to deferred income taxes for subsequent changes in income tax rates. Deferred income taxes arise as a result of timing differences primarily occurring when amortization of investment in films and television programs differs for income tax purposes.

  (k) Foreign currency translations:

  The Company's functional currency is the Canadian dollar. Foreign currency denominated monetary assets and liabilities are translated into Canadian dollars at exchange rates in effect at the end of the period. Revenues and expenses are translated at exchange rates in effect at the time of the transaction. Translation gains and losses are included in income except for unrealized gains and losses arising from the translation of long-term monetary assets and liabilities which are deferred and amortized over the life of the asset or liability. At each of the periods presented, the Company has no long-term monetary assets or liabilities denominated in a foreign currency.

  (l) Net earnings (loss) per common share:

  Net earnings (loss) per common share has been calculated by dividing into earnings (loss) the weighted average number of common shares outstanding, including issued shares held in escrow, after giving retroactive effect to the share consolidation in 1997 (note 10(a)) and the change in capital structure and conversion prior to the effective date (note 20(c)). The weighted average number of shares outstanding for each of the periods presented is as follows:

     Year ended August 31,
         1996......................................................... 1,246,640
         1997......................................................... 1,860,616
         1998......................................................... 2,602,742

     Six months ended February 28,
         1998......................................................... 2,503,510
         1999......................................................... 3,025,942

  The fully diluted earnings per share amount for the six months ended February 28, 1999 is $0.33 per share (six months ended February 28, 1998--$0.28; year ended August 31, 1998--$0.63). For all other periods fully diluted per share amounts have not been presented since the impact of outstanding options, warrants and convertible securities is anti-dilutive.

  (m) Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may ultimately differ from those estimates. Significant areas requiring the use of management estimates relate to the recoverability of assets and future forecasted revenue used in the assessment of the recoverability of productions in progress and investments in television programming.

  (n) Unaudited interim financial information:

  The financial information as at February 28, 1999 and for the six month periods ended February 28, 1998 and 1999 is unaudited. However, such interim financial information reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (o) Comparative figures:

  Certain comparative figures have been restated to conform to the basis of presentation adopted for the current period.

3. Tax credits receivable:

  Tax credits receivable are federal and provincial refundable tax credits related to specific film productions in Canada. The credits are recorded as a reduction to the related investment in television programming in the period in which the related production is completed and then amortized in accordance with note 2(e). During the six months ended February 28, 1999, tax credits aggregating $6,076,000 were recognized (August 31, 1998--$5,723,000; August 31, 1997--$2,370,000).

4. Investments in television programming:

As at August 31, 1997:

                                                           Accumulated  Net Book
                                                    Cost   Amortization  Value
                                                   ------- ------------ --------
Television movies................................. $ 5,924   $ 5,725     $  199
Television series.................................  11,105     9,247      1,858
                                                   -------   -------     ------
                                                   $17,029   $14,972     $2,057
                                                   =======   =======     ======

As at August 31, 1998:

                                                           Accumulated  Net Book
                                                    Cost   Amortization  Value
                                                   ------- ------------ --------
Television movies................................. $ 5,924   $ 5,725     $  199
Television series.................................  38,804    33,371      5,433
                                                   -------   -------     ------
                                                   $44,728   $39,096     $5,632
                                                   =======   =======     ======

As at February 28, 1999 (unaudited):

                                                           Accumulated  Net Book
                                                    Cost   Amortization  Value
                                                   ------- ------------ --------
Television movies................................. $ 5,924   $ 5,725     $  199
Television series.................................  68,112    58,777      9,335
                                                   -------   -------     ------
                                                   $74,036   $64,502     $9,534
                                                   =======   =======     ======

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

5. Property and equipment:

  As at August 31, 1997:

                                                           Accumulated  Net book
                                                    Cost   depreciation  value
                                                  -------- ------------ --------
   Land.......................................... $  3,198    $  --      $3,198
   Buildings.....................................    1,465       196      1,269
   Computer furniture and equipment..............      385       241        144
   Production equipment..........................      716       299        417
   Other.........................................       58        38         20
                                                  --------    ------     ------
                                                   $ 5,822    $  774     $5,048
                                                  ========    ======     ======

  As at August 31, 1998:

   Land.......................................... $  6,594    $  --      $6,594
   Buildings.....................................    2,432       314      2,118
   Computer furniture and equipment..............      372       219        153
   Production equipment..........................    1,034       421        613
   Other.........................................       77        57         20
                                                  --------    ------     ------
                                                  $ 10,509    $1,011     $9,498
                                                  ========    ======     ======

  As at February 28, 1999:

   Land.......................................... $  6,594    $  --      $6,594
   Buildings.....................................    2,521       316      2,205
   Computer furniture and equipment..............      342       227        115
   Production equipment..........................    1,070       470        600
   Other.........................................       77        26         51
                                                  --------    ------     ------
                                                  $ 10,604    $1,039     $9,565
                                                  ========    ======     ======

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Goodwill:

  Effective September 1, 1996, the Company acquired 100% of the shares of Sugar Entertainment Ltd. ("Sugar") for consideration comprised of an aggregate of 22,500 Class A shares and Class B shares and an aggregate of 350,000 performance Class A shares and Class B shares which are releasable from escrow at a rate of one share for every $10 of cash flow (as defined by regulatory authorities) generated by Sugar. The acquisition was accounted for by the purchase method with the results of Sugar's operations consolidated from September 1, 1996. The release of shares from escrow is subject to regulatory approval. Shares not released from treasury by September 2001 are returnable to treasury. At the date of acquisition, the fair value assigned to the shares issued was $260,000 representing $10 per share for the 22,500 shares and $0.10 per share assigned to the 350,000 performance shares and was allocated to the fair value of the identifiable assets acquired of $3,320,438 and liabilities assumed of $3,379,670 with the excess value being assigned to goodwill of $318,232. The performance shares were accounted for as contingent consideration at the date of acquisition as they are returnable to treasury if the escrow release conditions are not met.

  During the year ended August 31, 1998, 200,000 of the 350,000 performance shares were released from escrow, as a result of cash flow generated by Sugar, resulting in increases in both goodwill and share capital of $1,980,000. This additional goodwill is being amortized prospectively.

  As at February 28, 1999, accumulated amortization of goodwill amounted to $168,880 (August 31, 1998--$104,258; August 31, 1997--$70,736). As at February
28, 1999, the remaining 150,000 performance shares have not been approved for release from escrow by the regulatory authority.

7. Bank indebtedness:

  Bank indebtedness is drawn under a revolving credit facility of up to $14 million for production financing and is comprised of demand loans bearing interest at prime plus 1.5% per annum with monthly payments of interest only withdrawn from interest reserves held by the bank. As at February 28, 1999, the prime rate was 6.75% (August 31, 1998--7.50%; August 31, 1997--4.75%). The
loans are secured by the refundable tax credits and distribution rights of the film properties to which the loans relate and a general security agreement.

8. Due to directors and shareholders:

  Amounts due to directors and shareholders bear interest at 12% per annum, are unsecured and have no specific terms of repayment.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9. Long-term debt:

                                                      August 31,
                                                     ------------- February 28,
                                                      1997   1998      1999
                                                     ------ ------ ------------
                                                                   (unaudited)
Mortgage due May 1, 1999 bearing interest at 8.5%
 per annum with aggregate monthly payments of
 principal and interest of $9, secured by a first
 mortgage on property..............................  $  973 $  950    $  938
Mortgage due February 1, 2000 bearing interest at
 8% per annum with aggregate monthly payments of
 principal and interest of $19, secured by a first
 mortgage and a general security agreement on all
 assets located in or on the property..............   1,461  1,970     1,935
Mortgage due March 1, 2001 bearing interest at
 6.55% per annum with aggregate monthly payments of
 principal and interest of $25, secured by a first
 mortgage on property..............................     --   2,755     2,700
Loans to purchase equipment, bearing interest at an
 average annual rate of the bank rate plus 2.0%
 secured by the equipment acquired.................     222    275       137
Loans due $300 on March 1, 1999 and $500 on April
 15, 1999 bearing interest at 12% per annum, with
 monthly payments of interest only, secured by a
 charge on property................................     --     800       800
Convertible debentures bearing interest at 12% per
 annum, payable quarterly and secured by a charge
 on the assets of the Company and due March 25,
 1999. The principal amount is convertible into
 shares of the Company at a deemed price of $19.00
 per share on or before March 31, 1999.............     500    500       500
Debentures having an original face value of $1,200
 bearing interest at 10% per annum, payable
 quarterly, secured by a charge on the assets of
 the Company, and due October 21, 2000. Debentures
 in the amount of $600 are convertible at a deemed
 price of $7.50 per share after April 21, 1999 (net
 of deemed debt discount of $136)..................     --     --      1,064
Other..............................................      29     68        30
                                                     ------ ------    ------
                                                     $3,185 $7,318    $8,104
                                                     ====== ======    ======

  Included with the issuance of the $1,200,000 debentures, were warrants to purchase 50,000 Class A and 50,000 Class B shares at an exercise price of $6.25 per share (note 10(d)). A value of $136,000 has been attributed to the warrants issued and recorded as debt discount and other paid-in capital. This discount is being amortized against income as interest expense over the term of the debentures.

  As at February 28, 1999, principal due in each of the next three fiscal years ending August 31 are approximately as follows (unaudited):

       1999............................................................. $ 2,549
       2000.............................................................   2,047
       2001.............................................................   3,508
                                                                         -------
                                                                         $ 8,104
                                                                         =======

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


10. Share capital:

  (a) Issued:

  Effective February 5, 1997, the Company consolidated its common shares on a basis of one new share for four old shares. Prior to the effective date of the offering, the Company will change its capital structure and convert its outstanding common shares on a 2-for-5 basis (note 20(c)). Of the number of shares shown in the following table 1/2 are Class A shares and 1/2 are Class B shares. The following shares are issued and fully paid for and have been restated to reflect these capital changes and share consolidations and conversion.

                                                             Number
                                                            of common
                                                             shares    Amount
                                                            ---------  -------
Balance, August 31, 1995................................... 1,118,814  $ 8,444
Changes during the year:
  Issued for cash..........................................   184,663    1,279
  Issued for consideration for loan guarantees.............     1,100       15
  Issued for services......................................    14,500      150
  Issued on acquisition of assets..........................     6,500       81
  Issued on acquisition of product revenue interests.......    50,377    1,073
  Less share issue costs...................................       --       (33)
                                                            ---------  -------
Balance, August 31, 1996................................... 1,375,954   11,009
Changes during the year:
  Issued for cash..........................................    45,637      420
  Issued for cash, pursuant to private placement...........   534,000    6,007
  Issued on acquisition of Sugar Entertainment Ltd. (note
   6)......................................................   372,500      260
  Issued on acquisition of product revenue interest (note
   13).....................................................   175,217    2,300
  Less share issue costs...................................       --      (673)
                                                            ---------  -------
Balance, August 31, 1997................................... 2,503,308   19,323
Changes during the year:
  Issued for cash..........................................   537,634    5,027
  Performance shares returned to treasury..................   (15,000)     --
  Value assigned to performance shares issued on
   acquisition of Sugar released from escrow (note 6)......       --     1,980
  Less share issue costs...................................       --      (152)
                                                            ---------  -------
Balance, August 31, 1998................................... 3,025,942   26,178
Change during the period:
  Tax recovery, prior year share issue costs...............       --       466
                                                            ---------  -------
Balance, February 28, 1999 (unaudited)..................... 3,025,942  $26,644
                                                            =========  =======

  Shares issued for non-cash consideration have been valued at their estimated fair value at the date of issuance.

  During the year ended August 31, 1998, 15,000 performance shares issued and held in escrow pending certain earn-out provisions were canceled and returned to treasury.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (b) Options:

  For each of the periods presented, the following stock options to directors and officers were outstanding. Of number the shares shown in the following table 1/2 are Class A shares and 1/2 are Class B shares.

              August 31,
        ------------------------
         1996    1997    1998
        ------  ------- ------- February 28, Exercise price
           Number of shares         1999       per share       Expiry date
        ------------------------------------ --------------    -----------
                                (unaudited)
           300      300     --        --        $ 15.50      March 30, 1998
         1,850      --      --        --           4.80      August 31, 1999
        11,750    4,400     --        --           5.20       June 12, 2000
           800      800     --        --           6.20       July 10, 2000
        12,925    6,275   1,350       750         11.20     January 24, 2001
        49,500   47,500  47,000    47,000         14.00      March 29, 2001
         6,000    3,500   1,000     1,000         19.40        May 9, 2001
           --    63,500  49,500    48,350         13.50     October 15, 2001
           --    52,400  39,600    37,600         13.00       June 2, 2002
           --     6,000   6,000     6,000         10.25      August 26, 2002
           --       --  158,200   148,000          9.50      March 23, 2003
           --       --      --     24,000          7.50     November 19, 2003
           --       --      --      1,000         11.25     February 1, 2004
           --       --      --     50,000       US 7.50     February 5, 2002
        ------  ------- -------   -------
        83,125  184,675 302,650   363,700
        ======  ======= =======   =======

                                               August 31,
                                         -------------------------  February 28,
                                          1996     1997     1998        1999
                                         -------  -------  -------  ------------
                                                                    (unaudited)
   Balance, beginning of period.........  81,300   83,125  184,675    302,650
   Granted..............................  78,500  127,900  152,200     75,000
   Exercised............................ (76,675) (26,350)    (825)       --
   Expired or cancelled.................     --       --   (33,400)   (13,950)
                                         -------  -------  -------    -------
   Balance, end of period...............  83,125  184,675  302,650    363,700
                                         =======  =======  =======    =======

  Stock options are granted having exercise prices based on market prices at the date of grant and vest over a period that does not exceed two and one-half years.

  (c) Underwriter's option:

  In connection with a public offering in 1997, the Company granted as compensation 26,700 two-year underwriter's options exercisable to March 31, 1999 at $11.25 each to purchase one common share and one half of one common share purchase warrant with each common share purchase warrant exercisable to purchase one additional common share at $13.75 for one year and $16.25 during the second year.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (d) Share purchase warrants:

  For each of the periods presented, warrants were outstanding to acquire common shares as indicated in the table. Of the number of shares shown in the following table 1/2 are Class A shares and 1/2 are Class B shares:

              August 31,
        ------------------------February 28,
         1996    1997    1998       1999
        ------  ------- ------- ------------ Exercise price
                 Number of shares              per share       Expiry date
        --------------------------------------------------- ------------------
                                (unaudited)
        12,500      --      --        --         $10.00     December 19, 1996
        27,880      --      --        --          10.00     September 14, 1996
         4,400      --      --        --          17.20        May 10, 1997
           --   267,000 267,000   267,000         16.25       March 31, 1999
           --       --      --    100,000          6.25      October 21, 2000
        ------  ------- -------   -------
        44,780  267,000 267,000   367,000
        ======  ======= =======   =======

  During the six months ending February 28, 1999, warrants to acquire a total of 100,000 common shares were issued (August 31, 1998--nil; August 31, 1997-- 267,000; August 31, 1996--nil). Warrants to acquire a total of nil common shares expired (August 31, 1998--nil; August 31, 1997--14,280; August 31, 1996--nil), and nil warrants were exercised (August 31, 1998--nil; August 31, 1997--warrants to acquire 30,500 common shares; August 31, 1996--nil).

  (e) Dividends:

  Covenants attached to the debentures limit the Company's ability to pay dividends without the approval of the lenders.

11. Interest expense

                                                                     Six months
                                                                        ended
                                                       Years ended    February
                                                        August 31,       28,
                                                      -------------- -----------
                                                      1996 1997 1998 1998  1999
                                                      ---- ---- ---- ----- -----
                                                                     (unaudited)
   Interest expense:
     Long-term debt.................................. $269 $337 $447 $ 162 $ 339
     Other...........................................   39   30  129    41   150
   Interest capitalized..............................   --   --   32    --   108

12. Loss on asset sale of subsidiaries:

  During the year ended August 31, 1997, the Company sold the material assets of its educational video and software distribution subsidiary, Image Media Ltd. and its wholly owned subsidiary 802117 Ontario Ltd. (D.B.A. Pilot Software Ltd.) for proceeds of $575,000. For the year ended August 31, 1997 to the date of sale, the subsidiaries reported combined revenue of $3,064,340, gross profit of $1,165,339 and a loss from operations of $158,617.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


13. Limited partnership product revenue interest:

  On March 6, 1996, the Company entered into a joint venture marketing agreement with New Media Marketing II Limited Partnership whereby the Partnership would provide marketing services in exchange for an entitlement to future revenue of the Company above a base level, until December 31, 2006. The Company purchased the Partnership's revenue interest by issuing 175,217 common shares of the Company at the fair value of $13.13 per common share. In the year ended August 31, 1997, the amount was written off resulting in a charge to earnings of $2,312,722.

14. Income taxes:

  The provision for income taxes is comprised of:

                                                                 Six months
                                              Years ended           ended
                                              August 31,        February 28,
                                           -------------------  --------------
                                           1996   1997   1998    1998    1999
                                           -----  -----  -----  ------  ------
                                                                 (unaudited)
Corporate statutory income tax rate.......  45.6%  45.6%  45.6%   45.6%   45.6%
Add (deduct) the effect of:
  Utilization of previously unrecognized
   tax losses............................. (48.6) (48.6) (35.1)  (49.5)  (14.8)
  Miscellaneous, including expenses not
   deductible for income tax purposes.....   3.0    3.0    3.9     3.9     8.2
                                           -----  -----  -----  ------  ------
                                             -- %   -- %  14.4%    -- %   39.0%
                                           =====  =====  =====  ======  ======

  At August 31, 1998, the Company has operating losses for income tax purposes of approximately $2,400,000, the benefit of which has been recognized as a reduction of the Company's deferred income tax. The losses expire as follows:

       1999.............................................................. $   19
       2000..............................................................    138
       2001..............................................................    741
       2002..............................................................    578
       2003..............................................................    284
       2004..............................................................     88
       2005..............................................................    552
                                                                          ------
                                                                          $2,400
                                                                          ======

15. Financial instruments:

  (a) Fair values:

  As at August 31, 1998 and 1997, the Company's financial instruments included cash and cash equivalents, accounts receivable, tax credits receivable, bank indebtedness, accounts payable and accrued liabilities and due to directors and shareholders. As at these dates, the carrying value of these financial instruments approximated their fair value due to their ability for prompt liquidation or short term to maturity with the exception of tax credits receivable which are receivable over a period of up to two years. As at August 31, 1998, the fair value of tax credits receivable is estimated to be $7,300,000 (August 31, 1997--$2,225,000).

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Also included as a financial instrument is long-term debt consisting of mortgages, demand loans and convertible debentures. The fair value of long-term debt has been estimated to approximate carrying value based upon discounting future cash flows at the rate currently offered for debt that is estimated by management to be of similar maturity and credit quality.

  (b) Concentration of credit risk

  During the year ended August 31, 1998, the Company derived over 82% (1997-- 74%; 1996--nil) of its revenues from export sales denominated in U.S. dollars. Although all of revenue is generated from Canada, the majority of these revenues can be attributed to five customers in the USA and Europe and resulted from the sale of production and distribution of film and video programming. In the year ended August 31, 1998, one of these customers represented 32%, two customers represented approximately 20% each and a fourth customer represented 11% of total revenues. In the year ended August 31, 1997, one of these customers represented 37%, a second customer represented 22% and a third customer represented 13% of total revenues. No customers represented in excess of 10% of revenues for the year ended August 31, 1996.

  The Company did not use derivative instruments to reduce its exposure to foreign currency risk.

  (c) Interest rate risk

  The Company's exposure to interest rate risk is limited to the cash flow risk associated with variable rate debt as disclosed in notes 7 and 9.

16. Related party transactions:

  Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

                                                                  Six months
                                                  Years ended        ended
                                                   August 31,    February 28,
                                                ---------------- -------------
                                                1996 1997  1998  1998   1999
                                                ---- ---- ------ -------------
                                                                  (unaudited)
Production fees paid to an officer of the
 Company....................................... $ -- $725 $1,285 $ 490 $ 1,196
Consulting fees paid to companies owned by
 officers and directors of the Company......... $ -- $ 58 $  120 $  60 $    60

  At February 28, 1999 additional fees payable to an officer of the Company totaling $583,090 were accrued and included in accounts payable and accrued liabilities at period end.

  At February 28, 1999 and August 31, 1998 and 1997 long-term debt includes $200,000 in convertible debentures due to directors of the Company.

17. Uncertainty due to the Year 2000 Issue:

  The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


18. Changes in non-cash operating working capital:

                                                             Six months ended
                                     Years ended August 31,    February 28,
                                    -----------------------  ----------------
                                    1996    1997     1998     1998     1999
                                    -----  -------  -------  -------  -------
                                                               (unaudited)
Accounts receivable................ $ 135  $(1,155) $   (76) $ 1,223  $(1,599)
Production costs in progress.......    47     (667)  (8,044)   3,263    8,135
Prepaid expenses and deposits......   165      (12)    (186)     221       97
Tax credits receivable.............   --    (2,370)  (5,360)  (1,855)  (5,101)
Accounts payable and accrued
 liabilities.......................  (109)    (120)   2,309     (268)     287
Deferred revenue...................     5    1,067    6,540   (3,720)  (7,823)
                                    -----  -------  -------  -------  -------
                                    $ 243  $(3,257) $(4,817) $(1,136) $(6,004)
                                    =====  =======  =======  =======  =======

19. United States generally accepted accounting principles:

  These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which differ in certain respects with accounting principles generally accepted in the United States ("US GAAP"). Material differences to these consolidated financial statements are as follows:

  (a) Income taxes:

  For US GAAP purposes, income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets to the extent it cannot be considered at the balance sheet date to be more likely than not that such deferred tax assets will be realized. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following sets forth the tax effect of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities:

                                                   August 31,
                                                 ----------------  February 28,
                                                  1997     1998        1999
                                                 -------  -------  ------------
                                                                   (unaudited)
     Deferred tax assets:
       Loss carry forwards...................... $ 1,078  $ 1,039    $ 1,039
       Investment in television programming.....   1,360      681        --
                                                 -------  -------    -------
     Gross deferred tax assets..................   2,438    1,720      1,039
     Valuation allowance........................  (1,159)    (184)       --
                                                 -------  -------    -------
     Net deferred tax assets....................   1,279    1,536      1,039
     Deferred tax liabilities:
       Investment in television programming.....     --       --        (809)
       Property and equipment...................     (91)     (82)       (74)
       Deferred revenue.........................  (1,188)  (1,454)      (361)
                                                 -------  -------    -------
                                                  (1,279)  (1,536)    (1,244)
                                                 -------  -------    -------
     Net deferred tax asset (liability)......... $   --   $   --     $  (205)
                                                 =======  =======    =======

  (b) Earnings (loss) per share:

  Under US GAAP, shares that are contingently returnable to treasury are excluded from the weighted average number of shares outstanding for purposes of the calculation of basic earnings (loss) per share for all periods prior to the period in which the contingency is resolved and the shares are released from escrow. The exclusion of the escrowed shares issued on the acquisition of Sugar (note 6) would reduce the weighted average number of shares outstanding to as follows:

     Year ended August 31,
       1996........................................................... 1,246,640
       1997........................................................... 1,510,580
       1998........................................................... 2,303,988
     Six months ended February 28,
       1998........................................................... 2,153,511
       1999........................................................... 2,875,942

  In addition, under US GAAP the weighted average number of shares used in the calculation of diluted earnings (loss) per share would be calculated by the treasury stock method whereby it is assumed that proceeds received by the Company from the exercise of dilutive securities are used to repurchase outstanding shares in the market.

  (c) Application of US GAAP:

  As discussed in note 6, effective September 1, 1996 the Company issued 350,000 performance shares on the acquisition of Sugar. In the year ended August 31, 1998, and prior to the release of 200,000 shares from escrow, the holder of the performance shares transferred, within escrow, 160,000 performance shares to three officers of the Company. The 160,000 shares were transferred subject to the terms and conditions of the escrow agreement for their initial assigned value of $0.10 per share. Subsequently, 91,428 of these shares were released from escrow. The balance of the performance shares transferred continue to be held in escrow.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  On transfer, for US GAAP purposes, the excess of the market value over the transfer price is charged against income as compensation expense.

  The effect of this difference on net earnings (loss) and earnings (loss) per share (calculated by reference to the weighted average number of shares outstanding) under US GAAP would be as follows:

                                                               Six months ended
                                    Years ended August 31,      February 28,
                                    -------------------------  ---------------
                                     1996     1997     1998     1998     1999
                                    -------  -------  -------  -------  ------
                                                                (unaudited)
   Net earnings (loss), Canadian
    GAAP........................... $(2,100) $(1,212) $ 1,758  $   689  $1,009
   Compensatory value of
    transferred shares.............     --       --    (1,224)  (1,224)    --
                                    -------  -------  -------  -------  ------
   Net earnings (loss), US GAAP.... $(2,100) $(1,212) $   534  $  (535) $1,009
                                    =======  =======  =======  =======  ======
   Net earnings (loss) per share,
    US GAAP:
     Basic and diluted............. $ (1.68) $ (0.80) $  0.23  $ (0.25) $ 0.35
                                    =======  =======  =======  =======  ======

  There would be no difference from total assets or shareholders' equity calculated under Canadian GAAP.

  (d) Stock-based compensation:

  As described in note 10(b), the Company has granted stock options to certain directors and employees. These options are granted for services provided to the Company. For US GAAP purposes, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires that an enterprise recognize or, at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. As options are granted at exercise prices based on the market value of the Company's share at the date of grant, no adjustment for compensation expense is required.

  Under SFAS 123, where a company chooses to continue to apply APB Opinion No. 25 in its basic financial statements supplementary pro forma information as if the fair value method was applied must be disclosed. This pro forma information is set out below. The pro forma stock compensation expense has been determined by reference to an option-pricing model that takes into account the stock price of the grant date, the exercise price, the expected life of the option, the estimated volatility of the underlying stock, expected dividends and the risk free interest rate over the term of the option.

  The calculations applied have assumed that the expected life of all options granted equals the maximum term, no dividends will be paid, and expected average volatility and risk free interest rates as follows:

                                                                    Six months
                                                     Years ended       ended
                                                      August 31,   February 28,
                                                    -------------- -------------
                                                    1996 1997 1998  1998   1999
                                                    ---- ---- ---- ------ ------
                                                                    (unaudited)
   Volatility %....................................   50   25   22   --       38
   Risk free interest rate %....................... 7.02 5.46 5.11   --     4.76

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Unaudited pro forma information with respect to impact of the fair value of stock options at the date of grant on reported loss for the periods presented is as follows:

                                                                 Six months
                                                                   ended
                                       Years ended August 31,    February 28,
                                      -----------------------  --------------
                 Notes                 1996     1997    1998    1998    1999
                 -----                -------  -------  -----  ------  ------
                                                                (unaudited)
   Earnings (loss), US GAAP.......... $(2,100) $(1,212) $ 534  $ (535) $1,009
   Stock compensation expense........     (85)    (331)  (490)   (207)   (310)
                                      -------  -------  -----  ------  ------
   Pro forma earnings (loss), US
    GAAP............................. $(2,185) $(1,543) $  44  $ (742) $  699
                                      =======  =======  =====  ======  ======
   Pro forma basic earnings (loss)
    per share, US GAAP............... $ (1.75) $ (1.02) $0.02  $(0.34) $ 0.24
                                      =======  =======  =====  ======  ======

  (e) Provision against Limited Partnership interest:

  Under US GAAP, the provision against Limited Partnership interest would be included in the earnings (loss) from operations.

  (f) Supplementary information--allowance for doubtful accounts:

  Accounts receivable are disclosed net of allowance for doubtful accounts. Changes in the allowance for each of the periods presented are as follows:

                                                                   Six months
                                                                      ended
                                                     Years ended    February
                                                     August 31,        28,
                                                   --------------- ------------
                                                   1996  1997 1998 1998   1999
                                                   ----- ---- ---- -----  -----
                                                                   (unaudited)
   Balance, beginning of period................... $ --  $ 31 $169 $ 169  $ 245
   Charges to expenses:
     Expensed.....................................    31  138   76     1     82
     Recovered/written-off........................   --   --   --     (7)   --
                                                   ----- ---- ---- -----  -----
   Balance, end of period......................... $  31 $169 $245 $ 163  $ 327
                                                   ===== ==== ==== =====  =====

20. Subsequent events (unaudited):

  (a) Long-term debt:

  Subsequent to February 28, 1999:

    (i) the Company exercised its right and repaid the $600,000 10% convertible debenture in full;

    (ii) the $500,000 12% convertible debentures due March 31, 1999 were extended to July 31, 1999 under the same terms and conditions; and

    (iii) the $300,000 12% loan due March 1, 1999 and the $938,000 mortgage due May 1, 1999 were not repaid on the due date as they are currently being renegotiated by the Company.

  (b) Expiry of warrants and options:

  On March 31, 1999, 267,000 warrants and 26,700 underwriter's options expired. In addition, subsequent to February 28, 1999, 6,000 stock options exercisable at $10.25 per common share and 4,000 stock options exercisable at $9.50 per common share were cancelled.

                      PEACE ARCH ENTERTAINMENT GROUP INC.

                  (FORMERLY VIDATRON ENTERTAINMENT GROUP INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (c) Prospectus and registration statement:

  In May, 1999 the Company filed a prospectus and registration statement with the Securities and Exchange Commission in the United States for the sale and issuance of up to 1,150,000 Class B Shares at a proposed offering price of approximately US $5.00 per share.

  Effective July 14, 1999, the Company has changed its capital structure as follows:

  (a) the authorized share capital has been increased to 225,000,000 shares without par value divided into 100,000,000 Class A Multiple Voting Shares, 100,000,000 Class B Subordinate Voting Shares and 25,000,000 preference shares; and

  (b) every five common shares issued and outstanding will be converted into one Class A share and one Class B share, subject to the condition that any fractional shares resulting from such conversion will be combined and issued as one Class B share; and

  (c) all authorized but unissued common shares will be cancelled.

  Except for voting and conversion rights and rights with respect to dividends and issuer bids, the Class A shares and the Class B shares have the same rights in all material respects. The holders of Class A shares are entitled to ten votes per share held and the holders of Class B shares are entitled to one vote per share held. Subject to the prior rights of holders of preference shares, if any, the Class B shares and Class A shares will share ratably in any dividend declared, paid or set aside for payment on the Class A shares. However, the board of directors will have the right to declare dividends on the Class B shares without declaring dividends on the Class A shares or while declaring a dividend in a lesser amount. Finally, in the event that an offer is made to purchase Class A shares and the offer is one which must, pursuant to applicable securities legislation or the rules of a stock exchange on which the Class A shares are then listed, be made to all or substantially all the holders of Class A shares in a province of Canada to which the requirement applies, each Class B share will become convertible at the option of the holder, at any time while the offer is in effect, into one Class A share. The Class B Shares will not otherwise be convertible. The Class A shares will be convertible, at any time, at the option of the holder into one Class B share.

  The accompanying consolidated financial statements give retroactive effect to these changes in capital structure, including the 2-for-5 share conversion.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of the Class B shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these Class B shares in any circumstances
under which the offer or solicitation is unlawful. Until      , 1999, all
dealers that buy, sell or trade in our Class B shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ---------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................    7
Use of Proceeds...........................................................   13
Determination of Offering Price...........................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Price Range and Trading Volume of Common Shares...........................   17
Dividend Policy...........................................................   17
Selected Consolidated Financial and Operating Data........................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   21
Business..................................................................   28
Description of Property...................................................   38
Legal Proceedings.........................................................   38
Management................................................................   39
Control of Registrant.....................................................   42
Compensation of Directors and Officers....................................   43
Interest of Management in Certain Transactions............................   46
Description of Capital Stock..............................................   48
Tax Considerations........................................................   52
Underwriting..............................................................   56
Shares Eligible for Future Sale...........................................   58
Legal Matters.............................................................   59
Experts...................................................................   59
Where You Can Find More Information.......................................   60
Financial Statement Presentation..........................................   60

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                             [LOGO OF PEACE ARCH]
                           ENTERTAINMENT GROUP INC.



                         1,000,000 Class B Shares


                               ---------------

                                  PROSPECTUS

                               ---------------


                      The Seidler Companies Incorporated

                             Josephthal & Co. Inc.


                                         , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following sets forth the expenses, other than underwriting discounts and commissions, expected to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All expenses are estimated except for the Securities and Exchange Commission's (the "Commission") registration fee, the National Association of Securities Dealers filing fee and the American Stock Exchange listing fee.

                               Description                              Amount
   ------------------------------------------------------------------- --------
   SEC Registration Fee............................................... $  5,755
   Blue Sky Fees and Expenses.........................................    1,000
   NASD Filing Fee....................................................    2,750
   AMEX Listing Fees..................................................   13,750
   Underwriter Non-Accountable Expense Allowance......................  100,000
   Printing and Engraving Expenses....................................  125,000
   Legal Fees and Expenses............................................  200,000
   Accounting Fees and Expenses.......................................   50,000
   Registrar and Transfer Agent's Fee.................................    5,000
   Miscellaneous......................................................   71,745
                                                                       --------
     Total............................................................ $575,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Under the British Columbia Company Act and our articles, we may, with the approval of the British Columbia Supreme Court, indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation of which we are or were a shareholder, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of Peace Arch and provided that the director or officer acted honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

  Our articles provide, subject to the provisions of the British Columbia Company Act, that we will indemnify each director or former director against all costs, charges and expenses actually and reasonably incurred to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which such director is made a party by reason of his being or having been a director of Peace Arch. The directors may, subject to the provisions of the British Columbia Company Act, cause Peace Arch to indemnify any of our officers, employees or agents against all costs, charges and expenses incurred by him and resulting from his actions as our officer, employee or agent.

  The Underwriting Agreement contains provisions by which the underwriters agree to indemnify us, each of our directors, each of our officers who have signed this Registration Statement and each person who controls us within the meaning of the Securities Act with respect to information furnished by the underwriters for use in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following discussion gives effect to the share reclassification and consolidation to be consummated prior to the completion of this offering.

  In March 1997, we issued 1,335,000 Special Warrants at a price of Cdn$4.50 per Special Warrant to various investors in Canada. Each Special Warrant entitled the holder to receive, without payment of any additional consideration, one of our common shares and one-half of one whole share purchase warrant (each whole share purchase warrant a "Warrant"). Each Warrant entitled the holder to acquire one of our common shares (a "Warrant Share") at a price of Cdn$5.50 per Warrant Share at any time on or before March 31, 1998 and thereafter at an exercise price of Cdn$6.50 per Warrant Share at any time on or before March 31, 1999. The Warrants were not transferable. All of the Warrants expired unexercised. Yorkton Securities Inc. received a commission of Cdn$0.315 per share, for an aggregate fee of Cdn$420,525, for its placement services in connection with the Special Warrant issue. In addition, Yorkton received a compensation option of 66,750 non-transferable warrants. These warrants entitled Yorkton to acquire one common share and one half of one common share purchase warrant, at an exercise price of Cdn$4.50 per Warrant on or before March 31, 1999. All of these warrants also expired unexercised. To the extent U.S. law applied, the transactions were undertaken in reliance on Regulation S, Rule 901 and, in any event, in reliance on the exemption from registration in Section 4(2) of the Securities Act, as transactions not involving any public offering. The above common shares are reported prior to the share reclassification and conversion.

  On July 22, 1998 we issued 106,667 Class A and 106,667 Class B shares at a price of Cdn$9.38 per share to Royal Bank Capital Corporation. To the extent U.S. law applied, the transaction was undertaken in reliance on Regulation S, Rule 901 and, in any event, in reliance on the exemption from registration in
Section 4(2) of the Securities Act, as a transaction not involving any public offering.

  On May 27, 1998 we issued 160,000 Class A and 160,000 Class B shares at a price of Cdn$9.38 per share to Working Opportunity Fund (EVCC) Ltd., a British Columbia company. To the extent U.S. law applied, the transaction was undertaken in reliance on Regulation S, Rule 901 and, in any event, in reliance on the exemption from registration in Section 4(2) of the Securities Act, as a transaction not involving any public offering.

  In October and November 1998, we issued a Cdn$600,000 convertible debenture to Royal Bank Capital Corporation and we issued a Cdn$600,000 debenture to Working Opportunity Fund (EVCC) Ltd. The debentures bear interest at a rate of 10% per annum. The RBCC debenture was convertible into common shares at an exercise price of Cdn$3.00 per share after April 21, 1999. Subsequent to February 28, 1999, we repaid in full the Cdn$600,000 convertible debenture held by Royal Bank Capital Corporation. We intend to repay in full the Cdn$600,000 debenture held by Working Opportunity Fund (EVCC) Ltd. with the proceeds of this offering. In connection with such financing we also issued Royal Bank Capital Corporation and Working Opportunity Fund (EVCC) Ltd. warrants to purchase 50,000 Class A and 50,000 Class B shares at a price of Cdn$6.25 per share on or before October 21, 2000. To the extent U.S. law applied, each of these transactions, was undertaken in reliance on Regulation S, Rule 901 and, in any event, in reliance on the exemption from registration in
Section 4(2) of the Securities Act, as a transaction not involving any public offering.

  The following table sets forth the stock options granted by us in the last three years, with the class of persons to whom issued, the dates of the option grants, number of shares, the term and exercise price for each grant. Also indicated are the dates of exercise, if any, and the balance of outstanding options remaining unexercised. Of the number of shares indicated, one-half are Class A shares and one-half are Class B shares. To the extent U.S. law applied, the grants and issuances upon exercise were made in reliance on Regulation D, Rule 701 and, in any event, in reliance the exemption from registration in
Section 4(2), Regulation S, Rule 901of the Securities Act as transactions not involving any public offering.

                             Date      No. of         Exercise      Date        Balance
  Optionee                  Granted    Shares  Term    Price     Exercised    Outstanding
  --------               ------------- ------ ------- -------- -------------- -----------
Director/Officer........ Oct. 15, 1996 24,050 5 Years  $13.50                   24,050
Officer................. Oct. 15, 1996 10,000 5 Years  $13.50                   10,000
Officer................. Oct. 15, 1996 10,000 5 Years  $13.50                   10,000
Officer................. Oct. 15, 1996  5,000 5 Years  $13.50  Apr. 30, 1998         0
Employee................ Oct. 15, 1996  5,000 5 Years  $13.50  Sept. 30, 1997        0
Employee................ Oct. 15, 1996  2,500 5 Years  $13.50  Sept. 30, 1997        0
Employee................ Oct. 15, 1996  1,500 5 Years  $13.50  Sept. 30, 1997        0
Employee................ Oct. 15, 1996  1,500 5 Years  $13.50                    1,500
Employee................ Oct. 15, 1996  1,000 5 Years  $13.50                    1,000
Employee................ Oct. 15, 1996    750 5 Years  $13.50  Sept. 1, 1998         0
Employee................ Oct. 15, 1996    500 5 Years  $13.50                      500
Employee................ Oct. 15, 1996    500 5 Years  $13.50                      500
Employee................ Oct. 15, 1996    400 5 Years  $13.50  Nov. 12, 1998         0
Employee................ Oct. 15, 1996    400 5 Years  $13.50                      400
Employee................ Oct. 15, 1996    400 5 Years  $13.50                      400
Director/Officer........ June 2, 1997   8,000 5 Years  $13.00                    8,000
Officer................. June 2, 1997   7,600 5 Years  $13.00                    7,600
Director/Officer........ June 2, 1997   8,000 5 Years  $13.00                    8,000
Director................ June 2, 1997   2,000 5 Years  $13.00  Sept. 20, 1998        0
Director................ June 2, 1997   2,000 5 Years  $13.00                        0
Employee................ June 2, 1997   3,000 5 Years  $13.00                    3,000
Employee................ June 2, 1997   2,000 5 Years  $13.00  Sept. 30, 1997        0
Employee................ June 2, 1997   1,800 5 Years  $13.00                    1,800
Employee................ June 2, 1997   1,500 5 Years  $13.00                    1,500
Employee................ June 2, 1997   1,500 5 Years  $13.00   May 30, 1998         0
Employee................ June 2, 1997   1,500 5 Years  $13.00                    1,500
Employee................ June 2, 1997   1,250 5 Years  $13.00                    1,250
Employee................ June 2, 1997   1,250 5 Years  $13.00                    1,250
Employee................ June 2, 1997   1,000 5 Years  $13.00                    1,000
Employee................ June 2, 1997   1,000 5 Years  $13.00                    1,000
Employee................ June 2, 1997   1,000 5 Years  $13.00    Oct. 1997           0
Employee................ June 2, 1997     800 5 Years  $13.00   Nov. 15,1997         0
Employee................ June 2, 1997     800 5 Years  $13.00  Sept. 30, 1997        0
Employee................ June 2, 1997     800 5 Years  $13.00  Sept. 30, 1997        0
Employee................ June 2, 1997     800 5 Years  $13.00  Sept. 30, 1997        0
Employee................ June 2, 1997     800 5 Years  $13.00  Sept. 30, 1997        0
Employee................ June 2, 1997     600 5 Years  $13.00                      600
Employee................ June 2, 1997     600 5 Years  $13.00                      600
Employee................ June 2, 1997     600 5 Years  $13.00  Sept. 30, 1997        0
Employee................ June 2, 1997     600 5 Years  $13.00  Sept. 30, 1997        0

                             Date      No. of          Exercise      Date        Balance
  Optionee                  Granted    Shares   Term    Price     Exercised    Outstanding
  --------               ------------- ------- ------- -------- -------------- -----------
Employee................ June 2, 1997      600 5 Years $ 13.00  Sept. 30,1997          0
Employee................ June 2, 1997      500 5 Years $ 13.00                       500
Employee................ June 2, 1997      500 5 Years $ 10.25  Sept. 30, 1997         0
Director................ Aug. 26, 1997   6,000 5 Years $  9.50  Mar. 16, 1999          0
Director/Officer........ Mar. 23, 1998  14,000 5 Years $  9.50                    14,000
Director/Officer........ Mar. 23, 1998  14,000 5 Years $  9.50                    14,000
Officer................. Mar. 23, 1998  10,000 5 Years $  9.50                    10,000
Director................ Mar. 23, 1998  10,000 5 Years $  9.50                    10,000
Director................ Mar. 23, 1998  20,000 5 Years $  9.50                    20,000
Director................ Mar. 23, 1998   4,000 5 Years $  9.50  Mar. 16, 1999          0
Director................ Mar. 23, 1998   4,000 5 Years $  9.50  Sept. 20, 1998         0
Officer................. Mar. 23, 1998   8,000 5 Years $  9.50                     8,000
Employee................ Mar. 23, 1998  10,000 5 Years $  9.50                    10,000
Employee................ Mar. 23, 1998   8,000 5 Years $  9.50                     8,000
Employee................ Mar. 23, 1998   6,000 5 Years $  9.50                     6,000
Employee................ Mar. 23, 1998   6,000 5 Years $  9.50                     6,000
Employee................ Mar. 23, 1998   5,000 5 Years $  9.50                     5,000
Employee................ Mar. 23, 1998   4,000 5 Years $  9.50                     4,000
Employee................ Mar. 23, 1998   4,000 5 Years $  9.50                     4,000
Employee................ Mar. 23, 1998   4,000 5 Years $  9.50  June 30, 1998          0
                                                                 Aug. 1, 1998
Employee................ Mar. 23, 1998   4,000 5 Years $  9.50                     4,000
Employee................ Mar. 23, 1998   4,000 5 Years $  9.50                     4,000
Employee................ Mar. 23, 1998   3,000 5 Years $  9.50                     3,000
Employee................ Mar. 23, 1998   2,000 5 Years $  9.50                     2,000
Employee................ Mar. 23, 1998   2,000 5 Years $  9.50                     2,000
Employee................ Mar. 23, 1998   1,200 5 Years $  9.50   Jan. 1, 1999          0
Employee................ Mar. 23, 1998   1,000 5 Years $  9.50                     1,000
Employee................ Mar. 23, 1998   1,000 5 Years $  9.50   Sept. 1, 1998         0
Employee................ Mar. 23, 1998   1,000 5 Years $  9.50                     1,000
Employee................ Mar. 23, 1998   8,000 5 Years $  7.50                     8,000
Employee................ Nov. 19, 1998   1,000 5 Years $  7.50                     1,000
Employee................ Nov. 19, 1998   1,600 5 Years $  7.50                     1,600
Employee................ Nov. 19, 1998   2,000 5 Years $  7.50                     2,000
Employee................ Nov. 19, 1998   1,000 5 Years $  7.50                     1,000
Employee................ Nov. 19, 1998   1,200 5 Years $  7.50                     1,200
Employee................ Nov. 19, 1998   1,600 5 Years $  7.50                     1,600
Consultant.............. Nov. 19, 1998  10,000  1 Year $  7.50   June 29, 1999         0
Employee................ Nov. 19, 1998   4,000 5 Years $  7.50                     4,000
Employee................ Nov. 19, 1998   1,600 5 Years $  7.50                     1,600
Employee................ Feb. 1, 1999    1,000 5 Years $ 11.25                     1,000
Consultant.............. Feb. 5, 1999   50,000 3 Years $US7.50                    50,000
Director................ Feb. 16, 1999  10,000 5 Years $  9.50                    10,000
Director................ Feb. 16, 1999  10,000 5 Years $  9.50                    10,000
Director................ Feb. 16, 1999  10,000 5 Years $  9.50                    10,000
Director................ Feb. 16, 1999  10,000 5 Years $  9.50                    10,000
                                       -------                                   -------
                                       395,100                                   334,950
                                       =======                                   =======

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

    The following exhibits are filed pursuant to Item 601 of Regulation S-K.

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  1.1    Form of underwriting agreement*
  1.2    Form of Representatives' Warrant Agreement and form of
          Representatives' Warrant*
  3.1    Special Resolution of Vidatron Enterprises Ltd., filed May 1, 1990, cancelling previous Articles and substituting new Articles of
          Vidatron Enterprises Ltd.*
  3.2    Certificate of Change of Name and Special Resolution of Vidatron
          Enterprises Ltd., filed February 13, 1992*
  3.3    Certificate of Change of Name and Special Resolution of The Vidatron
          Group Inc., filed February 5, 1997*
  3.4    Special Resolution Amending the Memorandum and Articles of the Company
          adopted February 16, 1999*
  3.5    Special Resolutions Amending the Memorandum and Articles of Vidatron
          Entertainment Group Inc. adopted July 14, 1999.*
  4.1    Form of stock option agreement*
  4.2    Single Series "A" Debenture, dated March 31, 1996, issued by The
          Vidatron Group Inc. to Darcy Krogh, Timothy Gamble, Nesbitt Burns,
          Frank Groff, Ann Nixon and Historic Lofts II in the amount of
          $500,000*
  4.3    Escrow Agreement--Performance Shares, dated September 1, 1996, by and among The Vidatron Entertainment Group Inc., 531172 B.C. Ltd. and The
          R-M Trust Company*
  4.4    Subscription Agreement, dated May 27, 1998, by and between Vidatron
          Entertainment Group Inc. and Working Opportunity Fund (EVCC) Ltd.*
  4.5    Shareholders Agreement, dated May 27, 1998, by and among Vidatron
          Entertainment Group, Inc., Working Opportunity Fund (EVCC) Ltd.,
          Larry Sugar, Cameron White and Timothy Gamble*
  4.6    Agreement, dated July 22, 1998, by and between Vidatron Entertainment
          Group Inc. and Royal Bank Capital Corporation*
  4.7    Convertible Debenture, dated as of October 21, 1998, by and between
          Royal Bank Capital Corporation and Vidatron Entertainment Group Inc.
          in the amount of $600,000*
  4.8    Debenture, dated as of November 5, 1998, by and between Working
          Opportunity Fund (EVCC) Ltd. and Vidatron Entertainment Group Inc. in
          the amount of $600,000*
  4.9    Amending Agreement, dated March 31, 1999, by and among Vidatron
          Entertainment Group Inc. and Timothy Gamble, Ann Nixon, Darcy Krogh,
          Frank Groff, W.D. Cameron White, and Soho Interactive Communications
          Inc.*
  5.1    Opinion of Page Fraser & Associates*
 10.1    Commitment Letter agreement for mortgage loan, dated March 22, 1996, by and among Aetna Trust Company, Soho Enterprises Ltd., The Vidatron
          Group Inc., Timothy Gamble and Cameron White*
 10.2    Share Option Plan of Vidatron Entertainment Group Inc., dated July 17,
          1997*
 10.3    Asset Purchase Agreement, dated August 18, 1997, by and among Magic
          Lantern Communications Ltd., Image Media Ltd., 802117 Ontario Inc.
          dba Pilot Software and Vidatron Entertainment Group Inc.*

 Exhibit
 Number                             Description
 ------- ----------------------------------------------------------------
 10.4    Commitment Letter agreement for mortgage loan, dated January 15,
          1998, by and among Canadian Western Trust Company, Soho
          Enterprises Ltd. and Vidatron Entertainment Group Inc.*
 10.5    Commitment Letter agreement for mortgage loan, dated January 22,
          1998, by and among Vancouver City Savings Credit Union, 552552
          B.C. Ltd., Vidatron Entertainment Group Inc., Timothy Gamble
          and Cameron White*
 10.6    Letter Agreement, dated January 30, 1998, by and among Vidatron
          Entertainment Group Inc., Rick Friesen and Phil Leonard and
          Promissory Note dated January 30, 1998 by Vidatron
          Entertainment Group Inc. in favor of Rick Friesen and Phil
          Leonard*
 10.7    Canada Television and Cable Production Fund-Equity Investment
          Program Letter Agreement dated April 27, 1998, by and between the Canadian Film Development Corporation and Citizen
          Productions Inc.*
 10.8    Canada Television and Cable Production Fund--License Fee
          Program--Interim Certificate of Eligibility, dated August 19,
          1998, by and between Canada Television and Cable Production
          Fund and Harm's Way Productions Inc.*
 10.9    Share Purchase Warrant, dated October 21, 1998, issued by
          Vidatron Entertainment Group Inc. to Royal Bank Capital
          Corporation*
 10.10   Share Purchase Warrant, dated November 4, 1998, issued by
          Vidatron Entertainment Group Inc. to Working Opportunity Fund
          (EVCC) Ltd.*
 10.11   Employment Agreement, dated September 1, 1997, by and between
          Vidatron Entertainment Group Inc. and W. D. Cameron White, as
          amended by the Amending Employment Agreement dated April 1,
          1999*
 10.12   Employment Agreement, dated September 1, 1997, by and between
          Vidatron Entertainment Group Inc. and Timothy Gamble, as
          amended by the Amending Employment Agreement dated April 1,
          1999*
 10.13   Employment Agreement, dated September 1, 1996, by and between
          Sugar Entertainment Ltd. and Larry Sugar*
 10.14   Employment Agreement, dated September 1, 1997, by and between
          Vidatron Entertainment Group Inc. and Juliet Jones, as amended by the Amending Employment Agreement dated April 1, 1999*
 10.15   Letter agreement, dated March 1, 1999, by and between Vidatron
          Entertainment Group Inc. and Redwood Investments Ltd.*
 10.16   Letter agreement, dated May 26, 1999, by and among Canadian
          Western Trust and Soho Enterprises Ltd., the Vidatron Group
          Inc., Timothy Roy Gamble and William Douglas Cameron White*
 10.17   Lease, dated November 20, 1996, by and between Laidar Holdings
          Ltd., and Dr. Gerald Wittenberg, and the Playhouse Theatre of
          British Columbia*
 10.18   Offer to Purchase, dated April 22, 1999 by and between Soho
          Enterprises Ltd. and Wilcox Donnelley Capital Corp., as
          modified April 28, 1999*
 11.1    Statement re: computation of per share earnings*
 21.1    List of Subsidiaries of the Company*
 23.1    Consent of KPMG LLP*
 23.2    Consent of Ellis Foster*
 23.3    Consent of Page Fraser & Associates* (included in their opinion filed as Exhibit 5.1)
 23.4    Consent of Brand Farrar & Buxbaum LLP*
 23.5    Consent of Thorsteinssons*
 24.4    Power of Attorney*

--------

*Previously filed.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes:

    (1) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

    (2) That, for the purposes of determining any liability under the U.S. Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the U.S. Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has authorized this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on July 27, 1999.

                                          VIDATRON ENTERTAINMENT GROUP INC.

                                                 /s/ W.D. Cameron White
                                          By: _________________________________
                                                     W.D. Cameron White
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                 Date
             ---------                           -----                 ----

                 *                   Director, President           July 27, 1999
____________________________________
           Timothy Gamble

     /s/ W.D. Cameron White          Director, Chief Executive     July 27, 1999
____________________________________  Officer
         W.D. Cameron White

                 *                   Chief Financial Officer,      July 27, 1999
____________________________________  Secretary (Principal
            Juliet Jones              Accounting Officer)

                 *                   Director                      July 27, 1999
____________________________________
          Stephen Cheikes

                 *                   Director                      July 27, 1999
____________________________________
          Darrell Elliott

                 *                   Director                      July 27, 1999
____________________________________
             Yad Garcha

                 *                   Director                      July 27, 1999
____________________________________
            Vincent Lum

*By: /s/ W.D. Cameron White
     -----------------------
         W.D. Cameron White
          Attorney-in-Fact